As filed with the Securities and Exchange Commission on October  13 , 2009
Registration No. 333-157805

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE–EFFECTIVE AMENDMENT NO.  4 TO
REGISTRATION STATEMENT ON

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

US SolarTech, Inc.
(Exact Name of Registrant As Specified in Its Charter)

Delaware	3674	27-0128686
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

US SolarTech, Inc.
199 Main Street Suite 706
White Plains, New York 10601
(914) 287-2423
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Mohd Aslami
Chief Executive Officer
680 N. Main Street, C-2
Wolfeboro, NH 03894
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

copies to:
Daniel E. Baron, Esq.
c/o Outside Counsel Solutions, Inc.
1430 Broadway, Suite 1615
New York, NY 10018
Phone: (646) 328-0782
Fax: (646) 328-1162

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $.0001 per share	6,932,123	$1.50	$10,398,185	$580.22

(1)	Consisting of shares of common stock issued to the selling stockholders hereunder.

(2)
Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”), the registration statement of which this prospectus is a part also registers a currently indeterminate number of additional shares of our common stock that may be issued upon the occurrence of any of the dilutive events set forth in Rule 416. The Company has made a good faith effort to estimate the actual number of shares issuable.

(3)
Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee and based on the last sale of registrant’s common stock as no exchange or over-the-counter market exists for the registrant’s common stock. The last sale of shares of the registrant’s common stock occurred on September 30, 2008 at a price of $1.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 13 , 2009

US SolarTech, Inc.

6,932,123 Shares of Common Stock

The registration statement of which this prospectus is a part registers the resale of a total of 6,932,123 shares of common stock, $.0001 par value per share (the “Common Stock”) of US SolarTech, Inc (the “Company”). We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. Our common stock is not currently listed on any exchange or quotation system. In connection with this offering, we are applying to list our common stock for quotation on the OTC Bulletin Board. Accordingly, there is no set market price for our common stock. Our last private sale of securities on September 30, 2008 valued our common stock at $1.50 per share.  Until our common stock is quoted on the OTC Bulletin Board, selling stockholders may only sell shares at a fixed price of $1.50 per share.  See “Plan of Distribution.”

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES SHOULD ONLY BE PURCHASED BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS,” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is  October __, 2009.

US SOLARTECH, INC.

You should only rely on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell the securities described herein. Unless otherwise indicated, the information in this prospectus is only current as of the date of this prospectus.

i

AVAILABLE INFORMATION

US SolarTech, Inc., referred to herein as the Company, we, us, our, and similar such references, has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-l (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “Registration Statement”) under the Securities Act of 1933, for the registration under the Securities Act of the common stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement, which contains further information with respect to the Company and our common stock. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

Following completion of this offering (the “Offering”), the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith will file reports, including annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 and the regional offices of the Commission listed at http://www.sec.gov/contact/addresses.htm, including the New York regional office at 3 World Financial Center, Suite 400 New York, NY 10281-1022. Further information on the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the Commission’s Internet website located at http://www.sec.gov.

We publish our financial statements in United States dollars (“dollars” or “$”) and all references to dollars herein are to United States dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the Prospectus Summary and under the captions “Risk Factors,” “Business”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of our products; fluctuations in energy prices; technological advancements in the manufacture of solar cells and their efficiencies; new discoveries associated with alternative energy; government incentives available to competing businesses; unanticipated challenges to our intellectual property rights; availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Prospectus. When used in this Prospectus, the words “estimate,” “project,” “anticipate,” “expect,” “intend,” “believe,” and similar expressions are intended to identify forward-looking statements.

PROSPECTUS SUMMARY

Overview

We are a technology company positioned to commercialize our proprietary intellectual property to manufacture high purity silicon used in the production of silicon wafers and solar cells. We believe that our unique and versatile approach will enable us to effectively compete in the rapidly growing solar energy market. As we are in the initial phase of implementing our business plan, we are a developmental stage company and have no revenues to date. Our internet website, currently under construction, will be located at www.ussolartech.com.

We were formed on September 9, 2004 as SilicaTech, LLC, a Connecticut limited liability company. Since our formation, we have developed our own proprietary plasma-based technology for use in the solar energy industry. We also purchased certain assets, including patented intellectual property, associated with the manufacture of optical fiber from FiberCore, Inc. a Chapter 7 debtor, pursuant to an Asset Purchase and Settlement Agreement approved by the United States Bankruptcy Court, District of Massachusetts (Western Division) on February 3, 2006. Three of our four directors, Dr. Mohd Aslami, Steven Phillips, and Charles DeLuca, were members of the board of directors of FiberCore, Inc. We are currently exploring opportunities to derive revenues from those purchased assets through licensing technology to manufacturers of optical fiber preform, the high purity glass core from which manufacturers draw optical fiber, as the fiber optic market has shown substantial improvement over the last few years. However, the primary intellectual property on which most of our business plan is based was developed independently by us and was not acquired from FiberCore, Inc. SilicaTech, LLC was converted into US SolarTech, Inc., a Delaware corporation, effective January 1, 2009. See “Recent Developments” for a discussion of the conversion.

We are in the process of commercializing our plasma technology and processes for the manufacture of silicon and other products used in the rapidly growing solar energy industry. Despite its significant growth, solar energy represents less than 2% of global energy usage and we believe that substantial expansion lies ahead. Over the past several years, it has been reported that solar cell manufacturers have been experiencing a severe shortage in silicon, the primary raw material used in the manufacture of solar cells. While analysts cited in The Green Chip Review, SolarBuzz, Semiconductor International and other industry publications anticipate that there will be an increase in supply of such raw materials in 2010 and 2011, it is uncertain whether that additional supply will meet or exceed demand. Although the current global recession is reducing demand growth and available credit, we believe that solar technology will remain strong as the demand for alternative energy technologies continues growing and as silicon usage in the solar industry already surpasses) its usage in the semiconductor industry. As for the impact of the global recession, analysts expect that while demand growth slowed substantially in the first half of 2009, there is potential for increase during the second half of 2009, and forecast growth and a re-acceleration in 2010. Nevertheless, in late March 2009, the Chinese government announced the world’s largest solar power subsidy program. In late May, 2009, the United States Senate Energy and Natural Resources Committee voted to approve President Obama’s renewable power mandate requiring that 15% of the United States’ electricity come from renewable sources such as wind and solar by 2021, a fivefold increase from the 3% produced today. And, in late June, the American Clean Air Energy Act was approved by the House of Representatives and is presently awaiting Senate approval. A recent Photon International article estimates the US market for solar energy to increase from 357 MW in 2008 to 3000 MW by 2011. However, there can be no assurance these or any predictions of growth will prove accurate, especially in today’s uncertain economic environment. See the Risk Factor below entitled “The reduction or elimination of government subsidies and economic incentives could cause our revenue to decline.”

For many years prior to FiberCore’s bankruptcy filing in 2003, FiberCore developed plasma-based technology for use in the fiber optic industry, which requires fast, highly uniform and ultra pure deposition of silicon-based compounds. We have adapted this versatile and cost-effective technology for the manufacture of pure silicon and crystalline silicon ingots, both used in the manufacture of solar cells, which require less purity than in the making of fiber. In addition, we have adapted our plasma technology to manufacture thin-film integrated solar cells and modules using silicon or other semiconductor materials. While we plan to replicate our prototype system to engage in commercial manufacture of silicon, we have not yet produced any commercial products.

We believe that we have the experience and know-how necessary to operate a manufacturing facility, establish a customer base, raise funds, and operate a publicly traded company. In the past, our management team has succeeded in managing optical fiber manufacturing, a material that requires a higher purity level than silicon used in the manufacture of solar cells, and has demonstrated that it can also manufacture silicon using plasma.

We believe that our competitive strengths properly position us for entry into the photovoltaic market. Among other factors that we believe support our business model, we have relatively low manufacturing costs, a system uniquely scalable and easy to license, high quality products, and the potential to diversify into manufacturing for industries other than solar manufacturers. See “Competitive Strengths.”

We have been actively marketing our products and have identified several potential customers. These prospective customers have agreed to test our product samples to determine whether they meet their potential customers’ quality and technical specifications. We anticipate that by the middle of 2010, subject to our obtaining necessary financing, we will have installed equipment that will be able to produce silicon sufficient to manufacture solar cells capable of producing 10 megawatts (“MW”) of energy (approximately 120 tons) per year, and expect that by 2012, our total capacity after our gradual purchase and activation of additional equipment will be approximately 50 MW. Although we had earlier anticipated we could commence commercial production sooner, unanticipated delays in perfecting our prototype system required us to revise our forecast. See Business — “Our History” and “Background and Intellectual Property.”

THE OFFERING

Securities Offered:	6,932,123 shares of our common stock, par value $.0001 per share. See “Description of Securities.”

Shares of Common Stock Outstanding prior to the Offering:
12,915,735 shares of our common stock, as of June 30, 2009, which includes 232,569 shares issued to certain stockholders as of June 30 upon conversion of a contingent payable to such stockholders and 16,500 of shares both issued as of June 30, 2009, but excludes shares issuable upon conversion of warrants, options and other shares issuable upon conversion of an outstanding obligation of the Company into equity. See “Shares of Common Stock Outstanding after the Offering.”

Shares of Common Stock Outstanding after the Offering:
Up to 15,075,292 shares of our common stock, in the event of a 100% exercise of (i) 110,000 outstanding options, (ii) 685,624 warrants, and (iii) conversion of 666,666 Series A Preferred Stock (“Convertible Securities”) totaling 1,462,290 shares and 697,267 shares issuable on the conversion of $1,045,900 owed to the executive officers (see “Recent Issuances of Unregistered Securities”).

Use of Proceeds:	We will not receive any proceeds from the resale of shares of common stock whose resale is registered by the registration statement of which this prospectus is a part.

We intend to use such proceeds, if any, to purchase equipment, for research and development, working capital, and general corporate purposes.

Risk Factors:	Investing in the securities offered hereby involve a high degree of risk. See “Risk Factors.”

Proposed OTC Bulletin Board Symbol:	The OTC Bulletin Board will assign a symbol under which our securities will trade.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our common stock.

Risks Related to Our Business

We have not yet commenced commercial manufacturing operations and our limited operating history makes it difficult to predict future results.

We were founded in September 2004 and opened our first facility, which remains in its preliminary stages, in February 2008. We have not yet commenced commercial manufacturing activities, and as a new business that has not yet generated sales revenue, our revenue and income potential remains unproven. In addition, we are subject to all the risks inherent in an early stage business. Such risks include, but are not limited to, rejection or limited acceptance of our products by our customers, the inability to establish networks for distribution of our products, inefficient and unreliable manufacturing processes and the inability to obtain sufficient capital necessary to sustain us and expand our manufacturing capacity. To achieve profitable operations, we must successfully overcome these and other new business risks. There can be no assurance that any or all of our efforts will be successful or that we will ever be profitable.

Further, our business model is constantly evolving, and, because the solar industry in which we participate is constantly changing, we may need to modify our business model to adapt to these changes. Our ability to diversify risks depends upon our ability to raise capital and the availability of suitable prospects. If our efforts are unsuccessful, purchasers of shares of common stock could lose their entire investment.

The success of our business depends on the continuing efforts of our key personnel and we may be unable to develop our business if we lose their services.

Our future success depends, to a significant extent, on our ability to attract, train and retain qualified technical personnel, particularly those with expertise in the solar power industry. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain our qualified technical personnel. The unexpected loss of the services of one or more of these executives, and the inability to find suitable replacements within a reasonable period of time thereafter, could have a material adverse effect on our financial condition and results of operations. Since the beginning of 2009, we have increased the number of full-time employees from five to seven, comprised of three executive officers, two engineers, one technician and one controller. In addition, we presently retain five part time consultants. The contribution of one of those consultants, Dr. Dau Wu, is extremely important to our business, and his retention is governed by consulting agreement. Dr. Wu has provided services to the Company in the past, and his professional relationship with our executive management dates back almost two decades and Dr. Wu owns 20,000 shares of our common stock. Dr. Wu’s consulting agreement with us expires on July 1, 2010 . Further, Dr. Wu is entitled to terminate the contract upon 30 days’ prior notice at his discretion. If we are unable to renew the agreement on acceptable terms, there could be a material adverse effect on our business, prospects and financial condition.

The consultants provide chemical, mechanical, plasma, process, and environmental engineering services to us. We may retain these consultants and/or offer them full-time positions and hire other consultants and administrative personnel in the near future, according to our personnel requirements.

Specifically, we heavily rely on the services of our founders and executive management Mohd Aslami, Charles DeLuca, and Steven Phillips, the same management team that also managed FiberCore, the entity that developed and from which we purchased certain intellectual property assets associated with the manufacture of optical fiber.

We do not presently maintain key man life insurance on any of our executive officers, employees or consultants. However, we plan to obtain key man insurance for our key employees to the extent available on economically reasonable terms. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled managerial, engineering, sales and marketing personnel.

We have entered into employment agreements with our three executive officers. See Management — Executive Compensation. In addition, our executives and all key employees, consultants and directors have signed a non-disclosure and non-compete agreement. Each of our key, non-executive employees has signed an offer letter. However, if one or more of our executive officers or key employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, if at all. As a result, our business may be severely disrupted and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some or all of our customers. The loss of one or more of our key executives or employees could have a material adverse effect on our business, prospects, and financial condition.

We have limited managerial experience in the solar industry.

Our executive management team has experience with start-up and public companies related to the fiber industry. However, it does not have experience in the solar energy industry, and may not have the ability to properly market products made from technology used in the manufacture of optical fiber to the solar energy industry. Our lack of extensive experience could reduce the effectiveness of management and could impair proper implementation of our business plan. Furthermore, we may not be able to properly respond to market trends in the solar energy industry or to accurately identify risks and opportunities. Our lack of experience could negatively influence our business, prospects, and financial condition.

We will require substantial funds and will need to raise additional capital in the future.

Although we intend to finance a portion of our working capital and capital expenditure requirements with cash we expect to generate from operations, we will nonetheless need to raise substantial additional funds to fully fund our operations. As a consequence of a silicon shortage, customers in the industry typically were prepaying between 25% and 50% of the purchase price of their silicon orders. However, in the current global recession, we believe that prepayment will either no longer be viable or that the prepayment percentage will be reduced. As such, we anticipate that we will need to raise additional funds for development, production and expansion of our business. As of June 30, 2009, we had positive working capital of approximately $130,000 (including current assets of $656,000 in cash and cash equivalents and current liabilities of $526,000. We plan on offering an incentive to holders of warrants to exercise such warrants by our agreeing to provide them with new three year warrants on substantially the same terms in the event they exercise their existing warrants. Exercise of all outstanding warrants would result in proceeds of approximately an additional $1,028,436, which we anticipate that we would use for additional working capital. However, we can provide no assurance that holders of our warrants will so exercise. Such proceeds would be in addition to amounts we would otherwise raise.

We are offering up to $2 million of subordinated convertible notes, bearing interest at 7.5% and maturing on September 30, 2011 as well as warrants to purchase shares of our common stock, subject to the terms and conditions described herein. Under the terms of the Note, the number of warrants will decrease on a sliding scale, depending upon when loan proceeds are received. See “Recent Events” and “Description of Securities.”  As of September 30, 2009, we received $525,000 in proceeds from the sale of our notes, of which $250,000 was received from Mr. Alnamlah, the holder of our Series A Preferred Stock. In addition, Mr. Alnamlah has committed to purchase a principal amount of notes equal to the principal amount of additional notes purchased by third parties, up to a total of an additional $200,000.

While we continue to explore options with potential investors, we have secured no commitments for additional financing and we will receive no proceeds from this offering. We may not be able to find additional financing on commercially reasonable terms, or at all. Furthermore, the current tightening of global credit markets due to the credit crisis which began in the second half of 2008 and the current volatility in the financial markets may make it difficult for us to obtain such financing.

Once we complete improvements on our existing prototype system, it will be capable of producing salable products. However, we intend to use the prototype system for further process development and to improve system efficiency. We are, therefore, currently seeking to raise privately up to $4 million in funds from parties with whom we have a substantial prior relationship in order to build additional capacity to produce products for sale.

Depending upon market conditions, and considering the time required to increase our production capacity, we estimate that we will need between $4 and $6 million in additional funding (including the $4 million described in the preceding paragraph) to achieve profitability. If we are unable to obtain such additional financing on commercially reasonable terms when needed, we might be required to curtail or cease our operations.

If any future financing involves the sale of our securities or securities convertible into our equity securities, holders of our common and preferred stock could be substantially diluted. If we borrow money or issue debt securities, we could be exposed to interest rate fluctuation, restrictive covenants and the possibility that we may not be able to pay principal and interest on the indebtedness when due. Our failure to make timely payments could trigger cross defaults in the event we become party to credit and other agreements in which such provisions are common.

Insufficient funds will prevent us from implementing our business plan and could require us to delay, scale back, or eliminate certain of our programs or to license our technology to third parties, an option which is not a primary consideration in our short-term strategy. Failure to raise sufficient capital could have a material adverse effect on our business, prospects, and financial condition.

Once we begin operations, we may not be able generate sufficient cash flow from such operations to operate and grow our business.

Our business plan contemplates financing our operations, in part, from internal cash flow. We anticipate that once our initial business begins to generate revenues, we will be able to finance a portion of its working capital and capital expenditure requirements with cash flow from operations. Future cash flows will be subject to a number of variables, such as:

•	the present and future levels of silicon and ingot production;

•	improvements in current technology;

•	the success and timing of development of other technologies to compete in the marketplace;

•	Increase in the cost of capital expenditures;

•	market prices of silicon and ingots;

•	Industry practice with respect to prepayments for our materials;

•	cost overruns, including the cost of our raw materials, which represent the largest cost of goods component;

•	energy prices, which affect our production costs;

•	direct costs and general and administrative expenses of operations;

•	our indemnification obligations for losses or liabilities incurred in connection with our activities; and

•	general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We can provide no assurance that our business will ever generate or continue to generate cash flow at sufficient levels. If our revenues were to decrease due to lower silicon or ingot prices, decreased production, increased production costs, or other factors, and if we cannot obtain capital through reasonable financing arrangements, such as a credit line, or otherwise, our ability to execute our business plan could be limited. Failure to generate sufficient cash flow could have a material adverse effect on our business, prospects, and financial condition.

Once we begin operations, if we are unable to obtain raw materials in sufficient quantities on commercially reasonable terms on a regular basis, we may not be able to meet customer demand; we could generate lower than expected profits, and could be forced to manufacture our products at higher costs.

Our manufacturing process uses silicon tetrachloride (“STC”). In addition, we plan to explore the possible use of other chemicals such as tri-chloro and di-chloro silanes for use in the manufacture of silicon. Such additional chemicals can provide additional sources of raw materials, as well as possibly reducing the cost if such material can be purchased for significantly lower cost than STC. As an alternative, we are exploring the building of our own STC facility, which will require approximately $6 million and could produce STC at costs significantly less than the price currently being offered by suppliers. Without additional capacity expansion, we estimate that the facility would produce STC to generate 15MW, but we can offer no assurance that we will be able to obtain necessary financing or that our own manufacturing of STC will consistently be able to supply us with STC at anticipated costs lower than market prices.

We have identified several different suppliers of STC and believe that there is sufficient supply in the market for our needs. However, if we are not successful in our efforts to diversify or to build an STC facility for our raw material base, we may be unable to maintain optimum production levels in the event of a shortage of STC, and we may not be able to manufacture our products at a profit if the cost of STC rises beyond certain levels. Our failure to diversify the types of raw materials we use could have a negative impact on our business, prospects, and financial condition.

Once commenced, our manufacturing process will consume significant quantities of electricity, and increased energy costs could reduce our profitability.

We have not yet commenced commercial production of our products. Our manufacturing process uses significant amounts of electrical energy and we anticipate using large amounts of electricity once we begin production. Energy prices will therefore affect our production costs, and increases in the cost of electricity will reduce our margins. Recent volatility of energy prices has caused substantial volatility in the price of electricity and it may be difficult for us to properly predict energy prices when pricing our products. Furthermore, our competitors may use less costly forms of energy or discover more energy efficient manufacturing processes, placing us at a disadvantage. Substantial increases in our electricity costs could have a material adverse effect on our business, prospects, and financial condition.

We do not yet have any definitive supply agreements in place and may be unable to enter into any such agreements on commercially reasonable terms.

While our management team has begun negotiations with potential customers, we are still in the early stages of implementing our business plan, and it is still premature for us to enter into agreements to supply customers with our product until our customers are in place. Our ability to secure one or more agreements is subject to, among other things (i) the amount of capital we raise in the future for the purchase of equipment; (ii) the value of our present and future technology in the marketplace; (iii) the development of ventures in the geographical regions in which our business is focused; and (iv) our ability to identify and negotiate favorable contracts with prospective customers. Even if we enter into agreements pursuant to which we would supply customers with silicon, we anticipate that only a portion of the purchase price, if any, would be prepaid and that we would be exposed to collection risk with respect to deferred payments on orders for our products. Our failure to enter into supply agreements or to collect payments owed under such agreements would have a material adverse effect on our business, prospects, and financial condition and would, in all likelihood, result in the cessation of our business operations.

Our manufacturing business once commenced will involve many operating risks that can cause substantial losses.

The manufacture of our products requires us to purchase, use, handle, and dispose of toxic materials in the course of our business. Our operations will produce byproducts that are considered pollutants. See the Risk Factor below entitled “Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.” Our manufacturing processes could result in liability, either as a result of an accidental, unlawful discharge or as a result of new findings on the effects our operations have on human health or the environment. As such, our operations may also involve one or more of the following risks:

•	fires;

•	explosions;

•	blow-outs;

•	uncontrollable flow of gases;

•	pipe or cement failures;

•	casing collapses;

•	abnormally pressured formations; and

•	environmental hazards such as spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

In the event that any of the foregoing events occur, we could incur substantial losses as a result of injury or loss of life; severe damage or destruction of property, natural resources or equipment; pollution and other environmental damage; investigatory and clean-up responsibilities; regulatory investigation and penalties; suspension of operations; or repairs to resume operations. If we experience any of these problems, our ability to conduct operations could be adversely affected. These conditions can cause substantial damage to facilities and interrupt production. If realized, the foregoing risks could have a material adverse affect on our business, prospects and financial condition.

We have limited insurance coverage and once commercial manufacturing operations begin we may incur significant losses resulting from operating hazards, product liability claims or business interruptions.

We currently carry commercial general liability protection with a reputable carrier against claims relating to personal injury, property or environmental damage arising from accidents on our properties or relating to our operations. Our insurance coverage is subject to the following limits : general total limit $2,000,000; products and completed work limit $2,000,000; personal injury (each person) $1,000,000; advertising injury (each person) $1,000,000 and each event premises damage $500,000; and medical expenses $10,000. To the extent we can do so on commercially reasonable terms, we intend to increase coverage as needed. However, any occurrence of the risks described in the preceding risk factor or other accidents in our operation that exceeds amounts recoverable from insurance could have a material adverse effect on our business, financial condition or results of operations.

We are also exposed to risks associated with product liability claims in the event that the use of the raw material we sell results in injury. Although our silicon products do not generate electricity without being incorporated into modules or other solar power devices, it is possible that users could be injured or killed by modules or other devices incorporating our silicon products, whether by product malfunctions, defects, improper installation or other causes. We have not yet commenced commercial shipment of our products and are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, although we may purchase it in the future, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us.

A claim associated with any of the foregoing that is successfully asserted against us could have a material adverse effect on our business, prospects and financial condition.

We will be dependent upon others for the storage and transportation of gases, which could significantly reduce our profitability.

In addition to STC, we will use several gases in our manufacturing process including argon, nitrogen and hydrogen. We do not presently own storage or transportation facilities and, therefore, will depend upon third parties to store and transport our gas resources. We will be subject to price changes and termination provisions in contracts we may enter into with these third-party service providers. Even if such sources are initially identified, we cannot guarantee that we will be able to identify alternative storage and transportation providers in the event of contract price increases or termination. In the event we are unable to find acceptable third-party service providers, we would be required to contract for our own storage facilities and employees to transport our resources. We may not have sufficient capital available to assume these obligations, and our inability to do so could result in a material adverse effect on us, including the cessation of our business.

Our future success substantially depends on our ability to significantly increase our manufacturing capacity, output and sales. Our ability to achieve our expansion goals is subject to a number of risks and uncertainties. In addition, we may not be able to manage our expansion effectively.

Our future success depends on our ability to significantly increase our manufacturing capacity, output and sales. We do not yet have commercial manufacturing capacity and we currently use our existing equipment for product development and the production of samples. Over the next few years we intend to install about 40 systems at our current location, which would be capable of producing silicon sufficient to produce cells capable of generating at least 50MW of power.

In addition, our ability to establish or successfully operate our additional manufacturing capacity and increase output is subject to other significant risks and uncertainties, including:

•	our ability to raise sufficient funds to build and maintain adequate working capital to operate new manufacturing facilities;

•	our ability to secure adequate supplies of raw materials, that is, STC and certain gases, including our ability to maintain adequate working capital to make prepayments on such supplies, if needed;

•	attracting and retaining and adding additional key personnel;

•
delays and cost overruns associated with the build-out of any additional facilities due to factors, many of which may be beyond our control, such as delays in government approvals, problems with equipment vendors or raw material suppliers, and equipment malfunctions and breakdowns;

•	delays in equipment and process optimization, and yield improvements;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate additional manufacturing capacity or increase our manufacturing output, we may be unable to expand our business as planned. If we are unable to carry out our planned expansions, we may not be able to meet customer demand, which could result in lower profitability and a loss in market share. Moreover, we cannot assure you that if we do increase our manufacturing capacity and output we will be able to generate sufficient customer demand for our products to support our increased production levels. In addition, to manage the potential growth of our operations, we will be required to improve our operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to initiate, maintain and expand our relationships with new and existing customers, suppliers and other third parties. We cannot assure you that we are able to improve our operations, personnel, systems, internal procedures and controls to adequately support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond effectively to competitive pressures.

We may not be able to manage our anticipated growth.

We expect to significantly expand operations to accommodate additional development projects and other opportunities. This expansion will likely strain our management, operations, systems and financial resources. To manage our recent growth and any future growth of our operations and personnel, we must improve and effectively utilize our existing operational, management and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our technical, finance, development and production staffs. We believe that we can, through the purchase of additional machinery, upgrade our present facility to an annual capacity of 50 MW (meaning silicon sufficient to manufacture solar cells capable of producing 50 MW of energy). We plan to begin operating at a 10 MW capacity, followed by a gradual expansion to 50 MW by 2012, in each case, subject to obtaining financing on commercially reasonable terms. We may not be able to implement those upgrades in time, resulting in our inability to timely fill orders. We may also miss opportunities if demand grows beyond our capacity and finding additional facilities to meet demand could take time.

We will need to hire additional personnel in all areas throughout most of 2009 in order to implement our business plan. In addition, we may also need to increase the capacity of our software, hardware and telecommunications systems on short notice, and will need to manage an increasing number of complex relationships with strategic partners and other third parties, some of whom may be located outside of the United States. The failure to manage this growth could disrupt our operations and ultimately prevent us from generating meaningful revenue, and could have a material adverse effect on our business, profits and financial condition.

An interruption in the supply of materials, resources and services we plan to obtain from third party sources could cause a decline in revenue.

Our operations require resources and services, including, but not limited to, specialized chemicals and raw materials, particularly STC. There may be only a limited number of manufacturers and suppliers of these materials, resources and services. These manufacturers and suppliers may experience difficulty in supplying us with materials, resources and services sufficient to meet our needs or may terminate or fail to renew contracts for supplying these materials, resources or services on terms we find acceptable including, without limitation, acceptable pricing terms. We are currently not a party to any supply agreements for the provision of any raw materials. Any significant interruption in the supply of any of these materials, resources or services, or significant increases in the amounts we are required to pay for these materials, resources or services, could result in a reduction in our profitability, or the cessation of our operations. If we are unable to replace any material sources in a reasonable period of time, the interruption in supply could have a material adverse effect on our business, prospects and financial condition.

Because we compete in a highly competitive market and many of our competitors have greater resources than us, we may not be able to compete successfully.

The solar power market in which we hope to sell our products is intensely competitive and rapidly evolving. We expect to face increased competition, which may result in price reductions, reduced margins or loss of market share. In the global market, our competitors include photovoltaic divisions of large conglomerates.

Silicon material is the key element of a solar cell. We face intense competition from larger producers of silicon that are well-established and financed. The majority of the new entrants to the market use what is known as the Siemens process to manufacture silicon. However, several manufacturers claim to have developed new proprietary processes that are more cost effective than the well known Siemens process. We have no knowledge as to whether such claims are valid, nor can we be certain whether these new processes are more or less efficient than our process.

Our business plan contemplates that we will become a well-recognized second source of silicon and ingots for cell manufacturers, enabling them to bypass the substantially costlier spot market. Accordingly, we do not plan to compete directly with the major silicon producers. However, many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. See “Competition” for a detailed description of competition and specific competitors. Our competitors’ greater size and longer operating history in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. For example, those of our competitors that also manufacture semiconductors may source both semiconductor grade silicon and solar grade silicon from the same supplier. As a result, such competitors may have stronger bargaining power with suppliers and have an advantage over us in pricing. Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our potential customers and have extensive knowledge of our target markets.

As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations. Accordingly, if we are unable to effectively compete, investors could lose all or part of their investment.

If we do not achieve satisfactory yields or quality in our future production of silicon, especially in a start-up operation, we may not succeed in making sales and our relationships with prospective customers and our reputation may be harmed.

The manufacture of silicon is a highly complex process. Minor deviations in the manufacturing process can cause substantial decreases in yields, affect the quality of the product and in some cases, cause production to be suspended or yield products unfit for commercial sale.

This often occurs during the production of new products or the installation and start-up of new process technologies or equipment. At first, we plan to produce silicon in order to produce 10 MW per year, followed by the purchase and installation of additional equipment in order to increase capacity, at our present location, to 50 MW per year by 2012, in each case subject to financing on commercially reasonable terms.

As we expand our manufacturing capacity and add additional manufacturing lines or facilities, we may experience lower yields and conversion efficiencies initially as is typical with any new equipment or process, even though we have improved yield production. If we do not achieve satisfactory yields or quality, our product costs could increase, our sales could decrease and our relationships with our customers and our reputation could be harmed, any of which could have a material adverse effect on our business and results of operations.

We may face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

As part of our growth strategy, we plan to expand our sales in new and existing markets, including overseas markets. Any international marketing, distribution and sale of our products will expose us to a number of risks, including:

•	fluctuations in currency exchange rates (our contracts will be U.S. dollar based);

•	difficulty in engaging and retaining distributors who are knowledgeable about, and can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

If we are unable to effectively manage these risks, we may not be able to successfully expand our business abroad and grow our businesses as we have planned.

If photovoltaic technology is not suitable for widespread adoption, or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales may not continue to increase or may even decline, and we may be unable to sustain profitability.

The solar power market is still developing and the extent to which solar power products will be widely adopted is uncertain. Market data in the solar power industry are not as readily available as those in other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. Many factors may affect the viability of widespread adoption of photovoltaic technology and demand for solar power products, including:

•	cost-effectiveness of solar power products compared to conventional and other non-solar energy sources and products;

•	performance and reliability of solar power products compared to conventional and other non-solar energy sources and products;

availability of government subsidies and incentives to support the development of the solar power industry;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•
fluctuations in economic and market conditions that affect the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels; and

•	capital expenditures by end users of solar power products, which tend to decrease when the economy slows down.

The solar power market also competes with other sources of renewable energy and conventional power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the solar power market could suffer. If photovoltaic technology proves unsuitable for widespread adoption or if demand for solar power products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to sustain our profitability. In addition, demand for solar power products in our target markets may not develop or may develop to a lesser extent than we anticipated. A softening in the demand of photovoltaic products could have a material adverse effect on our business, products and financial condition.

The reduction or elimination of government subsidies and economic incentives could cause a reduction in our anticipated revenue.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in a large part on the availability and size of government subsidies and economic incentives. Most of the solar power market is segmented into two main application types: on-grid applications and off-grid applications. In 2008, on-grid application represented 96% of the whole solar power market, according to SolarBuzz and remains the dominant market for solar energy. The reduction or elimination of government and economic incentives may adversely affect the growth of this market or result in increased price competition, both of which could cause our revenue to decline and materially and adversely affect our business, financial conditions and results of operations.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, government bodies in many countries, most notably Germany, Spain, Japan and the U.S., have provided incentives in the form of rebates, tax credits, feed-in tariffs (fixed price for purchase by the utility company), low interest loan guarantees, and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. According to SolarBuzz, the 2008 worldwide solar market produced 5,948 MW of which Germany represented 31%, Spain 41%, the U.S. 6% and Japan and Italy 4% each, with the rest of Europe and the rest of the world representing 5% and 8%, respectively. Even with the supply of silicon exceeding demand, starting in about the the last half of 2008 was a strong year in the solar industry. However, in 2009 with the deepening of the global recession, Spain capped its government incentives. While Germany, the world’s leading producer and user of solar energy, announced it would double its use of renewable energy (solar and wind) by 2012 to 47%, there can be no assurance that its support for the solar industry will be sustained. Although SolarBuzz reported that the United States’ share of the global solar market could rise from 6% of the market in 2008 to between 21 to 27% by 2013 or a CAGR of between approximately 30 to 35%, the United States government may not adopt an effective policy and allocate sufficient resources to foster the growth of solar energy, even given the current administration’s alternative energy program.

In October of 2008, the United States Congress, as part of its economic bailout package, renewed solar energy subsidies for eight years. Further, on January 17, 2009, the Wall Street Journal reported that President Obama pledged to, over the next three years, double the United States’ wind, solar and geothermal energy generating capacity. The American Recovery and Restoration Act, signed into law by President Obama in February of 2009, provides for tens of billions of dollars to encourage renewable energy and reduce dependency on fossil fuels. Further, in late May, 2009, the United States Senate Energy and Natural Resources Committee voted to approve President Obama’s renewable power mandate requiring that 15% of the United States’ electricity come from renewable sources such as wind and solar by 2021, a fivefold increase from the 3% produced today. The foregoing renewable energy bill has recently been approved by the House of Representatives and is presently awaiting Senate approval. In late March 2009, the Chinese government announced the world’s largest solar power subsidy program and through the Associated Press recently announced, as part of that program, a target of generating at least 15% of its power from wind, solar and other renewable sources by 2020. However, the degree to which the solar industry will benefit from such incentives remains unclear and the legislation is not expected to have a significant effect on the industry in 2009. In a similar vein,

Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of feed-in tariffs over time. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Reductions in, or eliminations or expirations of, these governmental subsidies and economic incentives could result in decreased demand for our products and cause our revenue to decline. There can be no assurance that the governments of other major economies such as France, Spain, Italy and the United Kingdom will adopt similar measures. In addition, despite governmental subsidies and economic incentives, these countries may from time to time experience a slowdown in demand for photovoltaic products.

Future increases in the supply of silicon, increased competition and other changing market conditions may cause a decline in the demand and average selling prices of silicon and may potentially increase the level of our earnings volatility and reduce our profitability.

It is expected that silicon supply constraints will begin to ease as early as 2010 as silicon producers increase production to meet demand and, perhaps, sooner in the wake of the current global recession. Any significant increase in the silicon supply may allow higher utilization of existing and planned solar cell production capacity which could result in significant downward pressure on the average selling prices of silicon. In addition, increased competition from existing solar cell producers and new market participants as well as changes in other market conditions, such as reduced demand for solar power products in the end user markets, may cause a decline in the demand and average selling prices of our products. Such price declines could result in increases in the level of our earnings volatility and reductions in our profitability, which would materially and adversely affect our business, financial condition and results of operations. At the same time, there are continuing efforts to reduce the amount of silicon needed to produce a single megawatt of energy. Just a few years ago, 14 tons of silicon was required to produce sufficient solar cell capable of generating a single megawatt of energy. Today, that number has decreased to 12 tons. We expect that continued improvements in technology and efficiency will continue to reduce the number of tons required to produce the same amount of energy.

Significant increases in the supply of silicon could lower market price, and could have a material adverse effect on our business, prospects, and financial condition.

We obtain certain manufacturing equipment from sole suppliers and if such equipment is damaged or otherwise unavailable, our ability to deliver products on time once we commence production will suffer, which in turn could result in order cancellations and loss of revenue.

Some of the equipment we will use in the manufacture of our solar products has been developed and made specifically for us, is not readily available from alternative vendors and would be difficult to repair or replace if it were to become damaged or stop working. While generators, the most costly piece of equipment in our manufacturing systems, are readily available, we currently purchase our generators from a single high quality manufacturer and might find it difficult to find comparable equipment if that vendor were no longer able to meet our needs. In addition, several components of our system were specifically manufactured for us according to our designs and specifications, and if we needed to replace parts and could not use our existing suppliers, it could be difficult and time consuming to identify a manufacturer who could meet our proprietary needs. In addition, a supplier's failure to supply our ordered equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay the capacity expansion of our manufacturing facilities and otherwise disrupt our production schedule or increase our costs of production.

Once we commence commercial manufacturing, problems with product quality or product performance in our solar products could result in a decrease in revenue, unexpected expenses and loss of market share.

While we plan to employ quality assurance procedures at key manufacturing stages to identify and resolve quality issues, our solar products may contain defects that are not detected until after they are shipped or installed. These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts, lead to returns of, or requests to return our products and significantly affect our customer relations and business reputation. If we deliver silicon with errors, defects or if there is a perception that our silicon contains errors or defects, our credibility and the market acceptance and sales of our solar power products could be harmed. In particular, if we produce lower purity product than ordered, our reputation could be damaged, and if we are unable to rapidly deliver product conforming to the customer’s specifications, we could lose business and our reputation could suffer. Such failures, should they occur, could have a material adverse effect on our business, prospects and financial condition.

Changes to existing regulations of the utility sector and the solar power industry may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products once we commence commercial manufacturing.

The market for power generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as the internal policies of electric utility companies. These regulations and policies often relate to electricity pricing and technical interconnection of end-user owned power generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. End users’ purchases of alternative energy sources, including solar power products, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electricity transmission grid or for having the capacity to use power from the electricity transmission grid for back-up purposes. Utilities with a financial interest in retaining customers whose business would be threatened by increased use of solar energy may succeed in lobbying legislators and government officials in a manner that results in regulation that discourages customers from switching to alternative energy sources. Disconnection fees could increase end users’ costs of using our solar power products and make products that use our solar cells less desirable, thereby having an adverse effect on our business, prospects, results of operations and financial condition.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and will use such chemicals and waste in our manufacturing activities. Once we begin manufacturing, we will be subject to regulations and periodic monitoring by local and federal environmental protection authorities and are required to comply with all federal and local environmental protection laws and regulations. The scope and extent of the regulations are dependent on the size of our manufacturing operation.

Under U.S. environmental regulations, we are required to obtain a pollutant discharging permit and a safety appraisal, which includes a permit for the storage and use of hazardous chemicals and a permit for the use of atmospheric pressure containers, with relevant governmental authorities after we have completed the installation of our manufacturing lines, but before the manufacturing lines commence commercial production. We are also required to undergo an environmental protection examination and obtain approval with relevant governmental authority within three months of the launch of trial production and before the manufacturing lines commence full operation. We believe that we are in full compliance with all federal, state and local environmental regulations and obtained all currently necessary permits for the conduct of our business in light of the raw materials we use. We have also installed scrubbers to ensure that any discharge from our facility complies with applicable law. The relevant governmental authorities have the right to impose fines or a deadline to cure any non-compliance, or order us to cease production if we fail to comply with these requirements. Failure to comply with applicable laws and regulations, or the occurrence of damage to surrounding business and residences even if we comply could also expose us to negative publicity and additional civil liability.

In addition, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. Any failure by us to control the use of or to adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. See also the Risk Factor above entitled “Our manufacturing business will involve many operating risks that can cause substantial losses.”

The expenses of being a public company may adversely affect our results.

Following the effective date of our filing with the SEC of the registration statement of which this prospectus is a part, we anticipate that compliance with federal securities rules and regulations applicable to public companies will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly. While we believe that the benefits to our stockholders justify our becoming subject to public filing requirements, the cost of such compliance could be substantial and adversely affect our ability to generate profits.

Risks Related to Our Intellectual Property

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly and may not be resolved in our favor.

We seek to protect our proprietary manufacturing processes, documentation and other written materials primarily through intellectual property laws and contractual restrictions. We have filed four patent applications relating to our solar activities that includes the patented application apparatus that we have modified for our solar activities, and a fifth patent application associated with fiber optics; to date, the patents have not been issued. While as of July 24, 2009, no objections to the patents were filed, our patents remain subject to objection as well as challenge, once registered.

In addition, we rely on non-disclosure agreements when dealing with third parties. We also require employees and consultants with access to our proprietary information to execute confidentiality agreements with us. While we believe our efforts are in conformance with industry norms, our steps to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	people may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it; and

•
policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, especially when infringers are overseas, and we may be unable to determine the extent of any unauthorized use.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so. Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business. While we are not aware of any infringement, we cannot assure you that infringement on our intellectual property rights by other parties does not exist now or that it will not occur in the future.

To protect our intellectual property rights and to maintain our competitive advantage, we may file suits against parties whom we believe infringe on our intellectual property. Such litigation may be costly and may divert management attention as well as expend our other resources away from our business. In certain situations, we may have to bring suit in foreign jurisdictions, in which case we are subject to different risks as to the result of the proceedings and the amount of damages that we can recover. An adverse determination in any such litigation may impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have limited insurance coverage for litigation costs and have no present intent to purchase such insurance. Accordingly, we would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing infringements on our intellectual property could have a material adverse effect on our business, results of operations and financial condition.

We are currently engaged in litigation over our ownership of certain intellectual property associated with the fiber optic industry and an unfavorable result could impair us from monetizing such assets.

We are currently engaged in litigation with j-fiber GmbH, the successor to a subsidiary of FiberCore, Inc., regarding our ownership of certain intellectual property associated with the manufacture of optical fiber. We are not at risk of liability for monetary damages and the litigation is not material to our primary business of manufacturing silicon for the solar industry, which is based on technology not in dispute. Nonetheless an unfavorable result of such litigation could lead to a judicial determination that we do not have rights to such intellectual property. Such a result would prevent us from using the disputed intellectual property in the manufacture of optical fiber and from licensing to third parties technology based on that intellectual property.  However, we may have additional foreclosure rights with respect to the intellectual property.  See “Litigation.”

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to lose significant rights and pay significant damage awards.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to photovoltaic technology patents involve complex scientific, legal and factual questions and analysis. It is therefore difficult to accurately predict whether or not a third party will assert that we are infringing on its intellectual property or whether it would prevail. Although we are not currently aware of any infringement or of any parties pursuing or intending to pursue infringement claims against us, we cannot assure you that we will not be subject to such claims in the future. Also, in many jurisdictions, patent applications remain confidential and are not published for about 5 to 6 months after filing. Thus, we may be unaware of other persons’ pending patent applications that relate to our products or processes. While at present, we are unaware of competing patent applications, competing applications could potentially surface.

The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, to redesign our products, or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. An injunction from using our technology could cause us to default on our obligations to our customers, exposing us to consequential damages and substantial damage to our reputation. If we are required to pay royalties to third parties, we might be unable to fill existing orders without incurring losses. Protracted litigation could also result in our customers deferring or limiting their purchase or use of our products until resolution of such litigation, and in the interim our customers may find alternative sources of silicon. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Changes in estimates related to our evaluation of property, plant, equipment, goodwill, and particularly our intellectual property, for impairment could adversely affect our reported results of operations.

We make certain significant assumptions, estimates, and projections related to the useful lives and valuation of our property, plant, and equipment and the valuation of goodwill and other intangible assets related to acquisitions. The carrying amount and/or useful life of these assets are subject to periodic and/or annual valuation tests for impairment. Impairment results when the carrying value of an asset exceeds the undiscounted (or for goodwill and indefinite-lived intangible assets the discounted) future cash flows associated with the asset. If actual experience were to differ materially from the assumptions, estimates, and projections used to determine useful lives or the valuation of property, plant, equipment, goodwill, or intangible assets, a write-down for impairment of the carrying value of the assets, or acceleration of depreciation or amortization of the assets, could result. In particular, intellectual property comprised $979,000 of our total assets of $2,222,000, constituting approximately 44% of our total assets as of June 30, 2009. Approximately 50% of the $979,000 represents intellectual property related to our solar activities with the remainder relating to our fiber related intellectual property, including patents, know-how, and rights to license fees therefrom. Accordingly, a write-down or acceleration of depreciation or amortization of our assets, particularly our intellectual property, could have an adverse impact on our reported results of operations.

Risks Related to Our Stock

We may not have the funds necessary to redeem outstanding shares of Series A Preferred Stock if required to do so on September 30, 2010.

According to the designations of the Series A Preferred Stock set forth in our certificate of incorporation, we are required to redeem any outstanding and unconverted shares of our Series A Preferred Stock on September 30, 2010. The Series A, Preferred Stock automatically converts into our common stock in the event that we are publicly traded and the trading price of our common stock on a 30-day weighted average price of our common stock is greater than $2.15 per share (based on 13,998,956 shares on a fully diluted basis, as of September 30, 2008).

In addition, as of June 15, 2009, we entered into a letter agreement with Mr. Alnamlah pursuant to which Mr. Alnamlah agreed to convert his shares of our Series A Preferred Stock earlier than otherwise required upon the following terms and conditions:

•
In the event that prior to August 31, 2009, the holder of our Series A Preferred Stock converts all such shares into shares of our common stock, we shall pay such holder an additional 125,000 shares of our common Stock.

•
The holder agreed to convert any unconverted shares of our Series A Preferred Stock into shares of our common stock pro rata in proportion to the portion of the $1,045,900 in unpaid compensation and unreimbursed expenses payable collectively to Dr. Mohd Aslami, Mr. Steven Phillips and Mr. Charles DeLuca actually converted by such individuals into shares of common stock in accordance with their agreements with us.

The option to receive additional shares has expired since the holder of the Series A Preferred Stock did not convert prior to August 31, 2009.

However, if all such shares remain outstanding on September 30, 2010, we would be required to pay approximately $1.6 million to the holder of the Series A Preferred Stock to redeem the shares. While we intend to raise additional funds and use revenues from operations to enable us to meet our redemption obligations if triggered, there can be no assurance that we will have sufficient funds to fulfill our redemption obligation in the event the shares remain outstanding on September 30, 2010.

If we default on our redemption obligation, the holder of the Series A Preferred Stock could enforce its rights against us, and even potentially force us into bankruptcy or liquidation. Our failure to timely redeem the Series A Preferred Stock could have a material adverse effect on our business, prospects and financial condition.

We may not have the funds necessary to repay our outstanding 7.5% convertible subordinated notes if required to do so on September 30, 2011.

Payment of the interest and principal on our 7.5% convertible subordinated notes is due on September 30, 2011.   See “Recent Events” and “Description of Securities.”  Although the interest rate on our notes is initially 7.5%, the interest rate on any notes which remain outstanding and are not converted into our equity by September 30, 2010 will be retroactively adjusted as of the issue date of the notes to have accrued interest at a rate equal to 15% per annum, thereby increasing the amount of interest we are obligated to repay. We currently have sold $525,000 in aggregate principal amount of convertible subordinated notes through private placements, and may sell up to a total of $2,000,000 in aggregate principal amount of notes.

If we default on our repayment obligation with respect to the notes, the holders of our convertible subordinated notes could enforce their rights against us, and even potentially force us into bankruptcy or liquidation. Our failure to timely repay our convertible subordinated notes could have a material adverse effect on our business, prospects and financial condition.

Our stock price may be volatile and could fluctuate widely.

Since our common stock is expected to be quoted on the Over the Counter or OTC Bulletin Board quote service, our stock price may be subject to wider fluctuations than on a national exchange. Accordingly, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including, but not limited to, the following:

•	technological innovations or new products and services by us or our competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

The limited or lack of a market for our common stock may adversely affect trading prices or the ability of a shareholder to sell our shares in the public market.

In addition, the securities markets commonly experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The trading prices for equity securities in the stock market in general, and of solar energy-related companies in particular, have been subject to wide fluctuations that may be unrelated to the operating performance of the particular company affected by such fluctuations. Consequently, broad market fluctuations may have an adverse effect on the trading price of our common stock, regardless of our operating results.

Although we intend to list our common stock for trading on the OTC Bulletin Board, we anticipate that the market for our common stock will be limited, and there can be no assurance that this market will be maintained or broadened. Accordingly, investors may lack the liquidity associated with an active trading market. We cannot guarantee that our common stock will become eligible for listing on the New York Stock Exchange, NYSE Amex Equities or the NASDAQ Capital market in the near future, or ever, and we have no current plans to apply for listing on any of those markets and platforms.

Furthermore, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult to obtain accurate quotations, and to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies. If we fail to comply with OTC Bulletin Board rules, we could be delisted and subject to trading on the “pink sheets” which would likely reduce our liquidity and stockholders’ ability to dispose of our securities in an active market.

Because we do not expect to pay dividends in the foreseeable future, any return on investment may be limited to the value of our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future. Any future decision to pay dividends on our common stock will depend on our earnings, financial condition, need for additional capital, and other business and economic factors affecting us. If we do not pay dividends, you will only be able to realize value on your investment through appreciation of our stock price. We can provide no assurance that our stock price will rise in the near or distant future.

Because our common stock may be deemed a “penny stock,” investors may find it more difficult to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5.0 million ($2.0 million if the company has been operating for three or more years) and are not quoted on NASDAQ or on an exchange. These rules require, among other things, that brokers who trade a penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain risk disclosure information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Remaining subject to the penny stock rules for any significant period could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Substantial sales of our common stock could cause our stock price to fall.

As of June 30, 2009, we had 12,915,735 shares of common stock outstanding and up to 15,075,292 shares of common stock on a fully diluted basis that includes shares issuable upon the exercise of warrants, options, and conversion of preferred stock and outstanding long-term liabilities owed to our officers. The registration statement of which this prospectus is a part registers the resale of 6,932,123 of such shares, which includes 956,155 of shares owned by the principal stockholders or 16% of the non-affiliated shareholders. See “Principal Stockholders”. Sales by the selling stockholders hereunder, especially if in heavy volume and at the same time, could negatively affect our stock price.

No prediction can be made as to the precise effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Because our directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of our common stock, they have significant control over certain major decisions on which a stockholder vote is required and they may discourage an acquisition of us.

Three members of our board and executive management Mohd Aslami, our President and Chief Executive Officer, Steven Phillips, our Executive Vice President, Chief Financial Officer and Treasurer, and Charles DeLuca, our Executive Vice President — Business Development and Secretary, together, based on their beneficial ownership interest, control approximately 35% of our outstanding common stock, allocated approximately as follows: Messrs. Aslami, Phillips, and DeLuca, 2%, 18% and 15%, respectively. The foregoing assumes such officers’ full conversion of a total of $1,045,900 in compensation and expenses collectively owed to them as of September 30, 2008 into 697,267 shares of common stock. If the $1,045,900 is not converted, Messrs. Aslami, Phillips and DeLuca together, based on their beneficial ownership interest, would control approximately 33% of our outstanding common stock, allocated as follows: Messrs. Aslami, Phillips and DeLuca, 0%, 18% and 15%, respectively.

See “Principal Stockholders”. As a result, these current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	Elect or defeat the election of our directors;

•	amend or prevent amendment of our certificate of incorporation or by-laws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	the outcome of any other matter submitted to the stockholders for vote.

Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Anti-takeover provisions could deter attempts to acquire us and limit appreciation of the market price for shares of our common stock.

Delaware law and our bylaws contain provisions that may have the impact of delaying or precluding an acquisition of our company without the approval of our board of directors. These provisions may limit the price that investors might be otherwise willing to pay in the future for shares of our common stock. These provisions include provisions providing for a staggered board of directors, advance notice procedures for stockholder proposals and director nominations and a provision in our amended and restated bylaws that does not afford stockholders the right to call a special meeting of stockholders. In addition, there are provisions of Delaware law that may also have the effect of precluding an acquisition of us without the approval of our board of directors.

If we raise additional funds through the issuance of equity securities, or determine in the future to register additional common stock, existing stockholders' percentage ownership will be reduced, they will experience dilution which could substantially diminish the value of their stock and such issuance may convey rights, preferences or privileges senior to existing stockholders' rights which could substantially diminish their rights and the value of their stock.

We may issue shares of our common stock for various reasons and may grant additional stock options and/or restricted common stock to employees, officers, directors and third parties. We may also decide to sell shares directly to the public in a registered offering or in a connection with a merger, acquisition, or other business combination. Since one of the factors that generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings, such sales may cause the market price of our common stock to decline. Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

Further, in order for us to obtain additional capital or complete a business combination, we may find it necessary to issue securities, including but not limited to notes, debentures, options, warrants or shares of preferred stock, conveying rights senior to those of the holders of our common stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent senior rights are conveyed, the value of the common stock may decline.

The sale of shares of our common stock by the selling stockholders will result in immediate dilution to purchasers.

In addition, the sale by the selling stockholders of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part will result in immediate dilution to purchasers of such shares of common stock in the amount of $1.38 in the net tangible book value per share. See the section entitled “Dilution.”

Our issuance of preferred stock could adversely affect the value of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of Preferred Stock, par value $.0001 per share, of which we have already issued 666,666 shares of Series A Preferred Stock to Abdulaziz M. Alnamlah as of August 31, 2009. See “Description of Securities — Preferred Stock”. Our authorized but unissued preferred stock constitutes what is commonly referred to as “blank check” preferred stock. Our board may cause us to issue preferred stock from time to time on any number of occasions, without stockholder approval, in one or more series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors, stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price; and (vi) voting rights. The designation of such shares could be dilutive of the interest of the holders of our common stock and could grant proprietary rights to the purchasers of such preferred stock. The ability to issue such preferred stock could also give our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise, through the grant of special voting rights to holders of preferred stock. Our issuances of preferred stock could limit your voting power and could create a right to receive proceeds upon our liquidation that is senior to your rights.

As we have granted and will continue to grant stock options to certain of our directors, officers, employees and consultants, our net income will be adversely affected.

In order to attract and retain key personnel, we plan to adopt the Company’s 2009 Stock Incentive Plan, under which we may initially grant options to any or all of our employees, directors, officers, consultants to purchase up to 500,000 shares of our common stock. As of the filing date, we have issued non-qualified options to purchase 155,000 shares of our common stock at an exercise price of $1.75-$2.00 per share, which shares are not currently included under the yet to be adopted Company Stock Incentive Plan.

In accordance with Statement No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123(R), of the Financial Accounting Standards Board, which requires all companies to recognize, as an expense, the fair value of share options and other share-based compensation to employees and consultants, we are required to account for compensation costs for all share options including share options granted to our directors, employees and consultants using a fair-value based method and recognize expenses in our statement of operations in accordance with the relevant rules under U.S. GAAP, which may have a material and adverse effect on our reported earnings.

USE OF PROCEEDS

We will not receive any proceeds from the resale of securities by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The offering price of $1.50 per share of our common stock represents the last price our equity sold on September 30, 2008, as of which we sold a membership interest in Silica Tech, LLC which on January 1, 2009 converted into 666,666 shares of our common stock at a purchase price of $1.50 per share for proceeds of $1,000,000 and 666,666 shares of our Series A Preferred Stock, convertible into 666,666 shares of our common stock, an effective conversion price of $1.50, for additional proceeds of $1,000,000.

DILUTION

Our net tangible book value per share, as of June 30, 2009, is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of outstanding shares, 12,915,735 of common stock. If you purchase our common stock from the selling stockholders identified in this prospectus, you will experience immediate dilution of $1.37 in the net tangible book value per share of our common stock assuming a sale price of $1.50 per share. The following table illustrates the per share dilution to new investors purchasing shares from the selling stockholders identified in this prospectus.

Assumed offering price per share	$1.50
Net tangible book value before the conversion of the Convertible Securities (based on 12,915,735 shares outstanding)	$(.09)
Increase in net tangible book value per share attributable to the issuance of 2,159,557 shares of common stock upon exercise or conversion of Convertible Securities	$.22
Pro-forma net tangible book value per share after the offering (based upon shares outstanding)	$.13
Dilution of net tangible book value per share of new stockholders	$1.37	(91)%

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and to expand our business.

Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the board of directors may deem relevant. We cannot assure you that we will ever pay dividends.

CAPITALIZATION

The following table sets forth our actual capitalization as of June 30, 2009, and capitalization as adjusted to give effect to the issuance of 2,159,557 shares of common stock upon the conversion or exercise of Convertible Securities as of such date, conversion of the Long-Term Payable to Officers, and the application of the estimated net proceeds derived from the exercise of Warrants, as described under the section entitled “Use Of Proceeds.” This table should be read in conjunction with our Financial Statements appearing elsewhere in the Prospectus.

	June 30, 2009
	Actual	As Adjusted
Long-Term Payable to officers	$1,045,900	$0
Preferred Stock, $.0001 par value, 10,000,000 shares authorized; 666,666 shares issued and outstanding, net of unamortized discount	$866,533	$0
Stockholders’ Equity:
Common Stock, $.0001 par value, 100,000,000 shares authorized; 12,915,735 shares issued and outstanding; 15,075,292 shares as adjusted	1,292	1,508
Additional paid in capital	3,443,063	6,737,183
Deficit accumulated during development stage	(3,661,029)	(3,794,496)
Total capitalization	$(216,674)	$2,944,195

BUSINESS

Our History

We are a technology company in the developmental stage positioned to commercialize our proprietary intellectual property to manufacture high purity silicon used in the production of silicon wafers and solar cells. We believe that our unique and versatile approach will enable us to effectively compete in the rapidly growing solar energy market. Our internet website, currently under construction, will be located at www.ussolartech.com.

We plan to utilize our intellectual property in making silicon, the raw material used in the manufacture of solar cells using STC. In addition, in anticipation of the growing use of thin-film technology for the making of solar panels, we have filed two patents that apply our plasma technology to the making of thin-film integrated solar cells, modules, or panels.

Our intellectual property has been developed over the past 10 years, originally for use in the fiber optic industry which requires fast, highly uniform and ultra pure deposition of silicon-based compounds. We have been able to adapt this versatile and cost effective technology for use in the manufacture of pure silicon, crystalline silicon ingots and thin-film production of silicon that are used in the manufacturing of solar cells.

We were formed as Silica Tech, LLC, a limited liability company, in Connecticut on September 9, 2004. Since our formation, we have developed our own proprietary plasma-based technology for use in the solar energy industry. We also purchased certain assets, including patented intellectual property associated with the manufacture of optical fiber from FiberCore, Inc. a Chapter 7 debtor, pursuant to an Asset Purchase and Settlement Agreement approved by the United States Bankruptcy Court, District of Massachusetts (Western Division) on February 3, 2006. We are not a corporate successor or affiliate of FiberCore, although through the assets we purchased, we succeeded to certain rights and claims of FiberCore.

Silica Tech, LLC was converted into US SolarTech, Inc, a Delaware corporation, effective January 1, 2009. See “Recent Developments” for a discussion of the conversion.

We are in the process of commercializing our plasma technology and processes for the manufacture of silicon and other products used in the rapidly growing solar energy industry. Despite its significant growth, solar energy represents less than 2% of global energy usage and we believe that substantial growth lies ahead. Over the past several years, it has been widely reported that solar cell manufacturers have been experiencing a severe shortage in silicon, the primary raw material used in the manufacture of solar cells. While analysts cited in The Green Chip Review, SolarBuzz, Semiconductor International and other industry publications anticipate that there will be an increase in supply of such raw materials in 2010 and 2011; it is uncertain whether that additional supply will meet or exceed demand.

Although the current global recession is reducing demand growth and available credit, we believe that solar technology will remain strong as the demand for alternative energy technologies continues growing. Already, silicon usage in the solar industry surpasses its usage in the semiconductor industry. As for the impact of the global recession, analysts expect demand growth to slow substantially in the first half of 2009 with the potential for increase during the second half of 2009, and forecast growth and a re-acceleration in 2010. However, there can be no assurance that this or any prediction will prove accurate, especially in today’s uncertain economic environment.

Our initial business plan contemplated our entry into the optical fiber industry, followed by our entry into the solar energy industry. To help implement our initial strategy, we sought to acquire certain assets from FiberCore, Inc., a publicly traded manufacturer of optical fiber that filed for Chapter 11 bankruptcy in November 2003. FiberCore, Inc. had previously been managed by our executive officers. Our subsequent analysis and market research, coupled with strong demand in the solar industry, led us to focus our efforts directly on the solar industry. However, we continue to explore opportunities in the fiber industry. We are currently engaged in litigation to establish our ownership, free and clear of any liens, of certain of our intellectual property associated with the fiber industry and intend to more extensively consider opportunities in the fiber industry if and when such litigation is resolved in our favor. See the risk factor entitled: “We are currently engaged in litigation over our ownership of certain intellectual property associated with the fiber optic industry and an unfavorable result could impair us from monetizing such assets” and the section entitled “Litigation.” Our ownership of our intellectual property associated with the solar industry has not been disputed.

To fund our initial strategy of entering the optical fiber industry, in late August 2005, we raised $1,090,000 in equity from accredited investors in private sales. We then purchased from Tyco International Sigma S.A. and Tyco International Finance Alpha GmbH, both subsidiaries of Tyco International Ltd. (collectively “Tyco”): (i) $8.8 million in secured claims against FiberCore, Inc.; (ii) $1.5 million in secured claims against FiberCore USA, Inc., a wholly owned subsidiary of FiberCore, Inc. that was not in bankruptcy; and (iii) all right, title, and interest in the Tyco entities’ equity interests in FiberCore, Inc. The assets we purchased from the Tyco entities also included security interests in intellectual property related to the manufacture of optical fiber preforms and other assets. We paid a total of $670,000 for the assets we purchased from Tyco of which $570,000 was allocated to the optical fiber related intellectual property. The consideration consisted of $575,000 in cash and an assumption of Tyco’s obligation to pay $95,000 to our three executive officers to reimburse them for out-of-pocket disbursements for legal fees associated with protecting certain intellectual property assets of FiberCore, Inc. We reimbursed approximately $70,000 to our three executive officers by December 31, 2005 and the remaining $25,000 in December 2008. See “Related Party Transactions.”

On February 3, 2006, in accordance with the rights we purchased from Tyco, the United States Bankruptcy Court, District of Massachusetts, entered an order authorizing and approving the sale of certain assets of FiberCore, Inc. to us, as set forth in the Asset Purchase and Settlement Agreement by and among Steven Weiss, Chapter 7 Trustee of FiberCore, Inc. and Silica Tech, LLC, dated as of November 2005. The sale closed in March 2006.

Shortly after the closing, based on market research which revealed an increased worldwide focus on alternative energy, particularly solar energy, we modified our business plan to focus exclusively on the solar energy market. During the period between June 2006 and December 2007, we raised funds through private sales of our securities, filed patent applications, continued litigation activities to preserve our intellectual property rights, and sought business opportunities.

In anticipation of the deployment of our intellectual property for the manufacture of silicon for use in the solar energy industry, in November 2007, we began ordering equipment for use in our pilot plant which we are currently leasing but which we plan on purchasing in order to expand to a full manufacturing operation. We plan to raise funds in additional financing to purchase the building, with respect to which we have a right of first refusal.

In December 2007, we sold our 7% interest in Middle East Fiber Company, an asset included in the FiberCore assets we purchased, for $325,000, to Abdulaziz Alnamlah, who already owned 85% of Middle East Fiber Company immediately prior to the sale. Of the $325,000, $80,000 was received in December 2007 and the balance, less legal fees, was received in January 2008. Our allocated cost under the Agreement was approximately $37,000 and was comprised of our cost basis, legal fees, and fees paid to a Cayman Islands trustee in connection with the entity through which we owned our interest. Mr. Alnamlah is the same individual who on September 30, 2008, purchased 666,667 shares of our common stock at a purchase price of $1.50 per share for proceeds of $1,000,000 and 666,666 shares of our Series A Preferred Stock, convertible into 666,666 shares of our common stock, an effective conversion price of $1.50, for additional proceeds of $1,000,000.

During the fourth quarter of 2007, we ordered the primary equipment from which we built our manufacturing systems. The equipment arrived at the end of the first quarter of 2008 through the beginning of the second quarter of 2008.

In February 2008, we leased our pilot operation in Southbridge, Massachusetts to develop and adapt our technology for use in production of silicon for use in the solar industry.

From April 2008 until October 2008, we focused our operations on installing equipment and designing, ordering and incorporating proprietary system components and parts.

In late February 2009 we produced our first silicon prototype sample, a significant milestone in that it confirmed that our technology as adapted could be used to manufacture silicon.

In June 2009, we produced high purity, market acceptable, solar grade silicon and expect to produce semi-conductor grade silicon by the fall of 2009. Solar grade silicon requires a purity level of at least 99.999% (five nines) while semi-conductor grade silicon requires a purity level of at least 99.99999% (seven nines). Our achievement in production of solar grade silicon demonstrates that we can produce silicon with the level of purity necessary to effectively implement our business plan.

Our samples were tested by an independent laboratory which is not affiliated with us or our management. We expect to begin shipping samples to potential customers for their own testing approximately by the end of the third quarter of 2009 in order to solicit orders and to reach a semi-conductor purity level. However, in order to ship meaningful quantities of products to customers, we must obtain additional funding to increase capacity. As we continue to expand, we also expect to improve the quality of our silicon and to recruit additional full-time personnel, including process and chemical engineers, operating technicians, and administrative staff.

We plan on continuing to increase our manufacturing capacity and we will need additional funds to continue to upgrade. In addition to the $2,000,000 we received on September 30, 2008 from Mr. Alnamlah (See Recent Sales of Unregistered Securities), we are seeking an estimated $10,000,000 in additional funds for plant expansion and working capital. Of the $10,000,000, we are currently seeking to raise up to $4 million in funds from current and other private investors that we have a substantial prior relationship with followed shortly thereafter with efforts to raise the additional $6 million.

We anticipate that during the second half of 2009, as funds are raised, to gradually order system parts, build additional systems for the manufacture of silicon, and purchase the building in which our pilot plant facility is located.

Once the first of the new systems becomes operational, we believe we will be able to generate revenue. We will use our existing system for further process development toward increasing our overall manufacturing efficiency. We anticipate that by the middle of 2010, subject to our obtaining necessary financing, we will have installed equipment that will be able to produce silicon sufficient to manufacture solar cells capable of producing 10 megawatts (“MW”) of energy (approximately 120 tons) per year, and expect that by 2012, our total capacity after our gradual purchase and activation of additional equipment will be approximately 50 MW. Although we had earlier anticipated we could commence commercial production sooner, unanticipated delays in perfecting our prototype system required us to revise our forecast.

Background and Intellectual Property

We own four patents and have filed applications for an additional five patents. Our business plan primarily involves deploying the technology included in the five patents pending toward the manufacture of solar grade silicon, while exploring opportunities to generate revenue through the existing four patents.

Existing Patents

Our management’s experience with plasma technology gave rise to the issuance of four optical fiber patents that employ plasma technology during the period in which our management managed FiberCore, Inc. Pursuant to a bankruptcy court order, in March 2006, we acquired the patents listed below.

•	U.S. Patent No. 6,253,580, issued July 3, 2001, entitled “Method of Making a Tubular Member for the Optical Fiber Production Using Plasma Outside Vapor Deposition” expiring December 2018.

•	U.S. Patent No. 6,536,240, issued March 25, 2003, entitled “Method of Making an Optical Fiber Preform via Multiple Plasma Deposition and Sintering Steps,” expiring June 2020.

•	U.S. Patent No. 6,793,775, issued September 21, 2004, entitled “Multiple Torch-Multiple Target Method and Apparatus for Plasma Outside Chemical Vapor Deposition,” expiring February 2022.

•	U.S. Patent No. 6,769,275, issued August 3, 2004, entitled “Method for Making Optical Fiber Preform Using Simultaneous Inside and Outside Deposition,” expiring March 2022.

The patents relate to the use of plasma in optical fiber processing, only, and do not apply to our proprietary process for the manufacture of silicon.

Patent Applications

We own five patent applications which involve application of plasma technology to the solar industry. Our patent applications include technology which employs POVD (plasma outside vapor deposition)/PIVD (plasma inside vapor deposition) technologies, which were originally developed for optical fiber manufacturing. With the filing of four new patent applications, we are now adapting this technology to manufacture silicon (powder or chunks), and doped (which involves the intentional introduction of another component in order to obtain certain properties) or un-doped crystalline silicon ingot, a-Si thin-film integrated solar cells, modules or panels, and/or an MJ-Si based thin-film, integrated solar cells, modules or panels.

Application Date	Application Title	Technology Type
• 12/26/06	Ring Plasma Jet method and Apparatus	Fiber
• 12/28/06	Plasma Torch for Making Synthetic Silica	Silicon Fiber
• 3/6/07	Plasma Deposition Apparatus And Method for Making Polysilicon	Silicon
• 4/13/07	Plasma Deposition Apparatus for Making Solar cells	Thin Film
• 4/15/08	Plasma Inside Vapor Deposition Apparatus and Method for Making Multi-Junction Silicon Thin-Film Solar Cells and Modules	Thin Film

In general, patents are effective for twenty years following the date on which an application is filed.

While we are initially focusing primarily on the silicon business, we intend to dedicate some of our resources to the exploring the thin-film process. Once the silicon business is established, additional resources will be used on the thin-film processing in order to hedge against a technology shift from silicon to thin film.

Solar Energy Technologies

Research and Development (“R&D”)

Our technical team spends most of their working time on product development. Our technical team first tested the individual components of our system separately, then integrated them into a manufacturing system, produced the plasma we will use to manufacture our end product, and finally produced silicon of increasingly pure quality until it manufactured solar grade silicon in June 2009. Our development activities to date, therefore, primarily have involved experimenting with, and fine-tuning our manufacturing system.

Our primary R&D focus going forward will be on improving the quality and lowering the manufacturing cost of our initial products: silicon powder or chunks, and crystalline silicon ingot. In addition, we will engage one machine design to improve its manufacturing efficiency and cost, and scale up engineering activities. The system we are using for development may also be used to manufacture commercial product.

In addition, we plan to diversify our products in the photovoltaic or PV market into thin-film integrated solar cells and modules, and possibly into complete PV systems in the future, depending on market realities that develop. We may engage in initial development activities, but have no plans at this time to engage in large scale research and development or manufacturing.

Raw Materials

We use STC as our main raw material to manufacture silicon and/or crystalline silicon ingot. STC is currently available in the marketplace from several sources. We are considering entering into long-term purchase agreements with suppliers of STC once we secure firm orders for our product. We are also exploring the use of other chemical compounds in our production process. Using alternative raw materials could potentially lower our cost and increase our options in the event of a shortage of raw materials. We are also seeking to enter into long-term contracts with the suppliers of various chemicals. In addition, we are exploring manufacturing our own STC, which will not only eliminate the risk of limited availability and rising prices in the event there is an STC shortage, but would over time reduce overall manufacturing costs by producing STC at a cost lower than the market prices available from third parties. With capacity expansion, the STC facility could also sell STC to third parties. We estimate that the cost of building a facility to manufacture our own

STC would be approximately $6 million and that it would take approximately nine months to complete the project. Of the $6 million, we estimate $4 million would be financed through loans and that such facility size would produce enough STC to generate about 15 MW; an estimated additional $8 million would be required to expand the facility so as to produce the STC needed to manufacture silicon capable of generating 50MW. To the extent that our STC requirements would lag STC production, the excess STC would be available for resale to third parties. The other components used in our proprietary manufacturing process are available from several sources. A continuous source of electrical energy, provided in part by the chemicals, is needed for the operation of the systems used in its production.

Proprietary Manufacturing Process and Products

Silicon in the Solar Industry

Silicon is the essential component needed to make solar cells. Silicon is manufactured by first converting natural quartz or high purity sand to a metallurgical grade silicon, or “MGS,” which we expect will be less pure than our end product. The MGS is then converted into Tri Chloro Silane, or “TCS,” which is purified and converted into pure silicon. The pure silicon is then melted and grown into mono-crystalline ingots or cast into multi-crystalline ingot.

The Siemens Process

The most common process for converting the MGS into TCS and then converting the TCS into pure silicon is known as the Siemens process. The Siemens process produces STC as a byproduct. The STC is then further purified for use in the semiconductor and optical fiber industries.

Until the recent onset of global recession, there was a sizeable industry-wide shortage of silicon, which resulted in limited availability of silicon wafers and caused significant increases in the price of silicon. As demand for solar cells increased, many participants or companies in the solar power industry announced plans to add additional manufacturing capacity. However, these expansion efforts appear to have slowed because of the global recession. Nevertheless, once the recession eases and this added manufacturing capacity comes on-line, silicon prices may drop unless the demand for silicon continues to increase. It is also possible that pent-up demand generated by strong government support in the U.S., China, Germany, and in other countries could further exacerbate the current silicon shortage. Moreover, high purity silicon is also used in the semiconductor industry and any increase in demand from that sector could compound the shortage.

Silicon suppliers have been adding manufacturing capacity in response to the growing demand in recent years. However, building silicon production facilities generally requires significant capital and it typically takes an average of 24 to 36 months to construct a working facility that utilizes the conventional Siemens process. As a result, silicon suppliers are generally willing to expand only if they are certain of sufficient customer demands to justify such capital commitment.

Owing to the present economic climate, a recent report in Solar Buzz, a trade publication, reported that silicon suppliers have eased their requirement that customers prepay for raw materials well in advance of their shipment, which, in turn, leads to an increase in working capital commitments for cell manufacturers. Such manufacturers would therefore be required to dedicate a larger portion of their capital to purchasing raw materials, diverting funds from other business activities. In addition, the production of silicon using the Siemens process generally becomes economically viable only when launched in large scale, and is expensive to scale down.

Our Proprietary Process

Our patent-pending technology utilizes STC, the by-product of the Siemens process, which is already pure enough for solar application, or uses the higher grade semiconductor or optical grade STC manufactured for the optical fiber industry (which is what the Company is currently purchasing and plans to purchase in large quantities for production) and converts it to pure silicon in one step through a process that requires significantly less capital investment than is required in converting sand into solar grade silicon. We then convert the pure silicon to a crystalline ingot. There are two types of crystalline silicon ingot in use today:

single or mono-crystalline ingot, and multi-crystalline ingot. We plan to manufacture the single or mono-crystalline ingot. The ingots are then sliced into wafers, converted into solar cells, incorporated into a solar module or panel, and finally installed as a complete system along with other components typically referred to as “balance of system components.”

In addition to manufacturing pure silicon, we plan to convert the silicon into a single crystal ingot using commercially available manufacturing equipment that is well proven and reasonably automated. In the future, we are considering developing our own multi-crystalline ingot that will be integrated in a one-step process with the manufacture of pure silicon from STC.

Sales and Marketing

While the global recession has caused a softening in demand for polysilicon, the demand for the products we intend to manufacture, high-purity silicon and single crystal silicon ingot, which result in a higher efficiency solar cell, still remains relatively strong. We plan to use a direct sales effort in the U.S., while overseas we plan to use a team of sales representatives to develop a brand name associated with a higher quality and more efficient product than that of our competitors. We anticipate that our sales efforts will primarily focus on those customers interested in entering into long-term purchase contracts with us.

To assist with our overseas sales effort, we have been in contact with distributors in China and Thailand that are experienced in selling high-tech material. We also plan to attend various renewable energy conferences that are held around the world at various times of the year.

We anticipate that we will sell our products to long-term customers as well as customers who buy in the spot market, which traditionally commands much higher prices than those provided for in long-term contracts.

Customers

Over the past several years, there has been a silicon supply shortage. Despite recent softening in demand, we anticipate that the shortage will continue for several years, even with the increase in supply. Nevertheless, we intend to diversify our client base, and market ourselves as a second source of silicon for customers already purchasing their silicon elsewhere.

Strategy

Our initial focus will be to bring our current plant to full capacity, which is estimated to produce sufficient silicon ingot for the manufacture of solar cells capable of producing up to 50MW of energy. We currently do not yet have commercial manufacturing capacity and use our existing equipment for product development and to produce samples. Once our Southbridge plant operates at full capacity, we plan on considering additional plant sites in the US, Europe and Asia. In Asia, possible locations under consideration include China, India and the Middle East, specifically, Saudi Arabia and the UAE, in order to supply key world markets.

We are also exploring opportunities to expand our manufacturing capacity through licensing and joint venture manufacturing agreements with large customers through which we would license our technology to third parties who would produce silicon on their own premises. We have engaged in preliminary discussions with potential customers and suppliers who have also expressed an interest in considering entering into an offshore joint venture arrangement with us. In addition, we are evaluating the possibility of vertically integrating into the solar photovoltaic market through mergers and acquisitions if and when opportunities arise.

Competition

We are faced with major competitors who have brand name recognition and are financially more stable. According to Deutsche Bank A.G. in a research report published in January of 2009, several large companies are responsible for the overwhelming majority of capacity and production of silicon. The following ten companies will account for approximately 89% of silicon global capacity in 2008 and estimates show will account for approximately 84% of capacity in 2010:

•	Hemlock;

•	Wacker-Chemie AG;

•	Renewable Energy Corporation;

•	MEMC Electronic Materials;

•	Tokuyama;

•	Mitsubishi;

•	Sumitomo;

•	M-Setek;

•	DC Chemical; and

•	Sharp.

Some of our competitors have also become vertically integrated in areas such as module manufacturing and solar power system integration. We also expect to compete with future entrants to the photovoltaic market that offer new technological solutions. Many of our competitors are developing or currently producing products based on new photovoltaic technologies, including thin film, silicon based ribbon, and new materials based on nano-technologies, which they believe will ultimately cost the same as or less than crystalline silicon technologies similar to ours. In addition, the entire photovoltaic industry also faces competition from conventional and non-solar renewable energy technologies, including wind, bio-fuels and bio-diesel. Due to the relatively high manufacturing costs compared to most other energy sources, solar energy is generally not competitive without government incentive programs.

There are several thin film technologies in various stages of development. The oldest one of these technologies is a-Si thin film integrated solar cell/module, which has the lowest manufacturing cost, the largest manufacturing volume at this time, but also the lowest efficiency. The most advanced thin film technology is based on copper indium gallium diselenide, (“CIGS”) with potentially the same efficiency as silicon-wafer based technology, but at substantially lower cost.

Several companies are engaged in the development of this process, but none has achieved high efficiency in manufacturing. The most successful thin film manufacturer to date is First Solar (NASDAQ: FSLR), which uses a cadmium telluride (“CdTe”) based integrated solar cell/module using its own proprietary process. However, while thin-film manufacturing costs are generally substantially lower than silicon-wafer technology, thin film technology provides lower efficiency (a percentage measurement of sunlight converted into electrical energy) than the efficiency generated with silicon wafer technology. Although silicon producers will continually seek technology improvements to lower costs and increase efficiency, thin film producers may improve efficiency and reduce manufacturing cost to the point that they could capture more than a minor market share from the silicon wafer based solar cell and module.

As a hedge against changing technologies, we plan to diversify our products in the photovoltaic market into thin film integrated solar cells and modules, and possibly into complete photovoltaic systems in the future. We have already filed for two thin-film patents. The first relates to the manufacture of a-Si thin film integrated solar cell and modules or panels. The second relates to the use of plasma inside vapor deposition apparatus for the making of a MJ-Si- thin-film integrated solar cell, module, or panels. We may engage in initial thin-film development activities, but do not have plans, at this moment, to invest in large scale thin-film research and development or manufacturing. Further, there is no assurance that our thin-film activities will be successful or that these efforts will not divert resources from our manufacture of silicon based products.

Over the past several years, in response to the silicon shortage, over 20 new producers of silicon have entered the marketplace, though many of them use the Siemens process, which requires extensive capital outlays. However, several manufacturers claim to have developed new proprietary processes which are more cost effective than the well known Siemens process. We have no knowledge as to whether such claims are valid, nor can we be certain whether these new processes are more or less efficient than our process.

In addition, Wacker-Chemie AG (“Wacker”) recently announced plans to build a $1 billion polysilicon plant in Tennessee, with an anticipated capacity of 10,000 tons per year or 833 MW of energy, and which is expected to employ 550 people. Wacker’s $1 billion investment translates to a cost of $1.2 million per MW, which is significantly higher than our estimated cost of $500,000 per MW, resulting in our cost being approximately 60% lower. See the risk factor entitled “Because we compete in a highly competitive market and many of our competitors have greater resources than us, we may not be able to compete successfully.”

Employees and Contractors

As of August 31, 2009, we had 8 full-time employees, and 5 part-time contractors engaged as follows:

	Part-Time Employee/ Contractors	Full-Time Employees
Administration	—	3
Research and Development/Technical Support	5	4
Business Development and Sales	—	1

As we expand our pilot facility to a 10 MW manufacturing facility over the next year provided we obtain financing on commercially reasonable terms, we plan to hire approximately 25 full-time employees, primarily in the areas of administration, production, and research and development. Given our plant’s capacity and the perceived continued demand for silicon from potential customers interested in placing orders, we believe that limited marketing and sales efforts will suffice in enabling us to sell up to our maximum capacity.

We also anticipate that over time a few of our independent contractors will become full-time employees. From time to time, we intend to use independent contractors to support our activities, including research and development. As new products are developed and as operations grow, we will need additional personnel.

We are a start-up entity and, to date, have had no employee or contractor turnover. We consider our relationship with our employees, contractors and subcontractors to be satisfactory. We are not, and do not expect to become, party to any collective bargaining agreement.

Recent Developments

Pilot Plant

In February 2008, we opened our pilot plant, located at 15 Sandersdale Road in Southbridge MA. We spent the following ten months, upgrading the facility to accommodate, and proceeded to construct, our pilot system.

Following system testing, in early February 2009, we produced “prototype material,” the first sample of our product. The achievement demonstrated that our technology is capable of producing silicon and is a promising alternative to costlier and larger scale techniques used to produce the same material. Test results for this first sample showed the presence of impurities, largely due to oxygen leaking into the system. In subsequent trials, with consistently isolating and eliminating the leakage, we reached higher purity levels. In late June 2009, we produced high purity, market acceptable solar grade silicon and we expect to begin shipping samples to potential customers for their own testing by approximately the end of the third quarter of 2009 in order to solicit orders as well as to produce semi-conductor grade silicon. We are highly confident that remaining impurities will be eliminated with design modifications. Industry analysts expect that producers of lower purity silicon are more susceptible to falling margins as supply increases and demand decreases, especially in 2009. The process requires ongoing quality testing involving both potential customers and independent laboratories. In connection with achieving the milestone of producing our sample, we have started recruiting additional full-time personnel, including process and chemical engineers, operating technicians, and administrative staff. In addition to the funds received from the sale of our Series A Preferred Stock as described below, we intend to raise in the future an estimated $10 million in additional funds in order to purchase the Southbridge building, to build additional manufacturing systems and to provide working capital.

We plan on continually focusing on increasing product yield in order to reduce manufacturing costs and increase production. We intend to increase capacity at our Southbridge, Massachusetts facility to enable us to produce approximately 120 tons of silicon, an amount which under present technology is sufficient to produce

10 MW of energy, subject to our obtaining financing on commercially reasonable terms. We anticipate then a capacity upgrade through adding systems to produce 480 tons of silicon capable of producing 40MW of energy, also subject to financing. We believe that through purchasing additional equipment and leasing or purchasing the entire premises in the building at, but without expanding our Southbridge facility, we can achieve a maximum capacity of 600 tons of silicon annually, which is equivalent to the amount necessary to manufacture silicon-based solar cells with an aggregate capacity to produce 50 MW of energy.

Over the past several years, technical improvements in the manufacture of cells have reduced the number of tons of silicon required to produce solar cells capable of generating one MW of solar energy. Just a few years ago, 14 tons were required to produce solar cells capable of generating a single MW of energy. Today, that number has gone down to 12 tons. We expect that continued improvements in technology and efficiency will continue to reduce the number of tons required to produce the same amount of energy. We believe that some solar cell manufacturers have been able to produce a MW of energy with only 10 tons of silicon, and we believe that it will be possible to produce a MW with as little as 8 tons as technology improves.

Conversion to a Delaware Corporation

Effective January 1, 2009, we converted from Silica Tech, LLC, a Connecticut limited liability company into US SolarTech, Inc., a Delaware corporation. Pursuant to the conversion, members of Silica Tech, LLC received common stock of US SolarTech, Inc. and warrants to purchase shares of common stock of US SolarTech, Inc. Pursuant to the conversion, members of Silica Tech, LLC each received a pro rata portion of 12,666,666 shares of common stock of US SolarTech, Inc.; certain members received a pro-rata portion of 685,624 warrants. Mr. Alnamlah received 666,666 shares of Series A Preferred Stock, (all priced at $1.50), based on a company valuation of $20,000,000.

In addition, in connection with the conversion, we agreed to make cash payments to stockholders upon the achievement of certain milestones. As of June 30, 2009, our stockholders agreed to receive payment in stock in lieu of cash.

Under Delaware law, US SolarTech, Inc. is deemed to own the assets of, and be obligated for the debts of Silica Tech, LLC, and to have been formed on September 9, 2004, the date on which Silica Tech, LLC was formed.

Sale of Preferred Stock

As of September 30, 2008, we sold a 10% membership interest in Silica Tech, LLC to Mr. Alnamlah for total proceeds of $2,000,000. On January 1, 2009, such membership interest was converted to common and preferred equity, and warrants to purchase common equity, in connection with the conversion of Silica Tech, LLC into US SolarTech, Inc. See “Recent Developments” for a discussion of the conversion. Specifically, pursuant to the terms and conditions of the investment, Mr. Alnamlah received 666,667 shares of our common stock and warrants, expiring January 1, 2012, to purchase 300,000 shares of our common stock, at an exercise price of $1.50, and 666,666 of shares our Series A Preferred Stock for consideration of $2 million. See “Description of Securities.”

Sale of Middle East Fiber Company Interest

In a separate transaction in December 2007, Mr. Alnamlah purchased all of our 7% interest in Middle East Fiber Company, a company controlled by Mr. Alnamlah, for proceeds of $325,000. Our interest in Middle East Fiber Company was among the assets we purchased from FiberCore, Inc.

Sale of 7.5% Convertible Subordinated Notes

On September 30, 2009, we sold $525,000 in aggregate principal amount of 7.5% convertible subordinated notes together with related warrants in a private placement to existing investors.  We are privately offering up to $2,000,000 in aggregate principal amount of notes to investors we have identified through means other than any public offering, seeking primarily investors having pre-existing relationships with us.  We anticipate that the offering will remain open to qualified investors until November 15, 2009, unless extended.   We are not registering the resale of the notes, or any shares of our common stock issuable upon conversion of the notes or exercise of the warrants.

    Interest.  The notes are due on September 30, 2011 and bear interest at a rate of 7.5% per annum, provided that the interest rate on any notes which remain outstanding and are not converted into our equity by September 30, 2010 will be retroactively adjusted as of the issue date of the notes to have accrued interest at a rate equal to 15% per annum, thereby increasing the amount of interest we are obligated to repay.  Furthermore, upon conversion of the notes into shares of our common stock, for purposes of calculating the number of shares issuable upon conversion, the notes shall be deemed to retroactively have accrued interest since the issue date at a rate equal to 25% per annum.

   Conversion.  Subject to the terms of the note, a holder may convert a note into our common stock beginning at such time at which the Company’s common stock has been publicly traded for one full calendar month, through September 30, 2010.  During such period, a holder of Notes shall, acting in its sole discretion, be entitled to convert any portion or all of the principal sum and unpaid interest accrued under a note into shares of the Company’s common stock, at a price per share of equal to the weighted average trading price of our common stock on the exchange or quotation system on which it is publicly traded over the preceeding 20 trading days, provided that notwithstanding any provision in the Note, such price shall not be less than $1.50 per share .

If at any time on or after the beginning of the period during which the holder may convert, the calculated conversion price equals or exceeds $2.00 per share for 20 consecutive trading days, we are required to provide the Holder with a written notice stating that the requirements for conversion at our option have been met, whereupon on the 5th business day following the holder’s receipt of such notice, we shall have the right, at our sole discretion, to convert all of the principal sum of the notes and unpaid interest accrued thereon into shares of our common stock at such price.

Warrants.  Each purchaser of notes will receive a warrant to purchase the number shares of our common stock calculated as follows:

•
Where the Company receives the purchase price for the notes prior to or on September 30, 2009, the number of shares issuable upon exercise shall equal 50% of the principal of the note purchased divided by $1.50 provided that Mr. Alnamlah shall be entitledto such percentagewith respect to up to his purchase of an additional $200,000 in aggregate principal amount of notes on or prior to November 15, 2009.

•
Where the Company receives the purchase price for the notes between October 1, 2009 and October 31, 2009, the number of shares issuable upon exercise shall equal 33% of the principal of the note purchased divided by $1.50.

•
Where the Company receives the purchase price for the notes between November 1, 2009 and the expiration of the offering, the number of shares issuable upon exercise shall equal 15% of the principal of the note purchased divided by $1.50.

The warrants become exercisable at such time at which the Company’s common stock has been publicly traded for one  full calendar month, and entitle the holder to purchase the number of shares of our common stock calculated above at $1.50 per share.  The warrants expire September 30, 2011.

Subordination. The notes shall rank pari passu with respect to each other and shall be subordinated to all other indebtedness reflected on our financial statements as of September 30, 2009.

Use of Proceeds.  We intend to use the proceeds of our sales of notes and exercise of warrants, if any, to purchase equipment in connection with our planned expansion, for research and development, working capital, and general corporate purposes.

       Funding Commitment. As of September 30, 2009, we received $525,000 proceeds from the sale of  our notes, of which $250,000 was received from Mr. Alnamlah, the holder of our Series A Preferred Stock.  See “Recent Sales of Unregistered Securities.” Mr. Alnamlah has committed to purchase up to an additional $200,000 in principal amount of notes by matching amounts we receive from the sale of notes to third parties. In consideration of his matching fund commitment, upon such funding, we have agreed to provide Mr. Alnamlah with warrants to purchase shares of our common stock calculated  as if his purchase of notes occurred on September 30, 2009; i.e. the number of shares issuable upon exercise would equal 50% of the principal of the note purchased divided by $1.50.  We have made the same warrant terms available to Mr. Alnamlah until November 15, 2009 with respect to additional purchases of up to an additional $500,000 aggregate principal amount of notes .

Listing of Our Common Stock

We have received information from several transfer agents and have already spoken with a market maker who will file a Form 211 with the Financial Investment National Regulations Authority (“FINRA”). A market maker that files a Form 211 with respect to a company indicates that it desires to trade, quote, and “make a market” in the company’s securities. The SEC must first declare the registration statement of which this prospectus is a part effective before FINRA will approve the quotation of our common stock on the OTC Bulletin Board.

Letter Agreement with Holder of Series A Preferred Stock

As of June 15, 2009, we entered into a letter agreement with Mr. Alnamlah, the holder of our Series A Preferred Stock, pursuant to which Mr. Alnamlah agreed to convert his shares of our Series A Preferred Stock earlier than otherwise required upon the following terms and conditions:

•
In the event that prior to August 31, 2009, the holder of our Series A Preferred Stock converts all such shares into shares of our common stock, we shall pay such holder an additional 125,000 shares of our common Stock.

•
The holder agreed to convert any unconverted shares of our Series A Preferred Stock into shares of our common stock pro rata in proportion to the portion of the $1,045,900 in unpaid compensation and unreimbursed expenses payable collectively to Dr. Mohd Aslami, Mr. Steven Phillips and Mr. Charles DeLuca actually converted by such individuals into shares of common stock in accordance with their agreements with us.

The option to receive additional shares has expired since the holder of the Series A Preferred Stock did not convert prior to August 31, 2009.

Agreement Concerning Conversion of Existing Payable to Executive Officers

As of September 30, 2008, we owed a total of $1,045,900 to Dr. Aslami, Mr. Phillips and Mr. DeLuca in unpaid compensation and unreimbursed expenses. As of June 15, 2009, all three executive officers signed a letter agreement concerning the conversion of such payable into shares of our common stock. Specifically, the letter agreement provides that

•
In the event we raise additional equity and pay each executive an amount equal a pro rata portion of 10% of the proceeds of a closing(s) up to a maximum of $200,000, we have the option to pay the remainder in shares of our common stock at a conversion price of $1.50 per share. The $200,000 is to be applied to the payment of taxes.

•
and to the extent amounts owed have not been converted by us, each executive has the option to convert up to 100% of the amount owed to such executive at anytime, at his sole discretion, subject to the Company’s automatic right to convert if and when the weighted average price of the company’s stock for 30 consecutive trading days is at least $2.00 per share.

In connection with each conversion by us, upon such conversion, we would also pay each executive, or withhold from each executive as applicable law requires, an amount which approximates the tax obligation incurred by the executive in connection with receipt of such shares, against which the $200,000 would be applied.

Aside from a possible maximum payment of $200,000 as described, while we have the right to pay each executive in cash, subject to notice, the executives have agreed to defer the Company’s obligation to pay any outstanding amount of the total payable of $1,045,900 until August 1, 2010, and later extended the date until February 1, 2011 . The letter agreement with each executive effectively amends each such executive’s employment agreement.

Our executives have executed non-competition and non-disclosure agreements, which include among other provisions, the obligation to retain confidential information in strict confidence and obligations not to disclose such information to anyone except to other employees who have a need to know such information or except as required in the performance of his or her duties in connection with employment, subject to certain exceptions set forth therein. The executive shall not use our confidential information other than for our benefit.

Offer to Exercise Warrants

We plan on offering an incentive to holders of warrants to exercise such warrants by our agreeing to provide them with new three year warrants on substantially the same terms in the event they exercise their existing warrants. Exercise of all outstanding warrants would result in proceeds of approximately an additional $1,028,436, which we anticipate that we would use for additional working capital. However, we can provide no assurance that holders of our warrants will so exercise. Such proceeds would be in addition to amounts we would otherwise raise.

Solar Industry Background

The solar power or photovoltaic (“PV”) market has grown significantly in the past decade. According to SolarBuzz LLC, an independent solar energy research and consulting company, the world PV market, as measured by annual solar PV installations, increased from 1,086 MW in 2004 to 5,948 MW in 2008, representing a compounded annual growth rate, or CAGR, of 53%. In 2008, the world PV industry growth reached 110% compared to 62% growth from 2006 to 2007. However, growth was slowed by limited silicon supply in 2007, which increased by only 30% — both for solar and semiconductor industries combined.

Despite its rapid growth, solar energy still constitutes only a small fraction of the world’s energy output and we believe it has significant growth potential.  Moreover, the United States Department of Energy projected that by 2012, solar electricity will reach parity with retail electricity in certain parts of the United States. Between now and then, we anticipate that governments of most developed countries, including the United States (federal and most state governments), Japan, and all major countries in Europe will have adopted various incentives to accelerate the growth and economic viability of renewable energy including solar. Royal Dutch Shell, PLC, one of the world’s leading energy companies, predicted that solar energy will be the largest source of power by the middle of this century, exceeding oil and gas combined. We are therefore optimistic about the prospects of growth of solar energy and the demand for materials associated with it, in the 21st century.

Solar power generation has emerged as one of the most rapidly growing renewable sources of electricity. Solar power generation has several advantages over other forms of electricity generation, including:

•	Reduced dependence on fossil fuels. Solar power electricity generation does not consume fossil fuels. Increases in solar power generation therefore reduce dependence on fossil fuels.

•
Environmental advantages.  Solar power is pollution free during use and therefore has less impact on the environment than other forms of electricity generation. This makes solar power more appealing for locales and industries seeking “greener” energy.

•	Matching peak time output with peak time demand. When connected to a grid, solar energy can effectively supplement electricity supply from an electricity transmission grid during times of peak demand.

•	Modularity and scalability. As the electricity generating capacity of a solar energy system is a function of the number of solar modules installed, solar technology is rapidly scalable and versatile.

•
Flexible locations.  Solar power production facilities can be installed where grid connection or fuel transport is difficult, costly, or impossible, and the installation of power production facilities at the customer site reduces investment in production and transportation infrastructure.

•
Government incentives.  A growing number of countries and local governments have established incentive programs for the development of solar power, resulting in solar power being increasingly viable economically.

Our Competitive Strengths

While we have not yet commenced commercial production and have no product sales to date, we believe that we have numerous competitive strengths that will enable us to compete effectively and to capitalize on growth opportunities in the solar PV market. Those strengths include:

•
Low manufacturing costs.  Our patent pending technology for manufacturing high purity silicon is unique, automated, and suitable for small and large scale operations. Our technology is a “one step” process for the making of silicon from STC, which also allows for the recycling of unused chemicals until fully converted to silicon. We believe our manufacturing cost will be highly competitive with existing technologies.

•
Unique System.  Our manufacturing system is uniquely designed so that with yield improvements, over time, one machine should manufacture silicon to generate 1 to 1.3 MW of energy per year. This makes the system uniquely suitable for licensing to meet customers rapidly growing demand. In addition, we may develop manufacturing lines with substantially larger capacity.

•	High quality products. We believe we can produce optical grade silicon that is purer than solar grade silicon manufactured by most other suppliers at very competitive prices.

•	Scalable manufacturing capacity. Our patent pending process for manufacturing silicon can easily be scaled up in small or large increments, which is a unique advantage of its process.

•
Ability to quickly broaden and diversify our customer base.  We have identified several potential domestic and international customers. In addition, we will be using STC to convert into silicon in a one-step process, while the major silicon producers use natural quartz as a starting material in addition to many other processes to produce pure silicon. As the major silicon producers require, among other things, significantly more set-up time, we can provide greater flexibility in satisfying customer’s current silicon needs. We are seeking to become a second source silicon supplier, representing about 10% of a customer’s overall requirements. Our business approach we believe will increase our potential of growing our customer base, as customers usually need a second source. Moreover, given the systems’ attractive set-cost and quick set-up time compared to other silicon producers, we can license our technology to third party silicon producers. However, we will need significantly more funding in order to increase manufacturing capacity to satisfy the potential customer requirements. See Risk Factors.

•
Economies of scale — available to independents — licenses.  Our patent pending technology can be licensed to solar cell and semiconductor manufacturers seeking a second source of silicon or to vertically integrate because of the technology’s economic scalability. For example, Wacker-Chemie AG (“Wacker”) recently announced plans to build a $1 billion polysilicon plant in Tennessee, with an anticipated capacity of 10,000 tons per year or 833 MW of energy, and which is expected to employ 550 people. Wacker’s $1 billion investment translates to a cost of $1.2 million per MW which is significantly (60%) higher than our estimated cost of $500,000 per MW. In addition, our systems can be operational in less than 9 months compared to the 2 to 3 years it will take Wacker. Such operational efficiency would be more attractive to cell manufacturers looking to avoid having to access the “spot market.”

•
Potential for expanding into other markets — semiconductor.  Our patent pending technology can service the semiconductor market as well as the solar market, because we anticipate that our process will enable us to manufacture the higher level of purity required for semiconductor applications.

Our Strategies

Our objective is to play a significant role in developing and manufacturing low-cost, high-performance silicon and ingot products. We intend to achieve this objective by pursuing the following strategies:

•
Execute long term agreements with customers and suppliers.  We intend to enter into long-term supply agreements with multiple suppliers as we execute sales contracts with solar cell and/or silicon wafer manufacturers and distributors.

•
Expand manufacturing capacity.  We intend to expand capacity to match our customers’ sales contracts. Our initial capacity planning includes a 10 MW per year facility by the second half of 2010, increasing to a 50 MW per year facility by the end of 2012, bringing our Southbridge facility to full capacity, in each case, subject to financing on commercially reasonable terms. Further expansion, based on customer requirements, will require either expanding the present facility or adding another facility either in the United States or overseas near our customers’ facilities. In addition, to improve profitability, we plan to market value-added products in the form of mono-crystalline and multi-crystalline silicon ingot manufactured using commercially available known technologies, or using our proprietary technology as soon as it is fully developed for adaptation to such other products.

•
Further enhance our technology through focused research and development efforts.  We intend to further enhance our technology to improve silicon efficiency and lower manufacturing costs by increasing our investment in research and development and through cooperation with our suppliers and customers. While silicon is expected to remain the major product in the making of solar cells, thin-film technology has been making inroads against silicon/cell manufacturing. In order to hedge our technology position, we have filed two thin-film patent applications and are exploring the development of marketable thin-film products in the future.

•
Build US SolarTech into a leading brand.  We intend to build US SolarTech into a leading silicon ingot brand by emphasizing our product features that include a combination of high performance stable supplies and competitive prices.

•
Expand sales in new and existing markets and diversify customer base.  As we increase capacity, we plan to expand our sales outside of the US into China and other overseas markets, including Germany, Thailand, Malaysia, India, and South Korea, and to diversify and grow our customer base to include some of the largest established players in the global PV industry.

•
Thin film — We plan to diversify our products in the PV market into thin-film integrated solar cells and modules, and possibly into complete PV systems in the future. We have filed one patent application related to the manufacture of amorphous silicon thin-film solar cells. We also filed a second patent application regarding a thin-film process which employs plasma inside vapor deposition for the making of multi-junction silicon based (“MJ-Si”) thin-film integrated solar cells, modules and or panels. While we have no current plans to engage in large scale thin-film research and development or manufacturing, we anticipate that our further research and development will explore opportunities related to thin-film.

PROPERTIES

Our manufacturing facility is located in a 36,000 sq. ft building located at 15 Sandersdale Road, Southbridge, Massachusetts, 01550. Currently, we lease approximately 7,000 square feet of which we currently occupy approximately 4,000 sq. ft. pursuant to a month-to-month lease, dated February 2008. In addition, we have a right of first refusal to lease or purchase the entire building. We plan to purchase the building in order to expand our operations. We believe that the facility should be able to accommodate about 40 systems, which over the next several years should be able to generate about 600 tons of silicon or enough silicon under current standards to yield about 50 MW annually.

We maintain our corporate offices at 199 Main Street, Suite 706, White Plains, NY 10601. Currently, Mr. Phillips, our Chief Financial Officer, occupies this space under a sub-lease which expires on October 31, 2009. Since inception, our usage of this space has increased from about 50% to 95%. We reimburse Mr. Phillips for our allocable share of lease costs, which is currently at $900 per month.

We currently carry commercial general liability protection with a reputable carrier against claims relating to personal injury, property or environmental damage arising from accidents on our properties or relating to our operations. The coverage limits follow: general total limit $2,000,000; products and completed work limit $2,000,000, personal injury (each person) $1,000,000; advertising injury (each person) $1,000,000, and each event: premises damage $500,000 and medical expenses $10,000. To the extent we can do so on commercially reasonable terms, we intend to increase coverage as needed.

LITIGATION

POVD Patent Litigation

On February 17, 2006, we filed a declaratory-judgment action against j-fiber GmbH (“J-Fiber”) in the United States District Court for the District of Massachusetts. The action  was captioned Silica Tech, L.L.C. v. J-Fiber, GmbH, 06-CV-10293 (D. Mass.). The action was assigned to Judge Reginald C. Lindsay.

The action seeks to establish that we own free and clear of any claims of J-Fiber, all right, title and interest in and to patents and patent applications (together, the  “Patent Assets”) of FiberCore, Inc. (“FiberCore”). We acquired the Patent Assets in FiberCore’s bankruptcy proceedings. J-Fiber is the successor-in-interest of FiberCore’s former subsidiary, FiberCore Jena AG (“FC Jena”).

The Patent Assets include those described and claimed in the following U.S. patents and related patent applications filed by FiberCore — along with their respective foreign counterpart patents and patent applications:

•	U.S. Patent No. 6,253,580, issued July 3, 2001, entitled “Method of Making a Tubular Member for the Optical Fiber Production Using Plasma Outside Vapor Deposition.”

•	U.S. Patent Application No. 09/058,207, filed April 10, 1998, entitled “Method of Making an Optical Fiber Preform.” (This application relates to U.S. Patent No. 6,536,240).

•	U.S. Patent No. 6,536,240, issued March 25, 2003, entitled “Method of Making an Optical Fiber Preform via Multiple Plasma Deposition and Sintering Steps.”

•	U.S. Patent No. 6,793,775, issued September 21, 2004, entitled “Multiple Torch-Multiple Target Method and Apparatus for Plasma Outside Chemical Vapor Deposition.”

•	U.S. Patent No. 6,769,275, issued August 3, 2004, entitled “Method for Making Optical Fiber Preform Using Simultaneous Inside and Outside Deposition.”

See “Background and Intellectual property” for a more detailed description of our intellectual property, including our filed patent applications.

Our acquisition of the Patent Assets from FiberCore was approved by a February 3, 2006 order of the United States Bankruptcy Court for the District of Massachusetts In re -  FiberCore, Inc., No. 03-46551 (the “Bankruptcy Court Order”). The Bankruptcy Court Order permitted the sale subject to certain “Surviving Claims” retained by J-Fiber. According to the Bankruptcy Court Order, the Surviving Claims were limited to in rem claims against the Patent Assets and “shall not in any manner constitute claims against US SolarTech” (emphasis

On August 28, 2006, J-Fiber filed an Amended Answer, Counterclaim, and Jury Demand claiming that it is the rightful owner of the Patent Assets. J-Fiber asserted four counterclaims: (I) a conversion claim alleging that the assignments of the Patent Assets by their inventors to FiberCore (the “Assignments”) constituted conversions of FC Jena’s property; (II) a fraudulent-conveyance claim alleging that the Assignments constituted fraudulent conveyances of FC Jena property; (III) a declaratory-judgment claim seeking a judgment that J-Fiber is the sole and rightful owner of the Patent Assets; and (IV) an alternative declaratory-judgment claim requesting that if the court determines that J-Fiber does not have ownership rights to the Patent Assets, it rule that J-Fiber can use the Patent Assets without being subject to claims of infringement. Included in J-Fiber’s Prayers for Relief are requests for attorneys fees, costs, expenses, and “such other equitable or monetary relief as may be just and proper,” without specifying an amount of any alleged damages. On September 25, 2006, we filed our answer to J-Fiber’s Counterclaim.

Discovery commenced in the summer of 2007. On July 2, 2007, the court ordered J-Fiber to file a statement concerning its contention that German law applies to the case, and gave us an opportunity to respond. J-Fiber filed its statement on July 25, 2007, largely relying on a Preliminary Statement Regarding Applicable Principles of German and European Union Law, which it had filed on March 23, 2007. We filed our response on September 17, 2007 (followed by a corrected copy on October 2, 2007), arguing that Massachusetts law should govern the case and that German law is inapplicable. On November 9, 2007, the court referred the case to Magistrate Judge Marianne B. Bowler for determination of the applicability of German law.

On December 31, 2007, we filed a motion for judgment on the pleadings seeking dismissal of J-Fiber’s counterclaims pursuant to Federal Rule of Civil Procedure 12(c) (the “12(c) Motion”). We argued that none of the counterclaims qualifies as a “Surviving Claim” permitted by the Bankruptcy Court Order and that each counterclaim fails as a matter of law on independent grounds.

On January 4, 2008, we filed a stay motion requesting, among other things, that the court stay depositions, and its determination of the applicability of German law, pending disposition of the 12(c) Motion. On January 8 and 9, 2008, the court referred the stay motion and case management to Magistrate Judge Bowler. On January 10, 2008, J-Fiber filed its opposition to our stay motion. At a conference on January 15, 2008, Magistrate Judge Bowler granted our request to stay depositions pending resolution of the 12(c) Motion, but denied our request to stay the determination of the applicability of German law.

On January 16, 2008, the court referred the 12(c) Motion to Magistrate Judge Bowler. On February 16, 2008, J-Fiber filed its opposition to the 12(c) Motion. On April 1, 2008, Magistrate Judge Bowler heard argument on the 12(c) Motion, but not on the applicability of German law. During the hearing, J-Fiber’s counsel clarified that J-Fiber’s counterclaims are in rem claims against the Patent Assets and are not damages claims against us.  The action was reassigned to Judge William G. Young after Judge Lindsay unfortunately passed away.

On May 19, 2009, Magistrate Judge Bowler issued her Report and Recommendation regarding the applicability of German law and the 12(c) Motion (the “Report”). The Report found that Massachusetts law should govern the action, though it does not foreclose the possibility of a later determination, based on a more developed factual record, that German law applies, “particularly with respect to the assignments of the ’775 and ’275 patents.”

On the 12(c) Motion, the Report found that, based on statements of prior counsel to the Bankruptcy Court in connection with the Bankruptcy Court Order, we are “judicially estopped” from arguing that J-Fiber’s claims are not Surviving Claims permitted by the Order. However, the Report found that much of J-Fiber’s Counterclaim should be dismissed on independent grounds. The Report found that Count II of J-Fiber’s Counterclaim fails to state a valid fraudulent-conveyance claim under the Massachusetts Uniform Fraudulent Transfer Act, though it does state an equitable fraudulent-conveyance claim. Yet that equitable claim is time-barred under the statute of limitations as to the ’580 Patent, the ’775 Patent, the ’275 Patent, and the ’207 Patent Application. The Report concludes that Count II survives only as an equitable fraudulent-conveyance claim with respect to the ’240 Patent.

Similarly, the Report found that J-Fiber’s conversion claim, Count I, is time-barred as to the ’580, ’775, and ’275 Patents, as well as the ’207 Patent Application. Count I survives only as to the ’240 Patent. Furthermore, the Report concluded that since portions of J-Fiber’s conversion and fraudulent-conveyance claims (Counts I and II) survive dismissal — as to the ’240 Patent — Counts III and IV, for declaratory judgment, also survive. Finally, as to the portions of Counts I and II that are to be dismissed, the Report indicated that J-Fiber may file a motion for leave to amend its Counterclaim to re-plead those claims.

Magistrate Judge Bowler’s Report was not a final, binding decision of the district court, but rather a Report and Recommendation to be adopted, modified, or rejected by the new district judge assigned to the case, Judge Young. The parties submitted objections to the Report on August 3, 2009 and responses to each other’s objections on August 17, 2009. On August 19, 2009, Judge Young adopted the Report as an order of the court, granting in part and denying in part the 12(c) Motion.

     On July 22, 2009, we filed an unopposed motion to amend the caption and pleadings in the action to reflect our corporate name change from Solar Tech, L.L.C. to US SolarTech, Inc.  The court granted that motion on August 25, 2009.  Thus, the action is now captioned US SolarTech, Inc.  v. J-Fiber, GmbH, 06-CV-10293 (D. Mass.).

    On August 24, 2009, J-Fiber filed the first in a series of procedural motions aimed at reviving a related, dormant adversary proceeding in the In re FiberCore, Inc. bankruptcy case – J-Fiber GmbH v. Steven Weiss, Trustee of FiberCore, Inc., Adv. Pro. No. 04-4531 (the “Adversary Proceeding”).  J-Fiber filed the motions in the United States District Court for the District of Massachusetts and the court assigned Judge Richard G. Stearns, and case number 09-CV-40145 under the caption In re FiberCore, Inc., to the new case.

    J-Fiber originally filed the Adversary Proceeding in the Bankruptcy Court in December 2004 to assert rights in certain intellectual property of FiberCore, including the Patent Assets, and to invalidate a Patent and Technology Information License Agreement between FiberCore and FC Jena (see description of “Know-How Litigation” below for further information concerning the license agreement).  The Adversary Proceeding had been dormant since December 2005 until J-Fiber filed its August 24, 2009 motion to “withdraw reference,” which seeks to move the Adversary Proceeding from the Bankruptcy Court to the District Court.  Subsequently, on September 30, 2009, J-Fiber moved to substitute us as the defendant in place of FiberCore’s trustee and to consolidate the Adversary Proceeding with the main action, 06-CV-10293.  One express purpose of J-Fiber’s efforts to revive the Adversary Proceeding is to partially avert the court’s ruling on our 12(c) Motion that the statute of limitations bars certain of J-Fiber’s counterclaims, by taking advantage of the earlier filing date of the Adversary Proceeding (December 2004).

    On October 2, 2009, before we had an opportunity to oppose J-Fiber’s motions, Judge Stearns granted J-Fiber’s motions to substitute and consolidate.  We opted not to oppose the motion to withdraw reference.  But on October 8, 2009, we moved the court to reconsider its allowance of J-Fiber’s motions to substitute and consolidate and to afford us an opportunity to brief the issues the motions raise (the “Reconsideration Motion”).  Our primary arguments in the  Reconsideration Motion include that the court should not permit J-Fiber to circumvent its ruling on the 12(c) Motion and that the Adversary Proceeding should be dismissed for J-Fiber’s failure to prosecute it.  The Reconsideration Motion currently is pending.

    On October 7, 2009, the court ordered that the main action (06-CV-10293) was no longer referred to Magistrate Judge Bowler and was reassigned from Judge Young to Judge Rya W. Zobel.  Judge Zobel has scheduled a status hearing in the action for November 5, 2009.  On October 8, 2009, the court ordered that the Adversary Proceeding action (09-CV-40145) was reassigned from Judge Stearns to Judge Young.

These actions are at an early stage, as discovery has not been completed and depositions have not been taken, we cannot predict its outcome. We intend to vigorously prosecute our case against J-Fiber and defend against J- Fiber’s counterclaims. In the event that we do not prevail, we believe that pursuant to the Asset Purchase and Settlement Agreement between us and FiberCore’s Trustee, we would retain a $7,500,000 claim against J-Fiber.  While that claim is unsecured against FiberCore, the claim is secured with respect to its assertion against J-Fiber because the assets which we purchased from Tyco and its affiliates included a collateral interest in the  Patent Assets . Accordingly, even if the court declares that J-Fiber owns the Patent Assets , we could commence actions to foreclose on the Patent Assets to the extent they are valued up to $7,500,000. Furthermore, the Patent Assets are related to optical fiber and, accordingly, even if we are not declared the owner of the Patent Assets , we will nonetheless be able to continue pursuing our solar related business, the primary business contemplated by our business plan, since none of our proprietary technology used in manufacturing solar grade silicon relies on the Patent Assets that are the subject of the litigation.

Know-How Litigation

On January 20, 2009, we filed a complaint against J-Fiber in the United States District Court for the Southern District of New York. The action is captioned US SolarTech, Inc. v. J-fiber, GmbH, 09-CV-00527 (S.D.N.Y.). The action was assigned to Judge Cathy Seibel and Magistrate Judge Paul Davison.

Our complaint asserts claims of breach-of-contract, misappropriation of trade secrets, and unjust enrichment against J-Fiber. We allege that FiberCore and FC Jena entered into a Patent and Technology Information License Agreement, dated May 22, 2003 (the “License Agreement”). In the License Agreement, FiberCore agreed to license to FC Jena its patents, patent applications, and technical information — including know-how and trade secrets relating to fiber-optic preform manufacturing. The License Agreement provides for FC Jena to pay certain research-and-development fees to FiberCore. It also contains a change-in-control provision that provides that if certain conditions are met, two million Euros would be due and payable to FiberCore.

Our complaint alleges that we have succeeded to FiberCore’s interest in the License Agreement pursuant to the Bankruptcy Court Order, and that J-Fiber has succeeded to FC Jena’s interest. We allege that J-Fiber acquired FC Jena’s assets in receivership proceedings in Germany and thereby triggered the change-in-control provision in the License Agreement and a two million Euro obligation to us. We allege that J-Fiber has continuously used, in its day-to-day operations, the trade secrets and know-how that FiberCore disclosed to FC Jena and that are now intellectual property belonging to us, but never paid any compensation to us for that intellectual property under the License Agreement or otherwise.

We allege that J-Fiber’s use of our trade secrets constitutes a misappropriation of trade secrets in violation of Massachusetts law (Mass. Gen. Laws ch. 93, § 42) and that J-Fiber has been unjustly enriched by profiting from our trade secrets and know-how. Among other relief, our complaint seeks damages for J-Fiber’s breaches of the License Agreement — including the 2,000,000 Euros we claim are due and owing; double damages for misappropriation of trade secrets under Massachusetts law; and restitution of J-Fiber’s profits attributable to our trade secrets and know-how.

On January 28, 2009, we filed an amended complaint that added one paragraph to our original complaint.   On July 15, 2009, J-Fiber was served with the amended complaint pursuant to the procedures of the Hague Convention.  On September 18, 2009, J-Fiber moved to dismiss the amended complaint.  J-Fiber’s motion to dismiss argues that: (i) the court lacks personal jurisdiction over J-Fiber; (ii) the court lacks subject-matter jurisdiction over our tort claims of trade-secret misappropriation and unjust enrichment because the conduct underlying those claims occurred in Germany; and (iii) the case should be stayed or transferred because the POVD Patent Litigation in the District of Massachusetts is allegedly duplicative in that J-Fiber purportedly has asserted in that litigation claims to the intellectual property we purchased from FiberCore.

This action is at an early stage and we cannot predict its outcome. We intend to vigorously prosecute our case against J-Fiber.

Litigation Against Our Executive Officers

In or about March 2004, FC Jena filed for receivership in Germany. Approximately two months later, J-Fiber, which is controlled and managed by parties who were employed by and associated with FC Jena, GmbH (“J-Fiber”) acquired the assets of FC Jena.

In December 2005, J-Fiber filed an action in Gera, Germany, reference number 1HKO 296/05 against Mr. Aslami and Mr. DeLuca with respect to a multi-party transaction among a subsidiary of Tyco International, Ltd, FiberCore, FC Jena, and Xtal Fibras Opticas S.A. Brazil, a company 90% owned by FiberCore. As part of the transaction, Tyco loaned $1,500,000 to a wholly-owned subsidiary of FiberCore collateralized by a secured lien on $3,000,000 of newly purchased specialized equipment used in the making of preforms, the raw material for making optical fiber. Title to the equipment was transferred to the subsidiary from Xtal in consideration of Xtal being discharged from certain obligations both to FiberCore as well as to FC Jena. FC Jena received a 16% interest in the subsidiary as well as other consideration.

J-Fiber claims that defendants Aslami and DeLuca, who served as members of FCJ’s supervisory and executive boards, respectively, breached their fiduciary duties to FC Jena in the transaction in that the equipment had no value and, accordingly, the 16% interest that FC Jena received did not have any value; FiberCore held the remaining 84%.

Defendants Aslami and DeLuca filed a brief challenging the claim and submitted supporting documentation as to the then $3,000,000 valuation, a Bill of Sale, as well as FC Jena’s valid approval for the transaction.

In December 2006, J-Fiber filed a second suit in Gera, Germany, reference number 1HKO-242/06, claiming that in 2001, Messrs. Aslami, DeLuca and Phillips, through the use of service, sales and other agreements, improperly transferred funds from FCJ to FiberCore for services. J-Fiber claims that there were no services rendered to FC Jena.

Defendants Aslami, DeLuca, and Phillips filed several briefs challenging the claim and submitted supporting documentation, including a Management Report from FC Jena’s auditors Deloitte & Touche, confirming FiberCore’s rendering of the services in question.

On November 12, 2007, a court hearing was held in Gera, Germany for both cases. The defendants, including Mr. Phillips, who was added as a defendant, presented their supporting documentation and responded to numerous questions from the judge. Mr. Phillips served as a director, Chief Financial Officer (July 2000 to July 2001) and a consultant to FiberCore and as a member of FC Jena’s supervisory board. The judge provided a summary of the proceedings and allowed both parties to submit follow-up briefs. The judge also informed both parties that a new judge would be assigned to both cases, as she would be taking a personal leave.

At the hearing, J-Fiber served upon Messrs. Aslami, DeLuca, and Phillips an amended complaint in case 1HKO-250/06 that extended J-Fiber’s claims to cover the years 2002 and 2003, in addition to 2001.

In April 2007, a new judge was assigned and called for a second hearing for both cases to be held in Germany on September 7, 2008.

At the September 7 hearing, the judge stated for the 296/05 case that he was going to solicit an independent equipment valuation in order to determine the value of the specialized equipment at the time of the transaction. In the 295/06 case, the court indicated its inclination to dismiss the case, but agreed to allow J-Fiber to introduce an additional witness, the Deloitte & Touche audit partner, at a future hearing. A new hearing date has not been set.

In late August 2009, the defendants’ German counsel was advised that the Gera Court was being restructured and that a new judge was recently assigned to the case. The new judge apologized for the courts delays and expressed the court’s commitment to review the cases as soon as possible.

To date, the executives have only sought and received from us reimbursement for their trips to Germany for the two hearings. The executives and their German law counsel intend to vigorously defend against the claims against them and believe that the claims are without merit.

We believe that the lawsuits were brought against the executives on account of their current executive positions with us and as leverage against us in our POVD patent litigation and other pending actions against J-Fiber, as confirmed by the testimony of J-Fiber’s own counsel during the first hearing. Accordingly, the executives would be entitled to indemnification from us with respect to legal fees and liability, if any, arising from the German lawsuits pursuant to the provisions in our certificate of incorporation and bylaws governing indemnification as the suit was specifically brought against our executive officers “by reason of the fact” that they are the Company’s executive officers. The Company’s by-laws provide in Article VIII that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless such liability.

MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers, their ages as of the date of this prospectus and the positions held by them. The corporate address for each of our directors and executive officers is 199 Main Street, White Plains, New York 10601.

Name	Age	Position
Mohd Aslami	62	Director; President, Chief Executive Officer and Chief Technology Officer
Charles DeLuca	73	Director; Executive VP — Business Development; Secretary
Steven Phillips	64	Director; Executive VP; Chief Financial Officer and Treasurer
Vinod K. Sareen	53	Director*

*	Mr. Sareen serves as a board member representing Mr. Alnamlah. See the description of the rights of holders of preferred stock under “Description of Securities.”

Dr. Mohd Aslami is our co-founder, President, and Chief Executive Officer/Chief Technology Officer and is a member of our board of directors. He is also a co-inventor of our intellectual property. Over the past 24 years, Dr. Aslami co-founded several companies in the field of fiber optics. He served as Chairman of the Board of Directors and Chief Executive Officer of FiberCore a NASDAQ-listed company, as well as the Chairman of the Supervisory Board of FiberCore’s subsidiary FC Jena. He was also a co-founder, director and executive vice president of engineering and manufacturing with SpecTran Corp., a publicly traded manufacturer of optical fiber in the U.S., which was later acquired by Lucent. Prior experience includes technical management positions at Galileo Electro Optics and Corning, Incorporated. Dr. Aslami began his career in academics, teaching at Kabul University, University of Cincinnati, and the University of Petroleum and Minerals in Dhahran, Saudi Arabia. He has published several articles and has authored, and co-authored several patents relating to fiber optic manufacturing and fiber optic related processes and products, as well the Company’s primary plasma based patents for manufacturing pure silicon, crystalline silicon ingot and thin film.
During the past five years, in addition to co-founding and developing the company, and managing his personal investments, Dr. Aslami also co-founded and served as President and CEO of Solec International, Inc. (“Solec”). Solec, incorporated in September 2005, which has since ceased operations, was actively involved in the development of a copper indium gallium diselenide or CIGS (non-silicon-based) thin-film, an integrated solar cell/module, based on the NREL (National Renewable Energy Lab) process, as well as system design and integration based on silicon based solar modules. Solec received a license from NREL. In June 2008, Dr. Aslami personally filed a patent application for a thin-film process. See “Related Party Transactions.”

Dr. Aslami holds a B.S. degree in chemical engineering from Purdue University (1968) and a Ph.D. in chemical engineering from the University of Cincinnati (1974).

Mr. Charles DeLuca is our co-founder and Executive Vice President for Business Development and Secretary is a member of our board of directors. He brings over 25 years of expertise in the fields of management and business development to US SolarTech. Since leaving FiberCore in June of 2003, he has focused on business development in the Asian markets. In his last position at FiberCore, Mr. DeLuca was secretary and the managing director of the three operations in Jena, Germany: FC Jena a fiber operation, FiberCore Machinery GmbH, a machinery building company, and FiberCore Glass GmbH, where the engineering and pre-production work for our intellectual property was undertaken. The FiberCore Glass GmbH operation produced saleable product for the medical market and part of the operation also served as the research and development facility for ongoing development of patent work related to our intellectual property. Mr. DeLuca was also a co-founder of FiberCore’s ALT subsidiary that designed, developed, and installed fiber optical network for the local area network market. He also held the position of director and executive vice president of sales and marketing for a FiberCore subsidiary.

Mr. DeLuca was also a co-founder of SpecTran Corp. and served as the secretary of SpecTran, a director and executive vice president of sales and marketing for both SpecTran and SoneTran, a joint venture with Southern New England Telephone producing single mode fiber for the telecommunications market. He was responsible for the development of sales of optical fiber in the telecommunications and data communications markets. Mr. DeLuca was employed at Exxon Optical Information Systems and Galileo Electro Optics Corporation from 1980 to 1981 and from 1976 to 1980, respectively, in marketing management positions. Prior to his employment at Galileo, he served as marketing manager for five operating high tech product lines with Bendix International.

For the past five years, Mr. DeLuca, aside from his activities for the company, has invested in real estate and retail activities, including managing his investments.

Mr. DeLuca holds a B.S. in economics from Queens College, New York and an MBA in management and marketing from St. John’s University, New York. He has co-published several articles in the fiber optics field.

Mr. Steven Phillips is our co-founder and Executive Vice President, Chief Financial Officer and Treasurer, and is a member of our board of directors. Mr. Phillips has over thirty years of experience as a CFO, director, and consultant in a variety of high technology industries. He brings to us skills in the area of corporate finance, start-up environments, turnarounds and corporate partnering. In addition to participating in numerous private transactions, Mr. Phillips was actively involved with FiberCore from 1995 to 2003, and served as interim chief financial officer from August 2000 to July 2001. He became a director of FiberCore in May 1995 and a Supervisory Board Member of FiberCore’s German subsidiary in December 2001. He was primarily responsible for about $90 million of FiberCore’s major fund raising and joint venture activities involving Tyco International Ltd, banks, and other financial institutions. Mr. Phillips, operating through One Financial Group Incorporated, a company he has controlled for over twenty years, provides financial services to companies and individuals.

From November 2003 until mid-2005, Mr. Phillips worked with FiberCore’s bankruptcy trustee and negotiated the Tyco Agreement between Tyco and the Company, dated August 25, 2005. In addition to his private practice activities, he co-founded the company in September 2004 and thereafter, worked on developing the Company.

Mr. Phillips also served as interim Chief Financial Officer for a start-up Internet company and as chief financial officer of the Winstar Government Securities Company L.P., a registered U.S. Government securities dealer, which he co-founded in 1991 and sold in 1998. From August 1987 until about August 1998, Mr. Phillips served as a director and secretary of James Money Management, Inc., a private investment company. Mr. Phillips holds a BBA in accounting from City College of the City University of New York.

Mr. Vinod K. Sareen is a Certified Public Accountant with over 25 years of experience in finance and corporate management and who has worked in lead roles in the United States, Europe, Middle East, Yemen and India. During the period from 1995 to 2001, he has worked in the startup, financing and operations of Middle East Specialized Cables and Middle East Fiber Cable Manufacturing Company. He was also involved in joint ventures, business evaluations, mergers, investments and public issues of Middle East Specialized Cables. Since 2001 he has served full-time as vice president of finance with Royle Systems Group, an equipment manufacturing company, and has been involved in re-structuring and turnaround of the business. He is also a business consultant to several other companies.

Mr. Sareen holds a B.Com. (Bachelor in Commerce) degree from Punjab University Chandigarh and is a Chartered Accountant from the Indian Institute of Chartered Accountants of India.

Board of Directors

Our board of directors currently consists of four directors. We are not currently required to comply with the corporate governance rules of any stock exchange or quotation system and, as a private company we are not currently subject to the Sarbanes-Oxley Act of 2002 and related SEC rules. However, upon the effectiveness of this registration statement, we will become subject to Sarbanes-Oxley and, if our common stock becomes so listed, the rules of the applicable stock exchange or quotation system.

Directors owe a fiduciary duty to us to act in good faith for our best interests, to exercise their powers and perform their duties honestly, to avoid conflicts of interest, and not to personally profit from opportunities that arise from the office of director.

There are no family relationships among our directors and officers.

Standing Committees of the Board

We have not established any committees of our board of directors. Upon effectiveness of the registration statement of which this prospectus is a part, we plan to secure authorization for quotation of our common stock on the OTC Bulletin Board. As such, we will not be subject to the requirements of a national securities exchange or an inter-dealer quotation system with respect to the establishment and maintenance of any standing committees. We nonetheless plan to establish a separate standing audit committee and compensation committee.

The audit committee will perform the following functions:

•	select and oversee of our independent accountant;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and

•
engage the services of outside advisors. As we are not a “listed company” under SEC rules, its audit committee is not required to be comprised of only independent directors. The board has determined that all board members who could serve on the audit committee are not independent directors (and the audit committee does not include an independent director who is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.) The board has determined, however, that each of the members of the audit committee is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board believes that each of the members of the audit committee have the sufficient knowledge and experience necessary to fulfill the duties and obligations required to serve on the audit committee.

The compensation committee will have two primary responsibilities:

•	establish, review and approve executive management compensation; and

•
monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives. It also oversees any other compensation and equity-based plans.

All of our directors serve on our nominating committee.

Compensation of Directors

Our board of directors is newly created. We intend that any members of the board of directors who are our employees, including subsidiaries, if any, will not be compensated by us for service on the board of directors or on any of its committees. Other members of the board of directors will receive an annual board membership fee of $10,000 and committee chairmen (other than chairman who are our employees) will receive $2,500. The non-employee members of the board of directors will also receive an attendance fee of $500 for each in-person meeting of the board of directors and $250 for each telephonic meeting of the board of directors. Non-employee directors will receive 10,000 shares of our common stock, annually, with the first issuance after the first six months of service. Directors will also receive stock options in the amount of 10,000 options of our common stock after the first six months of service upon election to the board and 10,000 options of our common stock, annually thereafter. The initial options fully vest upon issuance and subsequent stock options fully vest six months from issuance. All of the options expire three years from the vesting date. The exercise price will be based on the fair market value of our common stock on the date of grant. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at committee or board of directors meetings. As our revenue increases and we expand, we may increase director compensation from time to time.

Code of Ethics

The board of directors plans to adopt a Code of Ethics that applies to all of our directors, officers, and employees, including our executive officers. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

Executive Compensation

We have entered into employment agreements with Dr. Mohd Aslami, Mr. Charles DeLuca and Mr. Steven Phillips, our executive officers. The terms of the employment agreements were reviewed and approved by our non-employee director who was appointed by Mr. Alnamlah. The employment agreements provide that compensation will include for each executive officer a base salary, a cash incentive bonus based on the meeting of certain targets, and share appreciation rights. The employment agreements contain other customary provisions, including termination provisions for cause, death and disability, as well as termination by the employee for cause and change of control.

Under the employment agreements, from March 1, 2009 and thereafter, Dr. Aslami is entitled to an annual base compensation of $232,500, Mr. DeLuca to $104,500 and Mr. Phillips to $163,000 totaling $500,000 for all executive officers. Prior to March 1, 2009, Dr. Aslami’s base salary was $139,500, Mr. Phillips was $97,800 and Mr. DeLuca’s was $62,700, totaling $300,000 for all executive officers, which compensation is consistent with the amount payable by Silica Tech, LLC, our entity as it existed prior to conversion to a Delaware corporation, to Silica Tech Holdings, LLC, for managing Silica Tech, LLC. Silica Tech Holdings, LLC would have forwarded such amount to its own managers, the same three individuals.

The cash incentive bonus available to the executive officers pursuant to the employment agreements is an amount equal to 4.75% of pre-incentive operating income. For purposes of calculating incentive bonus, “pre-incentive operating income” is determined by first calculating operating income according to generally accepted accounting principles exclusive of the incentive bonus amount. The bonus is then determined by dividing such operating income by 95.25% (100% minus 4.75%, the incentive bonus percentage) and then subtracting operating income from the resulting quotient. Such bonus shall be allocated 2.21% to Dr. Aslami, .99% to Mr. DeLuca and 1.55% to Mr. Phillips.

The employment agreements entitle our executive officers to receive 2,000,000 stock appreciation rights (“SAR”) allocated 46.5% to Dr. Aslami, 20.9% to Mr. DeLuca, and 32.6% to Mr. Phillips. A total of 20% of the share appreciation rights vest in the first year, 40% in the second, and 40% in the third year with threshold price of $1.50 per share and share appreciation targets of $3.00, $4.50, and $6.00 for years one, two and three, respectively, subject to the terms and conditions set forth in the employment agreements and the exhibits thereto. Rights may be exercised quarterly. The Company has the option to pay the awards in cash, common stock, or both. Awards shall equal difference between the aggregate fair market value of our common stock (based upon the share price as of the close of market on the exercise date with respect to which such SAR is exercised, but in no event in excess of the applicable share price performance target and the threshold price.) Under this arrangement, if the appreciation targets are satisfied and 100% of the award is paid in shares of our common stock, a total of 1,333,333 shares would be issued the executives, as allocated above. Sales of the shares of common stock issued under the SAR agreements are not being registered in the registration statement of which this prospectus is a part.

Further, the employment agreements with our executive officers provide, in pertinent part, that in connection with the termination of employment by us without cause or by the executive officer for good reason and not during a change of control period (as defined in the employment agreements), the executive officer shall be entitled to receive a severance payment equal to his base compensation for a period of eighteen months in equal consecutive monthly installments payable over an eighteen month period (the “Severance Payment”). In the event the termination of employment by us is without cause or by the executive officer for good reason during a change of control period, the executive officer shall be entitled to receive a Severance Payment equal to: (i) 200% of the executive officer’s base compensation, if the termination occurs prior to December 31, 2009, (ii) 250% of the executive’s base compensation, if the termination occurs between January 1, 2010 and December 31, 2010, or (iii) 300% of the executive officer’s base compensation, if the termination occurs on any date after January 1, 2011. We would be required to pay the Severance Payment in equal consecutive monthly installments payable over an eighteen (18) month period commencing within the month immediately following the month in which the Date of Termination occurs. In addition, any SARS held by the executive would be deemed fully vested, any stock or incentive awards would become fully vested and we would have to continue to provide health and welfare benefits during the severance period or equivalent value.

Under the employment agreements, change of control includes certain events in which a third party becomes the beneficial owner of more than 40% of our equity, certain material changes in the constitution of our board of directors, and stockholder approval of certain merger and consolidation transactions or a sale of substantially all of our assets, in each case subject to the terms and conditions set forth in the employment agreements.

The employment agreements expire on January 1, 2012. Following December 31, 2011, the employment agreement may be extended for an additional year at the sole discretion of the executive officer. Thereafter, the employment agreement may be extended for additional one year periods, subject to our approval.

Letter Agreement Concerning Conversion of Existing Payable to Executive Officers

As of September 30, 2008, we owed a total of $1,045,900 to Dr. Aslami, Mr. Phillips and Mr. DeLuca in unpaid compensation and unreimbursed expenses. As of June 15, 2009, all three executive officers signed a letter agreement concerning the conversion of such payable into shares of our common stock. Specifically, the letter agreement provides that

•
In the event we raise additional equity and pay each executive an amount equal a pro rata portion of 10% of the proceeds of a closing(s) up to a maximum of $200,000, we have the option to pay the remainder in shares of our common stock at a conversion price of $1.50 per share. The $200,000 is to be applied to the payment of taxes.

•
and to the extent amounts owed have not been converted by us, each executive has the option to convert up to 100% of the amount owed to such executive at anytime, at his sole discretion, subject to the Company’s automatic right to convert if and when the weighted average price of the company’s stock for 30 consecutive trading days is at least $2.00 per share.

In connection with each conversion by us, upon such conversion, we would also pay each executive, or withhold from each executive as applicable law requires, an amount which approximates the tax obligation incurred by the executive in connection with receipt of such shares, against which the $200,000 would be applied.

Aside from a possible maximum payment of $200,000 as described, while we have the right to pay each executive in cash, subject to notice, the executives have agreed to defer the Company’s obligation to pay any outstanding amount of the total payable of $1,045,900 until August 1, 2010, and later extended the date until February 1, 2011 . The letter agreement with each executive effectively amends each such executive’s employment agreement.

Our executives have executed non-competition and non-disclosure agreements, which include among other provisions, the obligation to retain confidential information in strict confidence and obligations not to disclose such information to anyone except to other employees who have a need to know such information or except as required in the performance of his or her duties in connection with employment, subject to certain exceptions set forth therein. The executive shall not use our confidential information other than for our benefit.

For the period, August 25, 2005 through September 31, 2008, the executive officers are collectively owed, net of a $20,000 offset, $931,000 in base compensation, $115,000 in expense reimbursements, which are the subject the letter agreement, dated June, 2009, which is described above and $60,000 in insurance premium reimbursements, allocated as follows:

	Base Compensation	Expenses	Consent Letter Total	Insurance Premiums	Total
Dr. Aslami	$433,000	30,000	$463,000	$22,000	$485,000
Mr. DeLuca	$195,000	46,000	$241,000	$18,000	$259,000
Mr. Phillips	$303,000	39,000	$342,000	$20,000	$362,000
Total	$931,000	115,000	$1,046,000	$60,000	$1,106,000

For the period September 9, 2004, the inception date, until August 25, 2005, the executives waived any claims for compensation. The $20,000 offset relates to the amount owed by Mr. Aslami with respect to costs inadvertently incurred by us in connection with his personal filing of a thin-film patent application in June 2008. See “Related Party Transactions.”

As of June 30, 2009, we owe the executive officers, $931,000 in base compensation, $115,000 in non-reimbursed expenses, and $28,000 in reimbursable insurance premiums. Payment of base compensation and expense reimbursements, totaling $1,046,000, is subject to the terms of letter agreement, dated June 15, 2009, described above. The insurance reimbursements are paid in monthly installments of approximately $7,000 and will be fully paid by October 31, 2009. Effective February 1, 2009, we established a health insurance plan to cover all employees.

Terms of Directors

Our bylaws provide for our having a staggered board of board of directors. Our board members are therefore grouped into classes. Each class represents a third of the total number of directors, and only one class is elected in a given year. Directors may be removed from office by resolutions of the stockholders.

Stock Options/Restricted Stock Plans

By the date on which the registration statement of which this prospectus is a part becomes effective, we plan to establish a 2009 stock incentive plan which will provide for the grants of incentive stock options, non-qualified stock options, restricted stock and other related forms of award. The purpose of the plan is to provide additional incentive and motivation to those officers, employees, directors and consultants and other service providers whose contributions are essential to the growth and success of the business and to retain competent and dedicated persons.

Summary Compensation Table

The table below summarizes the total compensation accrued or awarded to each of the Named Executive Officers for each of the previous three calendar years. For a more thorough discussion of the executive compensation program, see the compensation discussion above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total
Mohd Aslami Chief Executive Officer, President and Chief Technology Officer	2008	$139,500	$0	$0	$0	$0	$139,500
	2007	$139,500	$0	$0	$0	$0	$139,500
	2006	$139,500	$0	$0	$0	$0	$139,500
Charles DeLuca Executive Vice President – Business Development and Secretary	2008	$62,700	$0	$0	$0	$0	$62,700
	2007	$62,700	$0	$0	$0	$0	$62,700
	2006	$62,700	$0	$0	$0	$0	$62,700
Steven Phillips Executive Vice President, Chief Financial Officer and Treasurer	2008	$97,800	$0	$0	$0	$0	$97,800
	2007	$97,800	$0	$0	$0	$0	$97,800
	2006	$97,800	$0	$0	$0	$0	$97,800

Directors and Officers Insurance

We are presently in the process of obtaining directors’ and officers’ liability insurance as well as errors and omissions coverage. We expect to have this coverage within the next 30 days.

PRINCIPAL STOCKHOLDERS

The following table sets for certain information regarding the beneficial ownership of our common stock as of August 31, 2009 to reflect the sale of outstanding shares of common stock offered hereby, with respect to (i) each person known by us to own beneficially more than 5% of our outstanding common stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) and therefore includes securities issuable within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percentage of Series A Preferred Stock Beneficially Owned(1)
Mohd Aslami(1)(2) 680 N. Main Street, C-2 Wolfeboro, NH 03894	308,677	2.14%	0	0%
Charles DeLuca(3) 261 Foster Street South Windsor, CT 06074	2,206,585	15.31%	0	0%
Steven Phillips(4) 25 Forest Street 14A Stamford, CT 06901	2,655,657	18.43%	0	0%
Vinod K. Sareen(1) 54 Kingsland Court, Fairlawn, NJ 07410	20,000	.14%	0	0%
John Ronnquist(1) P.O.B. 356 Chartlon, Mass 01507	6,500	.05%	0	0%
Total Beneficial Ownership of Officers and Directors as a Group	5,197,419	36.07%
Abdulaziz M. Alnamlah PO Box 29880 Riyadh, Kingdom of Saudi Arabia	966,666	6.71%	666,666	100%
Kabul Foundation Trust(5) c/o Sheila Newth 16 Rowena Rd. Newton, MA 02459	1,517,047	10.53%	0	0%
Aslami Children Trust(6) c/o Homa Rastgooy 24921 Muirlands Blvd, spc#46 Lake Forest, CA 92630	1,378,605	9.57%	0	0%
Ariana Inc.(7) c/o Sheila Newth 16 Rowena Rd. Newton, MA 02459	1,405,652	9.76%	0	0%
Total Beneficial Ownership of Officers, Directors, and Principal Stockholders	10,165,390	72.64%	666,666	100%

(1)	The common stock of the indicated beneficial owner is not being registered hereunder.

(2)
Excludes a total of 4,301,304 shares before the offering issued in the aggregate to Kabul Foundation Trust, the Aslami Childrens’ Trust, and Ariana Inc. with respect to which Mr. Aslami disclaims beneficial interest.

(3)
Excludes a total of 1,161,050 shares issued to in the aggregate to Michael DeLuca, and Dawn Safton, Mr. DeLuca’s children, and the Dawn foundation with respect to which Mr. DeLuca disclaims beneficial interest, but includes the 1,000,000 shares owned by his spouse, Betty DeLuca with respect to which Mr. DeLuca claims beneficial interest.

(4)
Includes a total of 2,403,374 shares issued to CSP Associates LLC with respect to which Mr. Phillips claims beneficial ownership. The Company has been informed that Mr. Phillips and his wife Ingrid hold voting and investment power over our shares owned by CSP Associates LLC.

(5)
The Company has been informed that the beneficial owners of the Kabul Foundation Trust are Sheila Newth, the trustee and a beneficiary who holds sole voting and dispositive power over the shares of our common stock held by the Kabul Foundation Trust, Angela Aslami, and Nadia Aslami.  The named beneficiaries are daughters of Dr. A s lami.  Sheila Newth holds voting and investment power over shares of our common stock held by Kabul Foundation Trust.  Dr. Aslami has informed the Company that he exercises no direct or indirect voting or investment power with respect to Kabul Foundation Trust.

(6)
The Company has been informed that the beneficial owners of the Aslami Children Trust are Sheila Newth, Angela Aslami, and Nadia Aslami, each a daughter of Dr. Aslami. Each of the foregoing individuals is a daughter of Dr. Aslami. The trustee who holds sole voting and dispositive power over the shares of our common stock held by Aslami Children Trust is Homa Rastgooy who is Dr. Aslami’s sister in law. Dr. Aslami has informed the Company that he exercises no direct or indirect voting or investment power with respect to the Aslami Children’s Trust.

(7)
The Company has been informed that Ariana Inc. is beneficially owned by 50% by the Aslami Children Trust and 50% by the Kabul Foundation Trust.   Voting and dispositive power over the shares of our common stock held by Ariana, Inc . are held by a board of directors comprised of Angela Aslami, Nadia Aslami, and Sheila Newth. Dr. Aslami has informed the Company that he exercises no direct or indirect voting or investment power with respect to the Ariana Inc.

RELATED PARTY TRANSACTIONS

Outstanding Payables to Officers

Under the terms of Silica Tech, LLC’S Operating Agreement, Silica Tech, which was the sole manager and majority owner of Silica Tech, LLC is entitled to $300,000 in annual fees, and 10% of operating income. Silica Tech Holdings, had also been entitled to receive a fee equal to 10% of the financing raised by Silica Tech. Prior to our conversion to a corporation, Silica Tech Holdings waived past fees otherwise payable and the right to receive that fee in the future. Accordingly, the $413,750 fee otherwise payable in connection with raising $4,137,500 is not included on our financials. In addition, the managing directors of Silica Tech Holdings, LLC, Messrs. Aslami, DeLuca and Phillips, were entitled to expense reimbursement, including reimbursement for personal health insurance premiums. As of December 31, 2008 and December 31, 2007, Silica Tech, LLC owed Silica Tech Holdings, LLC Holdings, $1,006,000 and $686,000, respectively, in fees and the managing directors were owed approximately $56,000 and $57,000, respectively, in insurance premiums and $130,000 and $90,000, respectively, in expenses, net of a $20,000 offset in expenses, and $0 and $25,000 respectively in expenses related to the Tyco transaction.

Satisfied Obligations Pursuant to Related Party Transactions

In connection with the Tyco transaction, we assumed $95,000 in obligations Tyco owed Messrs. Aslami, DeLuca and Phillips with respect to out-of pocket expenses paid by Messrs. Aslami, DeLuca and Phillips for legal fees and annual annuity payments in connection with the intellectual property we later acquired from FiberCore under the Asset Purchase and Settlement Agreement. As of December 31, 2008, the $95,000 was paid and Messrs. Aslami, DeLuca and Phillips received $44,000, $29,000 and $22,000, respectively. Of the $95,000, approximately, $55,400 was related to international filings for the optical fiber patent related to optical fiber preform using inside and outside deposition, Patent No. 6769/275; $12,000 was to the preparation and filing of patent application for the improved plasma torch, Patent No. 6793/775; $4,250 was related to international patent filings for making tubular member using plasma outside vapor deposition, Patent No. 6253/580; $2,870 was related to international filing fees for optical fiber patent for the method of making optical fiber preforms, Patent No.6536/240; $14,600 was related to annuity payments and $5,300 was for other costs. These costs were incurred during the twelve (12) months ended August 2005.

Silica Tech Holdings assigned its rights to fees to our executive officers, then officers of Silica Tech Holdings, and was dissolved as of December 31, 2008. Our conversion into a Delaware corporation as of January 1, 2009 replaces our prior operating agreements. Obligations which had been payable to Silica Tech Holdings, LLC, have been signed to the executive officers and, accordingly, they are now payable to our executive officers.

Upon the conversion of Silica Tech, LLC into US SolarTech, Inc, on January 1, 2009, Messrs. DeLuca and Phillips received 1,079,335 shares and 24,276 shares, respectively. Dr. Aslami did not receive any shares. Messrs. Aslami, DeLuca and Phillips did not receive any warrants. See “Principal Stockholders.”

In December 2006, two of our three then managing directors, Messrs. DeLuca and Phillips agreed to lend the Company $23,000 and $17,000 respectively, a total of $50,000 in exchange for a 10% secured promissory note, payable on demand; however, only $40,000 was advanced. Of the $40,000, $25,000 was advanced in December 2006 and $15,000 in January 2007. These loans and $4,000 of accrued interest are included in notes payable to managing directors on the Company’s balance sheets at December 31, 2007 and were repaid together with additional accrued interest in December 2008.

In June 2008, while engaged by us and by Solec, Dr. Aslami personally filed, at his own cost, a patent application for a thin-film MJ-Si based integrated solar cell and module using plasma. Although currently held in Dr. Aslami’s name, the patent is beneficially owned by us and Solec equally and Dr. Aslami, pursuant to an oral agreement with the Company, disclaims any beneficial ownership in the patent. Solec has since ceased operations and we are considering purchasing Solec’s interest in the patent. Patent counsel is presently amending previous patent filings in order to reflect Solec’s joint ownership with us. As part of these amendments, Dr. Aslami will assign his ownership interest to Solec and us.

We maintain our corporate offices at 199 Main Street, Suite 706, White Plains, NY 10601. Currently, Mr. Phillips, our Chief Financial Officer, occupies this space under a sub-lease which expires on October 31, 2009. Since inception, our usage of this space has increased from about 50% to 95%. We reimburse Mr. Phillips for our allocable share of lease costs. For the period, August 2005 until September 2008, the monthly sub-lease rental was $900. The monthly sublease rental increased to $950 for the one year period ending September 30, 2009. For 2005, 2006, 2007 and 2008, the amount of rental expense subject to reimbursement is approximately $2,000, $6,500, 9,000, and $10,000, respectively.

Sale of our 7.5% Convertible Subordinated Notes
                On September 30, 2009 we sold $250,000 in aggregate principal amount of our convertible subordinated notes to Mr. Abdulaziz Alnamlah.  See “Recent Developments.”  Mr. Alnamlah is the holder of our Series A Preferred Stock and beneficially owns over 5% of our equity.  See “Principal Stockholders.”

SELLING STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of 13,940,115 shares of the common stock as of August 31, 2009 by the Selling Stockholders, as adjusted to reflect the sale by each Selling Stockholder of the common stock offered hereby. Ownership percentages of less than 1% percent are depicted by an asterisk.

Of the 13,940,115 shares of common stock, 6,932,122 shares of beneficially owned common stock are included in this offering and are comprised of the shares below, as more fully described in the table that follows.

Except as set forth in the footnotes to the table, we believe that each selling stockholder has sole voting power and investment power with respect to the shares of common stock indicated.

	Number of Shares Offered	Shares Held Before Offering		Shares Held After Offering
Name of Selling Stockholder		Amount	Percent	Amount	Percent***
Mohd Aref Aslami(1)(a)	16,700	16,700	*	0	0%
Ariana, Inc.(2)	1,405,652	1,405,652	9.76	0	0%
Aslami Children Trust(3)	1,378,605	1,378,605	9.57%	0	0%
Kabul Foundation(4)	205,867	1,517,047	10.53%	1,311,180	9.10%
Josef Quaderer(5)(c)	66,700	66,700	*	0	0%
Hafiza Aslami(6)(c)	200	200	*	0	0%
Mazar IRRV TR(7)(c)	200	200	*	0	0%
Balkh IRRV TR(8)(c)	13,333	13,333	*	0	0%
Herwig Huyck(9)(c)	50,050	50,050	*	0	0%
Mohammad Yassin Musleh(10)(c)	12,500	12,500	*	0	0%
Mohammad Nassim Musleh(11)(c)	12,500	12,500	*	0	0%
Lorenze Hart(12)(a)	69,167	69,167	*	0	0%
The Rashidi Family Trust(13)(a)	200,000	200,000	1.39%	0	0%
Abdul Saboor Rashidi(14)(a)	1,450	1,450	*	0	0%
Shafiqa Rashidi(15)(a)	2,870	2,870	*	0	0%
Ali Rashidi(16)(a)	1,450	1,450	*	0	0%
Waleed Rashidi(17)(a)	1,450	1,450	*	0	0%
Qassem Aslami(18)(c)	16,740	16,740	*	0	0%
Shaima Aslami(19)(c)	16,200	16,200	*	0	0%
Benazir Aslami(20)(a)	620	620	*	0	0%
Angela Aslami(21)(b)	13,366	13,366	*	0	0%
Landon Pinnix(22)(b)	13,366	13,366	*	0	0%
Sheila Newth(23)(b)	13,366	13,366	*	0	0%
Terrence Newth(24)c(b)	13,366	13,366	*	0	0%
Nadia Aslami(25)(b)	13,366	13,366	*	0	0%
Charles DeLuca(26)	163,737	1,206,585	8.37%	1,042,848	7.24%
Michael DeLuca(27)	422,200	422,200	2.93%	0	0%
Dawn Safton(28)	422,200	422,200	2.93%	0	0%
Dawn Foundation(29)	316,650	316,650	2.20%	0	0%
Betty DeLuca(30)	135,703	1,000,000	6.94%	864,297	6.00%
Steven Phillips(31)	34,235	252,283	1.75	218,048	1.51%
CSP Associates LLC(32)	326,144	2,403,374	16.68%	2,077,230	14.42%
Jacob and Susan Alpert(33)	83,333	117,187	*	33,854	0%
Hedayat Amin-Arsala(34)	66,667	99,438	*	32,771	0%
Gene Langan(35)	50,000	74,578	*	24,578	*%
Glenn Langan(36)	50,000	74,578	*	24,578	*%
Daniel Phillips Legacy Trust 1, dated March 1, 1991(37)	505,000	717,164	4.98%	212,164	1.47%
Rita Quaderer(38)	66,667	99,438	*	32,771	%

	Number of Shares Offered	Shares Held Before Offering		Shares Held After Offering
Name of Selling Stockholder		Amount	Percent	Amount	Percent***
Abdul Rahim Wardak(39)	33,333	49,718	*	16,385	*%
Homa Rastgooy(40)	16,667	24,859	*	8,192	*%
Donald Ritter(41)	33,333	49,718	*	16,385	*%
Farid Siddig(42)	16,667	24,859	*	8,192	*%
Mohammad Siddig Siddig**(43)(b)/(c)	33,366	41,558	*	8,192	*%
Zaid Siddig(44)	26,667	39,775	*	13,108	*%
First Regional Bank Custodian FBO James Stanko IRA**(45)	66,667	99,438	*	32,771	*% x
Temkin Investments, L.P.**(46)	66,667	99,438	*	32,771	*%
Helen Wang(47)	40,000	59,662	*	19,662	*%
Frank Megargel(48)	33,333	46,165	*	12,832	*%
David M. Peeples, MD, Revocable Living Trust, dated November 4, 1993(49)	66,667	92,329	*	25,662	*%
Wang Hong(50)	133,333	184,658	1.28%	51,325	*%
James Frenzel(51)	33,333	40,833	*	7,500	*%
Robert Lajoie(52)	10,000	12,250	*	2,250	*%
Outside Counsel Solutions, Inc.**(53)	10,000	12,250	*	2,250	*%
Abdulaziz M. Alnamlah(54)	90,468	966,667	6.71%	876,199	6.08%
Dau Wu(55)	20,000	20,000	*	0	*%
Bari and Homa Sherzai(56)(b)	16,667	16,667	*	0	*%
Mohammad Mostafa Sherzai(57)(b)	3,333	3,333		0	*%
Total Number of Shares	6,932,123	13,940,116		7,007,993

Note: Prior to the conversion of Silica Tech, LLC to US SolarTech, Inc. effective January 1, 2009, Silica Tech Holdings held 79.2% of Silica Tech, LLC. The beneficial owners of Silica Tech Holdings were (i) the Aslami Children Trust, Ariana Inc, and the Kabul Foundation Trust with respect to which Mohd Aslami disclaims beneficial ownership, (ii) Charles DeLuca, his wife Betty, his children Michael DeLuca and Dawn Safton and the Dawn Foundation. Mr. DeLuca disclaims beneficial ownership over the shares held by his children and the Dawn Foundation, and (iii) Steven Phillips and CSP Associates LLC with respect to which he claims beneficial ownership. The shares listed include the shares issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009.

The Selling Stockholder table presented above excludes the following shares which are not being registered for resale pursuant to the registration statement of which this prospectus is a part, but which were used in the calculation of ownership percentages in the table.

Dr. Mohd Aslami +/++	-	308,677 – conversion of A/P into common as of January 1, 2009
John Ronnquist +	-	6,500 – shares of common stock issued by the Company as of May 15, 2009
Vinod Sareen +	-	20,000 – 10,000 shares and 10,000 options issued by the Company as of June 30, 2009
Richard Rozzi	-	100,000 – options issued by the Company as of June 30, 2009
Willie Van Hoeks	-	33,333 – shares of common stock transferred by Mr. DeLuca on May 6, 2009
Abdulaziz M. Alnamlah +		666,666 – shares of common stock issuable by the Company upon conversion of 666,666 shares of Series A Preferred Stock
Total		1,135,176

+	See Principal Stockholder Table

++
308,677 shares of common stock issuable upon converting $463,015 in amounts owed to Dr. Aslami at $1.50 per share, pursuant to his Employment Agreements, amended as of June 15, 2009. The June 15th amendment extended the due date to August 2010 from July 2010 and provided the Company certain automatic trigger rights.

The foregoing represents the difference between the number of outstanding shares on common stock, on a fully diluted basis, 15,075,292, and the number of outstanding shares of common stock shown in the Selling Stockholder Table presented above. However, the percentages of ownership interest both in the Principal Stockholder Table and in the Selling Stockholder Table are determined without including the conversion of the 666,666 shares of Series A Preferred Stock. Accordingly, the percentages are based on 14,408,626 shares of common stock outstanding.

(1)
Consisting of 16,700 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Aslami Children Trust transferred the membership to the Selling Stockholder, Dr. Aslami’s brother, as a gift.

(2)
Consisting of 1,405,652 shares of common stock issued in exchange for membership interest pursuant to our     conversion into a corporation. Ariana Inc. was a member of SilicaTech Holdings, LLC since its inception. Ariana Inc. transferred membership interests to the Selling Stockholders indicated by “(a)” in the table. The Company has been informed that Ariana Inc. is beneficially owned by 50% by the Aslami Children Trust ( see note (3)) and 50% by the Kabul Foundation Trust  (see note (4)).  Voting and dispositive power over the shares of our common stock held by Ariana, Inc. are held by a board of directors comprised of Angela Aslami, Nadia Aslami, and Sheila Newth.   Dr. Aslami has informed the Company that he exercises no direct or indirect voting or investment power with respect to the Ariana Inc.

(3)
Consisting of 1,378,605 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. The Aslami Children Trust was a member of SilicaTech Holdings, LLC since its inception. The Aslami Children Trust transferred membership interests the Selling Stockholders indicated by “(b)” in the table. The Company has been informed that the beneficial owners of the Aslami Children Trust are Sheila Newth, Angela Aslami, and Nadia Aslami, each a daughter of Dr. Aslami. Each of the foregoing individuals is a daughter of Dr. Aslami. The trustee who holds sole voting and dispositive power over the shares of our common stock held by Aslami Children Trust is Homa Rastgooy who is Dr. Aslami’s sister in law. Dr. Aslami has informed the Company that he exercises no direct or indirect voting or investment power with respect to the Aslami Children’s Trust.

(4)
Consisting of 1,517,047 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. The Kabul Foundation Trust was a member of SilicaTech Holdings, LLC January 2008. The Kabul Foundation Trust transferred membership interests to the Selling Stockholders indicated by “(c)” in the table. The Company has been informed that the beneficial owners of the Kabul Foundation Trust are Sheila Newth, the trustee and a beneficiary who holds sole voting and dispositive power over the shares of our common stock held by the Kabul Foundation Trust, Angela Aslami, and Nadia Aslami. The named beneficiaries are daughters of Dr. Alami. Sheila Newth holds voting and investment power over shares of our common stock held by Kabul Foundation Trust. Dr. Aslami has informed the Company that he exercises no direct or indirect voting or investment power with respect to Kabul Foundation Trust.

(5)
Consisting of 66,700 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder, who has a business relationship with Dr. Aslami, as a gift.

(6)
Consisting of 200 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder, Dr. Aslami’s sister-in-law, as a gift.

(7)
Consisting of 200 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder, which represents a trust fund for the benefit of Dr. Aslami’s nephew, as a gift.

(8)
Consisting of 13,333 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder, which represents a trust fund for the benefit of Dr. Aslami’s nephew, as a gift.

(9)
Consisting of 33,350 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder and in May 2009 transferred 16,700 shares to the Selling Stockholder, who has a business relationship with Dr. Aslami, as a gift.

(10)
Consisting of 12,500 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder who is related to a sister-in law of Dr. Aslami, as a gift.

(11)
Consisting of 12,500 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder, a relative of Dr. Aslami’s sister-in law, as a gift.

(12)
Consisting of 69,167 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana Inc. transferred the membership to the Selling Stockholder who has a business relationship with Dr. Aslami, as a gift.

(13)
Consisting of 200,000 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana Inc. transferred the membership to the Selling Stockholder, a trust founded by a friend of Dr. Aslami, as a gift.

(14)
Consisting of 1,450 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana Inc. transferred the membership to the Selling Stockholder, a friend of Dr. Aslami, as a gift.

(15)
Consisting of 2,870 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana Inc. transferred the membership to the Selling Stockholder a friend of Dr. Aslami, as a gift.

(16)
Consisting of 1,450 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana Inc. transferred the membership to the Selling Stockholder, a friend of Dr. Aslami, as a gift.

(17)
Consisting of 1,450 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana Inc. transferred the membership to the Selling Stockholder, a friend of Dr. Aslami, as a gift.

(18)
Consisting of 16,740 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder who is the brother of Dr. Aslami.

(19)
Consisting of 16,200 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Kabul Foundation Trust transferred the membership to the Selling Stockholder who is a sister-in-law of Dr. Aslami.

(20)
Consisting of 620 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Ariana, Inc. transferred the membership to the Selling Stockholder, a sister-in-law of Dr. Aslami, as a gift.

(21)
Consisting of 13,366 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Aslami Children Trust transferred the membership to the Selling Stockholder, a daughter of Dr. Aslami, as a gift.

(22)
Consisting of 13,366 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Aslami Children Trust transferred the membership to the Selling Stockholder, a son-in-law of Dr. Aslami, as a gift.

(23)
Consisting of 13,366 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Aslami Children Trust transferred the membership to the Selling Stockholder, a daughter of Dr. Aslami, as a gift.

(24)
Consisting of 13,366 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Aslami Children Trust transferred the membership to the Selling Stockholder, a son-in-law of Dr. Aslami, as a gift.

(25)
Consisting of 13,366 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, the Aslami Children Trust transferred the membership to the Selling Stockholder, a daughter of Dr. Aslami, as a gift.

(26)
Consisting of 1,046,002 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. As a co-founder of the business, the Selling Stockholder had held his membership interest since inception. In addition, the shares consist of 160,583 shares of common stock issuable upon converting $240,875 in amounts owed to the Selling Stockholder at $1.50 per share, pursuant to his Employment Agreements, amended as of June 15, 2009. The June 15th amendment extended the due date to August 2010 from July 2010 and provided the Company certain automatic trigger rights.

(27)
Consisting of 422,200 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. The Selling Stockholder, Mr. DeLuca’s son, was a member of SilicaTech Holdings, LLC since its inception and received such shares as a gift.

(28)
Consisting of 422,200 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. The Selling Stockholder, Mr. DeLuca’s daughter was a member of SilicaTech Holdings, LLC since its inception, received such shares as a gift.

(29)
Consisting of 316,650 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. The Selling Stockholder represents a DeLuca family foundation was a member of SilicaTech Holdings, LLC since its inception and received such shares as a gift. Mr. DeLuca disclaims beneficial ownership over such shares. The Company has been informed that Dawn Safton holds voting and investment power over the shares held by the Dawn Foundation. Mr. DeLuca has informed the Company that he exercises no direct or indirect voting or investment power with respect to the Dawn Foundation.

(30)
Consisting of 1,000,000 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. In January 2008, Mr. DeLuca transferred a membership representing 1,000,000 shares to his spouse, the Selling Stockholder, as a gift.

(31)
Consisting of 24,276 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. As a co-founder of the business, the Selling Stockholder had held his membership interest since inception. In addition, they consist of 228,007 shares of common stock issuable upon converting $342,010 in amounts owed to the Selling Stockholder at $1.50 per share, pursuant to his Employment Agreements, amended as of June 15, 2009. The June 15th amendment extended the due date to August 2010 from July 2010 and provided the Company certain automatic trigger rights.

(32)
Consisting of 2,403,374 shares of common stock issued in exchange for membership interest pursuant to our conversion into a corporation. The Selling Stockholder, which is a family limited liability company, has held its membership interest since inception. Mr. Phillips claims beneficial ownership to the common stock held by the Selling Stockholder. The Company has been informed that Mr. Phillips and his wife Ingrid hold voting and investment power over our shares owned by CSP Associates LLC.

(33)
Consisting of 83,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 22,049 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 11,805 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(34)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 18,882 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 13,889 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(35)
Consisting of 50,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 14,161 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion and 10,417 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(36)
Consisting of 50,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 14,161 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion and 10,417 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(37)
Consisting of 505,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 135,149 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 77,015 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(38)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 18,882 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 13,889 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(39)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 9,441 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 6,944 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(40)
Consisting of 16,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 4,720 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant on issued in connection with the conversion, 3,472 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(41)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 9,441 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 6,944 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(42)
Consisting of 16,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 4,720 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 3,472 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(43)
Consisting of 16,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 4,720 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant to issued in connection with the conversion, 3,333 shares of common stock transferred from the Kabul Foundation Trust and 13,366 from Bereshkai Aslami, both on February 6, 2009, and 3,472 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(44)
Consisting of 26,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 7,553 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 5,555 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(45)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 18,882 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, 13,889 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(46)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 18,882 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 13,889 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(47)
Consisting of 40,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 11,329 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 8,333 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(48)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 8,665 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 4,167 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(49)
Consisting of 66,667 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 17,329 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 8,333 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(50)
Consisting of 133,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009, 34,658 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion, and 16,667 shares of common stock (the resale of which is not being registered hereunder) issued as of June 30, 2009 pursuant to conversion of an outstanding payable into shares of our common stock.

(51)
Consisting of 33,333 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 7,500 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion.

(52)
Consisting of 10,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 2,250 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion.

(53)
Consisting of 10,000 shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009 and 2,250 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection with the conversion.

(54)
Consisting of 666,667 shares of common stock in exchange for membership interest pursuant to the conversion of Silica Tech LLC to US SolarTech, LLC. Inc., 666,666 shares of common stock upon the conversion of Series A Preferred stock issued in accordance with the Certificate of Incorporation and 300,000 shares of our common stock (the resale of which is not being registered hereunder) issuable upon exercise of a warrant issued in connection therewith. As of June 15, 2009, we entered into a letter agreement with Mr. Alnamlah pursuant to which Mr. Alnamlah agreed to convert his shares of our Series A Preferred Stock earlier than otherwise required under certain terms and conditions. In the event that prior to August 31, 2009, the holder of our Series A Preferred Stock converts all such shares into shares of our common stock, the holder shall an additional 125,000 shares of our common Stock, (the resale of which is not being registered hereunder.). The warrants were not converted as of August 31, 2009. Accordingly, the offer to issue the additional 125,000 shares has expired.

(55)	Consisting of the shares of common stock issued in exchange for member interest pursuant to the conversion of Silica Tech, LLC to US SolarTech, Inc., effective January 1, 2009.

(56)	Consisting of 16,667 shares of common stock transferred from Ariana, Inc. on May 5, 2009.

(57)	Consisting of 3,333 shares of common stock transferred from Ariana, Inc. on May 5, 2009.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Covered by this Prospectus

All of the 6,932,123, shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective under applicable rules of the Securities and Exchange Commission.

Rule 144

A person who has beneficially owned restricted shares of our common stock for at least six months will be entitled to sell his or her securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) there is available current public information about us. Specifically, we, for a period of at least 90 days immediately before the sale, must have been subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and we have filed all the required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding;

•	provided, in each case, that there is available current public information about us; or

•	Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling stockholders may sell shares of common stock at a fixed price of $1.50 until such time that our common stock is quoted on the OTC Bulletin Board. Thereafter, shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Notwithstanding any provision herein, Charles DeLuca, Betty DeLuca, Steven Phillips, CSP Associates, LLC and Mohd Aslami have represented to us that in connection with their status as insiders under applicable securities laws, they intend to execute broker instructions triggering the sale of stock at various intervals or based on various conditions beyond their control, pursuant to the safe harbor set forth in Rule 10(b)(5)-1 promulgated under the Exchange Act. Moreover, the Company will only include shares of our common stock in the final prospectus of selling stockholders who represent to the Company that they will not sell any shares of our common stock until such shares are quoted on the OTC Bulletin Board.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commission and markups which, in the aggregate, would exceed eight percent (8%). In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 and 10,000,000 shares of preferred stock, par value $0.0001 (“Preferred Stock”). Immediately prior to this Offering, 12,915,735 shares of common stock were issued and outstanding and 666,666 shares of Series A Preferred Stock were issued and outstanding. Assuming all convertible securities are either exercised or converted, there will be 15,075,292 shares of common stock outstanding after the Offering.

Common Stock

The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock are entitled to receive such dividends, if any, as may be declared by the board of directors from time to time out of legally available funds. Upon our liquidation, dissolution or winding, the holders of common stock are entitled to share ratably in all our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock

We are authorized to issue up to an additional 9,333,334 million shares of preferred stock from time to time. Our board of directors, without further approval of the stockholders, is authorized to issue the preferred stock in one or more series and to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock which could adversely affect the voting power or other rights of holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. Such actions could have the effect of discouraging bids for our common stock and, thereby, preventing stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any additional shares of preferred stock, there can be no assurance that we will not do so in the future.

We issued 666,666 of our Series A Preferred Stock, par value $.0001 per share, to Mr. Abdulaziz M. Alnamlah, dated January 1, 2009. The following terms and conditions in our certificate of incorporation govern the rights associated with our Series A Preferred Stock:

Automatic Conversion:
In the event that our equity is publicly traded and our total public market capital, based on a previous 30-day weighted average price, is greater than $30 million, each share of Series A Preferred Stock shall automatically convert into shares of common stock. “Publicly Traded” means that our securities that have been registered under the Exchange Act and are validly trading on the Pink Sheets, Over the Counter Bulletin Board, NASDAQ Capital Market, NASDAQ National Market, New York Stock Exchange, American Stock Exchange, or another recognized U.S. national market.

Conversion Rate:	Each share of Series A Preferred Stock shall convert into one share of common stock pursuant to the terms and conditions set forth herein.

Optional Conversion:
In the event that (i) we are Publicly Traded, and (ii) our market capital based on a previous 30 day weighted average closing price is at least $20 million, the holder of the Series A Preferred Stock shall have the right to convert such shares into common stock on the first business day of each calendar quarter, provided, that the aggregate conversion price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional incremental equal to at least $200,000. See the description of the Letter Agreement below.

Dividends:
The Series A Preferred Stock shall accrue dividends at a rate per share of 5% of the conversion price annually, provided that such dividends shall only become payable upon the automatic conversion, optional conversion, or optional redemption of the Series A Preferred Stock.

We have the discretion to elect whether to pay such dividends when payable in cash or in shares of our common stock with each share valued, for purposes of such payment, at the conversion price.

Redemption by the Company:
We have the right but not the obligation to redeem the Series A Preferred Stock at any time on or after March 30, 2009 through September 30, 2010 by paying to the holders of the Series A Preferred Stock the value of such stock plus a 30% annualized premium calculated in accordance with this provision or 2.5% per month. To so redeem we shall pay an amount equal to the sum of:

(i) the aggregate conversion price of the Series A Preferred Stock being redeemed, plus

(ii) a premium equal to the product of (x) the number of completed months elapsed between September 30, 2008 and the time of redemption and (y) the product of the aggregate conversion price of the Series A Preferred Stock being redeemed and 2.5%.

In the event we elect to so redeem, we are obligated to provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date. Upon receipt of the Redemption Notice, Holders of our Series A Preferred Stock may, within 15 calendar days of receipt of a redemption notice (which shall include receipt by a representative), elect to convert their Shares of Series A Preferred Stock into common stock.

We are obligated to redeem on September 30, 2010 all shares of Series A Preferred Stock then outstanding. See the description of the Letter Agreement below.

Board Membership:
The holder of our Series A Preferred Stock, currently Mr. Abdulaziz M. Alnamlah, is entitled to elect one director to our Board of Directors, and shall have the right to replace such director upon his or her resignation or incapacity, in each case subject to the approval of the majority of the Board of Directors which approval shall not unreasonably be withheld, provided that such right shall expire at such time when such holders membership interest represents less than 5% of our equity on a fully diluted basis. In exercise of this right, as holder of our Series A Preferred Stock, Mr. Alnamlah has elected Mr. Vinod Sareen to our board of directors.

Transfer Restrictions	The holder of our Series A Preferred Stock is prohibited from transferring such shares without our express written consent other than with respect to transfers to Affiliates of such initial holder. “Affiliates” of a person or entity means persons or entities controlled by such person or entity, which control such person or entity, or under common control with such person or entity.

Preference
In the event of a liquidation, dissolution, or winding up, holders of the Series A Preferred Stock shall be entitled to a per share preference equal to Conversion Price plus accrued and unpaid dividends to be paid to holders of the Series A Preferred Stock prior to payment due to the holders of common stock.

Letter Agreement with Holder of Series A Preferred Stock

As of June 15, 2009, we entered into a letter agreement with Mr. Alnamlah pursuant to which Mr. Alnamlah agreed to convert his shares of our Series A Preferred Stock earlier than otherwise required upon the following terms and conditions:

•
In the event that prior to August 31, 2009, the holder of our Series A Preferred Stock converts all such shares into shares of our common stock, we shall pay such holder an additional 125,000 shares of our common Stock.

•
The holder agreed to convert any unconverted shares of our Series A Preferred Stock into shares of our common stock pro rata in proportion to the portion of the $1,045,900 in unpaid compensation and unreimbursed expenses payable collectively to Dr. Mohd Aslami, Mr. Steven Phillips and Mr. Charles DeLuca actually converted by such individuals into shares of common stock in accordance with their agreements with us.

The foregoing decreases, though does not eliminate, the likelihood of our being required to redeem shares of Series A Preferred Stock on September 30, 2010.

Warrants

In connection with the conversion and under the terms of the Operating Agreement, members of Silica Tech, LLC received warrants on a pro-rata basis, determined on the amount of their original investment. The issued warrants to purchase shares of common stock are exercisable at a price of $1.50 and expire three years from the warrants’ issuance date. The warrants contain customary anti-dilution provisions which adjust the number of shares issuable proportionately in the event of a recapitalization.

A total of 685,624 shares of our common stock are issuable upon exercise of the Warrants, subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than an earned surplus, recapitalization, reorganization, merger or consolidation.

Sale of 7.5% Convertible Subordinated Notes

Private Placement.  On September 30, 2009, we sold $525,000in aggregate principal amount of convertible subordinated notes together with related warrants in a private placement to existing investors.  We are privately offering up to $2,000,000 in aggregate principal amount of notes to investors we have identified through means other than any public offering, seeking primarily investors having pre-existing relationships with us.  We anticipate that the offering will remain open to qualified investors until November 15, 2009, unless extended.   We are not registering the resale of the notes, or any of shares of our common stock issuable upon conversion of the notes or exercise of the warrants.

Interest.  The notes are due on September 30, 2011 and bear interest at a rate of 7.5% per annum, provided that the interest rate on any notes which remain outstanding and are not converted into our equity by September 30, 2010 will be retroactively adjusted as of the issue date of the notes to have accrued interest at a rate equal to 15% per annum, thereby increasing the amount of interest we are obligated to repay.  Furthermore, upon conversion of the notes into shares of our common stock, for purposes of calculating the number of shares issuable upon conversion, the notes shall be deemed to retroactively have accrued interest since the issue date at a rate equal to 25% per annum .

Conversion.   Subject to the terms of the note, a holder may convert a note into our common stock beginning at such time at which the Company’s common stock has been publicly traded for one full calendar month, through September 30, 2010. During such period, a holder of Notes shall, acting in its sole discretion, be entitled to convert any portion or all of the principal sum and unpaid interest accrued under a note into shares of the Company’s common stock, at a price per share of equal to the weighted average trading price of our common stock on the exchange or quotation system on which it is publicly traded over the preceeding 20 trading days, provided that notwithstanding any provision in the Note, such price shall not be less than $1.50 per share .

If at any time on or after the beginning of the period during which the holder may convert, the calculated conversion price equals or exceeds $2.00 per share for 20 consecutive trading days, we are required to provide the Holder with a written notice stating that the requirements for conversion at our option have been met, whereupon on the 5th business day following the holder’s receipt of such notice, we shall have the right, at our sole discretion, to convert all of the principal sum of the notes and unpaid interest accrued thereon into shares of our common stock at such price .

Warrants.  Each purchaser of notes will receive a warrant to purchase the number shares of our common stock calculated as follows:

•
Where the Company receives the purchase price for the notes prior to or on September 30, 2009, the number of shares issuable upon exercise shall equal 50% of the principal of the note purchased divided by $1.50 provided that Mr. Alnamlah shall be entitled to such percentage with respect to up to his purchase of an additional 200,000 in aggregate principal amount of notes on or prior to November 15, 2009.

•
Where the Company receives the purchase price for the notes between October 1, 2009 and October 31, 2009, the number of shares issuable upon exercise shall equal 33% of the principal of the note purchased divided by $1.50.

•
Where the Company receives the purchase price for the notes between November 1, 2009 and the expiration of the offering, the number of shares issuable upon exercise shall equal 15% of the principal of the note purchased divided by $1.50.

The warrants become exercisable at such time at which the Company’s common stock has been publicly traded for one  full calendar month, and entitle the holder to purchase the number of shares of our common stock calculated above at $1.50 per share.  The warrants expire September 30, 2011.

Subordination. The notes shall rank pari passu with respect to each other and shall be subordinated to all other indebtedness reflected on our financial statements as of September 30, 2009.

Use of Proceeds.  We intend to use the proceeds of our sales of notes and exercise of warrants, if any, to purchase equipment in connection with our planned expansion, for research and development, working capital, and general corporate purposes.

Funding Commitment.  As of September 30, 2009, we received $525,000 proceeds from the sale of  our notes, of which $250,000 was received from Mr. Alnamlah, the holder of our Series A Preferred Stock.  See “Recent Sales of Unregistered Securities.” Mr. Alnamlah has committed to purchase up to an additional $200,000 in principal amount of notes by matching amounts we receive from the sale of notes to third parties. In consideration of his matching fund commitment, upon such funding, we have agreed to provide Mr. Alnamlah with warrants to purchase shares of our common stock calculated  as if his purchase of notes occurred on September 30, 2009; i.e. the number of shares issuable upon exercise would equal 50% of the principal of the note purchased divided by $1.50.  We have made the same warrant terms available to Mr. Alnamlah until November 15, 2009 with respect to additional purchases of up to an additional $500,000 aggregate principal amount of notes .

LEGAL MATTERS

Legal Matters

Certain legal matters, including the validity of the shares of our common stock will be passed on by Daniel E. Baron, Esq. Outside Counsel Solutions, Inc., with whom Mr. Baron is affiliated, holds, as of January 1, 2009, 10,000 shares of our common stock and warrants to purchase an additional 2,250 shares of our common stock, received upon conversion of an equity interest in Silica Tech, LLC paid to Outside Counsel Solutions in connection with provision of services to us.

EXPERTS

The audited financial statements of Silica Tech, LLC as of December 31, 2008 and 2007 and for the years then ended and for the period from inception (September 9, 2004) to December 31, 2008 included in this prospectus have been so included in reliance on the reports of Stowe & Degon LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We are in the process of selecting a transfer agent and registrar for our common stock and expect to do so in the near future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Disclosure Regarding Forward-Looking Statements” or in other parts of this prospectus. We undertake no obligation to update any information in our forward-looking statements except as required by law.

Overview

We are a technology company positioned to commercialize our proprietary intellectual property to manufacture high purity silicon used in the production of silicon wafers and solar cells. We believe that our unique and versatile approach will enable us to effectively compete in the rapidly growing solar energy market. As we are in the initial phase of implementing our business plan, we are a developmental stage company and have no revenues to date. Our internet website, currently under construction, will be located at www.ussolartech.com.

We are currently seeking to raise privately up to $4 million in funds from parties with whom we have a substantial prior relationship. The funds will be primarily used to purchase equipment and build system components, as well as for working capital.

We were formed as Silica Tech, LLC, a limited liability company, in Connecticut on September 9, 2004. Since our formation, we have developed our own proprietary plasma-based technology for use in the solar energy industry. We also purchased certain assets, including patented intellectual property, associated with the manufacture of optical fiber from FiberCore, Inc. a Chapter 7 debtor, pursuant to an Asset Purchase and Settlement Agreement approved by the United States Bankruptcy Court, District of Massachusetts (Western Division) on February 3, 2006. Silica Tech, LLC was converted into US SolarTech, Inc., a Delaware corporation, effective January 1, 2009. During calendar 2006 and 2007 we filed four patent applications, three of which related to our solar technology and the fourth of which was related to optical fiber, and continued to raise capital to fund our activities. In April 2008, we filed our fifth application which is the fourth application related to solar technology.

Our executive management’s expertise is well-founded in their proficiency in plasma technology, which gave rise to the issuance of four optical fiber patents that use plasma processes to FiberCore while FiberCore was under their management. We purchased these four optical fiber patents from FiberCore, which manufactured the optical fiber preform from which optical fiber is drawn. Our executive management was directly involved in the inventing, developing and managing of this technology.

The primary cost associated with our intellectual property relates to the filing of patent applications rather than to technology research. Patent filing costs for the six months ended June 30, 2009, and for fiscal years 2008 and 2007 amounted to approximately $95,000, $144,000, and $100,000, respectively.

In late 2007 we began ordering equipment for our pilot facility in order to develop a silicon prototype sample and in October 2008, we began testing the system and making modifications. By late February 2009, we produced our first prototype sample and by late June 2009, we produced high purity solar grade silicon; we expect to produce semi conductor grade silicon during the fall of 2009. Independent laboratories are involved in testing our samples and we expect to begin sending material to potential customers for testing also during the fall of 2009. As we continue to improve the quality of our silicon, we continue recruiting additional full-time personnel, including process and chemical engineers, operating technicians, and administrative staff.

Research and development.  We have made and expect to continue to make investments in research and development activities in order to further develop and market our solar technology. Research and development costs consist primarily of direct expenses for employees and outside consultants related to research and development activities. We expense research and development costs as incurred except for property, plant and equipment related to research and development activity that have an alternative future use. Property, plant and equipment for research and development activity that have an alternative future use are capitalized and the related depreciation is expensed as research and development costs.

Comparison of the Six Months Ended June 30, 2009 and 2008

Research and development.  Expenses increased $332,000 for the six months ended June 30, 2009 compared to 2008. The increases from 2008 reflect additional costs incurred in connection with product development. The $332,000 increase includes employee related expenses of $169,000 related to increasing staff including $6,000 in non-cash compensation, materials and supplies of $71,000, rent expense of $24,000, depreciation of $29,000 and miscellaneous expenses of $39,000.

General and administrative.  General and administrative expenses, which consist primarily of general and administrative salaries, office expense, professional services, and other corporate overhead costs, increased by $106,000 for six months ended June 30, 2009 compared to 2008.

Of the $106,000, approximately $153,000 was attributable to increases in personnel costs, which includes $87,000 in non-cash compensation, $23,000 for audit fees, and $14,000 of miscellaneous costs, offset by a net reduction of $84,000 in legal costs. The $84,000 reduction in legal costs is primarily attributable to a decrease in litigation activities.

We expect to continue to experience increases in general and administrative expenses with respect to business growth. Future administrative expenses will also increase upon being subject to reporting and compliance obligations applicable to publicly-held companies. This section needs to be reworked.
Other income (expense).  Other income (expense) includes interest income of $8,000 and $3,500, respectively, and interest expense of $80,000 in 2009 and $2,000 in 2008. The $80,000 represents non-cash interest expense in connection with the accretion of a beneficial conversion feature and the fair value of warrants associated with the mandatorily redeemable preferred stock.

Comparison of Year Ended December 31, 2008 and, 2007

Research and development.  We engage outside consultants to assist in product development. Outside consultant expenses were $156,000 and $26,000 for the years ended December 31, 2008 and 2007, respectively, representing an increase of $130,000. The increase reflects expenses incurred with respect to setting up the pilot facility. In addition, we purchased approximately $62,000 of parts and supplies related to setting up and testing the equipment, and recorded depreciation of $14,000. In late February 2009, we made our prototype sample and expect to begin commercial trials in the second quarter.

General and administrative.  General and administrative expenses were $899,000 and $662,000 for the years ended December 31, 2008 and 2007, respectively, representing an increase of $237,000, primarily attributable to a $40,000 increase in facility rental, $83,000 in legal costs, and $114,000 in a variety of other general and administrative accounts. General and administrative expenses consist primarily of management fees, office expense, professional services, and other corporate overhead costs. We have experienced and expect to continue to experience increases in general and administrative expenses as a result of the Company’s on-going growth. Future administrative expenses will also increase upon being subject to reporting and compliance obligations applicable to publicly-held companies.

Other income(expense).  Other income (expense) includes interest income of $14,000 and $3.000 for the years ended December 31, 2008 and 2007, respectively, and interest expense of $4,000 in 2008 and $12,000 in 2007. In 2007, other income included a gain of $288,000 on the sale of our 7% interest in Middle East Fiber Company.

Comparison of the Six Months Ended June 30, 2009 and 2008.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents received as a result of our capital raising activities. Cash requirements through June 30, 2009 were primarily for funding of research and development activities, general and administrative costs and capital expenditures. We believe we have sufficient resources to satisfy these costs in 2009. However, to commercialize the product additional capital is required through the sale of equity and debt securities and through collaborative arrangements with partners. Our continued existence depends on the successful development of our product technology and our ability to successfully commercialize this technology.

Since inception in September 2004 through June 30, 2009, we have financed our operations through private sales of our equity, totaling net proceeds of $4,078,000; as of June 30, 2009, we had $656,000 in cash and cash equivalents.

Cash Flows from Operating Activities.  Net cash and cash equivalents used in operating activities during the six months ended June 30, 2009 were $837,000 compared to $336,000 for same period in 2008. The $501,000 increase in cash usage was primarily the result of higher levels of expenditures in personnel, equipment and R&D tools and supplies in order to further the state of the technology. (See comment on Page 31 regarding the successful productions of high purity silicon)

The increase in the net loss for six months ended June 30, 2009 of $511,000, which included $80,000 in non-cash interest expense and $113,000 in stock based compensation was primarily offset by an increase in payables, net of cash used to pay $119,000 of accrued management fees.

Cash Flows from Investing Activities.  Cash and cash equivalents used in investing activities for the six months ended June 30 , 2009 was $224,000 compared to $145,000 for the same period in 2008 for an increase of $79,000. The $224,000 in 2009 for capital expenditures was broken down as follows: $101,000 was attributable to the purchase of additional equipment, $95,000 for patent related costs, $25,000 for office and computer equipment and $3,000 in leasehold expenditures. We anticipate that our capital expenditures for fiscal 2009 will continue as we begin to ramp up our business. Planned capital expenditures for fiscal 2009 will require additional funding.

Through June 30, 2009, we have spent approximately $499,000 on equipment, $25,000 on office equipment, and $88,000 on leasehold improvements for a total of $612,000 of property and equipment and $1,144,000 of patent related costs.

Cash Flows from Financing Activities. Net cash and cash equivalents provided by financing activities for the six months ended June 30, 2009 was $0 compared to $409,000 in 2008. The $409,000 was a result of a $413,000 private placement financing, netted with officer loan repayments of $4,000.

Comparison of Year Ended December 31, 2008 with Year Ended December 31, 2007

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents received as a result of our capital raising activities. Cash requirements through the end of the fiscal year 2008 were primarily for funding of research and development activities, general and administrative costs and capital expenditures. We believe we have sufficient resources to meet our working capital and capital expenditure requirements for at least the next 12 months; however, our continued existence depends on the successful development of our product technology and our ability to successfully commercialize this technology.

Since inception in September 2004 through December 31, 2008, we have financed our operations through private sales of our equity, totaling net proceeds of $4,078,000; as of December 31, 2008, we had $1,717,265 in cash and cash equivalents. For the fiscal year ended December 31, 2008, we raised $2,438,000 and issued membership interests in exchange for services rendered of $60,000.

Cash Flows from Operating Activities.  Net cash and cash equivalents used in operating activities during the year ended December 31, 2008 were $668,000 compared to $152,000 for 2007. The increase in cash usage between 2007 and 2008 of approximately $516,000 was primarily the result of a $713,000 increase in net loss for 2008 compared to 2007 net of the $288,000 gain on sale of our interest in Middle East Fiber Company in 2007. Cash used to pay down accounts payable and accrued liabilities related to operations decreased by $140,000 in 2008 compared to 2007. In both 2008 and 2007, management fees were accrued but not paid, reducing cash used in operations. In 2008, there were noncash expenses of $60,000 related to member interests exchanged for services.

Cash Flows from Investing Activities.  Cash and cash equivalents used in investing activities for the year ended December 31, 2008 was $315,000 compared to $114,000 in 2007 for a difference of $201,000. During the year ended December 31, 2008, we incurred $84,000 of costs for leasehold improvements, $322,000 for additional equipment (including $214,000 for amounts accrued at December 31, 2007) and $144,000 for intellectual property for a total of $550,000. We received $235,000 in net proceeds as a final payment from the sale of our 7% interest in Middle East Fiber Company Limited. We anticipate that our capital expenditures for fiscal 2009 will continue as we begin to ramp up our business. Planned capital expenditures for fiscal 2009 will require additional funding.

Through December 31, 2008, we spent approximately $400,000 on equipment and $84,000 on leasehold improvements. For the year ended December 31, 2008, we incurred approximately $156,000 in expenses related to the set-up of the pilot facility, including the design, engineering and construction and approximately $57,000 in parts and supplies for the pilot equipment. These costs are included in research and development expense in the 2008 financial statements.

Cash Flows from Financing Activities.  Net cash and cash equivalents provided by financing activities for year ended December 31, 2008 was $2,398,000 compared to $565,000 in 2007. The cash provided by financing activities in fiscal 2008 was a result of private placement financing.

Contractual Obligations

The Company has a month-to-month lease for its pilot and commercial operating facility, which includes a right of first refusal to purchase the facility. Rent expense is currently $4,900 per month and includes a $900 per month expense reimbursement to Mr. Phillips, our Chief Financial Officer, for maintaining our New York corporate office, Mr. Phillips currently sub-leases the space for $950 per month pursuant to an arrangement that expires October 2009 and devotes full time to matters concerning the Company.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our most significant judgments and estimates used in the preparation of our financial statements.

Impairment of Long-Lived Assets.  We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. We also evaluate the capitalized costs for patents and patent applications filed but not issued for possible impairments. Patent costs include approximately $500,000 of costs related to fiber optic patents, which are not expected to be part of the Company’s current manufacturing operations. Such costs have value from existing and potential licensing rights. We have not identified any such impairment losses to date. The evaluation of capitalized costs for patents and patent applications is based on a subjective cash flow forecast which is subject to change and includes consideration of the likelihood of favorable resolution to litigation surrounding fiber optic patents, the Company’s rights in the event of unfavorable resolution of the litigation, and the market for licensing rights. We will reassess our cash flow forecast each time there are fundamental changes in the underlying potential use of the patents or patent applications in terms of performance, customer acceptance or other factors that may affect such cash flow forecasts.

Research and Development.  The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities acquired or constructed for research and development activities that have no alternative future uses are considered research and development costs and are expensed at the time the costs are incurred.

Income Taxes.  We were formed as a limited liability company and, accordingly, we were exempt from federal and state taxes. Income was recognized by the members on their respective tax returns. As of January 1, 2009, we converted from a limited liability company to a corporation.

Effective January 1, 2009,the Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement and tax basis of assets and liabilities and net operating loss and credit carry-forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company’s financial statements will be determined in part by the nature and timing of any future acquisition completed.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries within equity, but separate from the parent’s equity. Moreover, FAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited. The Company does not anticipate that FAS 160 will have a material effect on its financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We believe that we do not have any material exposure to financial market risk and we do not enter into foreign currency or interest rate transactions.

US SolarTech, Inc. (Formerly Silica Tech, LLC)
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and equivalents	$656,183	$1,717,265
Prepaid expenses and other current assets	2,635	—
	658,818	1,717,265
FIXED ASSETS, net	569,172	468,964
OTHER ASSETS
Intellectual property, net	978,527	919,543
Other	15,000	15,000
TOTAL ASSETS	$2,221,517	$3,120,772
LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$497,514	$344,974
Due to officers	28,244	1,192,655
Total current liabilities	525,758	1,537,629
Due to officers, non-current	1,045,900	—
Redeemable preferred stock, $.0001 par value, 10,000,000 shares authorized; 666,666 shares issued and outstanding, net of unamortized discount (liquidation preference of $1,037,500 at June 30, 2009)	866,533	—
Total liabilities	2,438,191	1,537,629
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIENCY)
Members’ Capital	—	4,155,000
Common stock, $.0001 par value, 100,000,000 shares authorized; 12,915,735 issued and outstanding at June 30, 2009	1,292	—
Additional paid-in capital	3,443,063	—
Deficit accumulated during the development stage	(3,661,029)	(2,572,357)
Total stockholders’/members’ equity (deficiency)	(216,674)	†1,583,143
TOTAL LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIENCY)	$2,221,517	$3,120,772

See notes to financial statements

US SolarTech, Inc. (Formerly Silica Tech, LLC)
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended June 30,		Cumulative Since Inception to June 30, 2009
	2009	2008

REVENUES:	$—	$—	$—
COSTS AND EXPENSES:
Research and development	392,311	60,763	673,503
General and administrative	624,382	518,747	3,208,855
Total costs and expenses	1,016,693	579,510	3,882,358
OTHER INCOME (EXPENSE):
Interest income	8,102	3,524	29,290
Interest expense	(80,081)		(95,749)
Gain on sale of investment on MEFC	—	(2,000)	287,788
Total other income (expense)	(71,979)	1,524	221,329
NET LOSS	(1,088,672)	(577,986)	(3,661,029)
Preferred stock dividends	(37,500)	—	(37,500)
Net loss attributable to common stockholders	$(1,126,172)	$(577,986)	$(3,698,529)
Basic and diluted net loss attributable to common stockholders per share	$(0.09)	$—	$—
Shares used in computing basic and diluted net loss attributable to common stockholders per share	12,668,318	—	—
Proforma earnings (loss) per share disclosures as if the company had been a corporation since inception:
Basic and diluted net loss attributable to common stockholders per share	$—	$(0.05)	$(0.32)
Shares used in computing basic and diluted net loss attributable to common stockholders per share	—	$11,886,849	$11,552,662

See notes to financial statements

US SolarTech, Inc. (Formerly Silica Tech, LLC)
(A Development Stage Company)

STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY
FOR THE SIX MONTHS ENDED JUNE 30, 2009

	Redeemable Preferred Stock		Members’	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Deficiency
	Shares	Amount	Capital	Shares	Amount

BALANCE, JANUARY 1, 2009	—	$—	$4,155,500	—	$—	$—	$(2,572,357)	$1,583,143
Issuance of common and preferred shares in connection with conversion from Limited Liability Company to Corporation	666,666	1,000,000	(4,155,500)	12,666,666	1,267	3,154,233	—	(1,000,000)
Beneficial conversion feature of redeemable preferred stock	—	(112,458)	—	—	—	112,458	—	112,458
Fair value of warrants issued with redeemable preferred stock	—	(101,090)	—	—	—	101,090	—	101,090
Amortization of beneficial conversion feature and warrants	—	80,081
Stock-based compensation in connection with stock options	—	—	—	—	—	79,807	—	79,807
Issuance of common stock for services performed	—	—	—	16,500	2	32,998		33,000
Dividends on preferred stock	—	—	—	—	—	(37,500)	—	(37,500)
Conversion of right to cash payments into common stock	—	—	—	232,569	23	(23)	—	—
Net loss	—	—	—	—	—	—	(1,088,672)	(1,088,672)
BALANCE, JUNE 30, 2009	666,666	$866,533	$—	12,915,735	$1,292	$3,443,063	$(3,661,029)	$(216,674)

See notes to financial statements

US SolarTech, Inc. (Formerly Silica Tech, LLC)
(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,		Cumulative Since Inception to June 30, 2009
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,088,672)	$(577,986)	$(3,661,029)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation and amortization	64,920	24,292	208,486
Gain on sale of investment in MEFC	—	—	(287,788)
Non-cash interest expense	80,081	—	80,081
Stock based compensation	112,807	—	182,807
Increase (decrease) in cash from:
Recovery receivable	—	235,500	—
Prepaid expenses and other current assets	(2,635)	—	(27,635)
Accounts payable and accrued expenses	115,040	(217,203)	469,044
Due to officers	(118,511)	199,407	977,614
Cash used for operating activities	(836,970)	(335,990)	(2,058,420)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(128,780)	(108,228)	(612,029)
Intellectual property	(95,332)	(37,120)	(474,156)
Proceeds from sale of investment in MEFC	—	—	297,788
Loan receivable	—	—	(575,000)
Cash used for investing activities	(224,112)	(145,348)	(1,363,397)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable to officers	—	(3,667)	—
Proceeds from issuance of equity	—	413,000	4,078,000
Cash provided by financing activities	—	409,333	4,078,000
(DECREASE) INCREASE IN CASH AND EQUIVALENTS	(1,061,082)	(72,005)	656,183
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	1,717,265	301,993	—
CASH AND EQUIVALENTS, END OF PERIOD	$656,183	$229,988	$656,183
SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for interest	$—	$—	$8,168

See notes to financial statements

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Business, Basis of Presentation, and Going Concern

US SolarTech, Inc. (the “Company”), formed in September 2004, seeks to commercialize its Plasma Outside/Inside technology and processes for the making of silicon used in the production of solar cells and other products for the rapidly growing solar energy industry. The Company has not recognized any revenues to date; accordingly, it is classified as a development stage company. See Note 2 for a description of the Company’s conversion to a corporation and related name change from Silica Tech LLC, effective January 1, 2009.

The Company is subject to a number of risks similar to those of other development stage companies. Principal among these risks are dependence on key individuals, competition from substitute products and larger companies, the successful development and marketing of its products and the need to obtain additional financing necessary to fund future operations.

These financial statements have been prepared on the basis that the Company will continue as a going concern. The Company is devoting substantially all of its efforts toward completing the final testing of its pilot system for the making of silicon using its patent pending intellectual property and has incurred operating losses since inception. The Company expects to complete its product testing during the third quarter of 2009. Final product testing costs together with general and administrative costs will result in continuing operating losses for the near term. By late February 2009, we produced our first prototype sample and by late June, we produced high purity solar grade silicon and expect to produce semi conductor grade during the fall of 2009. Independent laboratories and potential customers are involved in testing and we expect to begin sending material to potential customers for testing also during the fall of 2009. As we continue to improve the quality of our silicon, we continue recruiting additional full-time personnel, including process and chemical engineers, operating technicians, and administrative staff.

The Company believes that its current resources are sufficient to satisfy these costs in 2009. However, to commercialize the product and to continue as a going concern, additional capital is required through the sale of equity and debt securities and through collaborative arrangements with partners. If the Company is unable to obtain capital through these sources, it may have to seek other sources of capital or re-evaluate its operating plans.

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of these financial statements have been included. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Interim results are not necessarily indicative of results to be expected for other interim periods or for the entire year ending December 31, 2009. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto included in this Form S-1.

2. Stockholders’ Equity (Deficiency)

Effective January 1, 2009, the Company converted from Silica Tech, LLC, a Connecticut limited liability company into US SolarTech, Inc., a Delaware corporation. Pursuant to the conversion, members of Silica Tech, LLC received common stock of US SolarTech, Inc. and three year warrants in order to purchase shares of common stock of US SolarTech, Inc. Pursuant to the conversion, members of Silica Tech, LLC received a pro rata portion of 12,666,666 shares of common stock of US SolarTech, Inc.; certain members received a pro-rata portion of 385,624 warrants and the preferred shareholder received 300,000 warrants. The warrants

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

2. Stockholders’ Equity (Deficiency)  – (continued)

have an exercise price of $1.50 per share, expire January 1, 2012 and, if fully exercised will generate proceeds to the Company in the amount of $1,028,436.

The fair value of the warrants issued to the preferred stockholder was estimated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 1.0%, expected life of 2.75 years, no expected dividend yield, and an expected volatility of 80%. The value of the warrants was $112,458 and is being amortized to interest expense over the period from January 1, 2009 through September 30, 2010, the mandatory redemption date.

After allocating the proceeds of the preferred stock investment between the preferred shares and the warrants based on their relative fair values, the conversion price of the preferred shares was less than the market value of the preferred shares at 1, 2009. Consequently, the Company determined that there was a beneficial conversion feature in the amount of $101,090. The beneficial conversion feature is being accreted into interest expense over the period from January 1, 2009 through September 30, 2010.

In connection with the conversion, the terms of the Operating Agreement, and the Company’s desire to file an S-1 resale registration statement, stockholders (formerly “members”) who invested $2,137,500, excluding the $2,000,000 September 2008 investment, at the end of October 2008, executed a Waiver and Consent in connection with the conversion and the filing. Pursuant to the Waiver and Consent, stockholders received 1,425,000 shares of the Company’s common stock of the 12,666,666 issued, and warrants to purchase a pro rata portion of 385,625 shares of the common stock, with an exercise price of $1.50 per share, and the right to receive $418,625, as and when certain events occur.

In June 2009, these stockholders agreed to convert his or her pro-rata interest of the $418,625 into common stock at a conversion price of $1.80 per share, instead of the right to receive $418,625. If the private placement price is less than $2.00, the stockholders’ conversion price will be adjusted accordingly, provided that the conversion price will not be less than $1.50. Stockholders electing to convert will be issued shares as of June 30, 2009. The offer to convert expired on June 30, 2009. Other than this conversion, these stockholders did not have a conversion right. Accordingly on June 30, 2009, the Company issued 232,569 shares.
Also during the second quarter of 2009, the Company issued 16,500 shares for services rendered at a fair market value of $2.00 per share. Specifically, as of May 15, the Company issued 6,500 shares of common stock to a part-time employee in exchange for $13,000 in amounts owed for services rendered, and on June 30, the Company issued 10,000 shares of common stock to its outside director, following six months of services from appointment to the Board of Directors.

Preferred Dividends

The Series A Preferred Stock shall accrue dividends at a rate per share of 5% of the conversion price annually, provided that such dividends shall only become payable upon the automatic conversion, optional conversion, or optional redemption of the Series A Preferred Stock.

At June 30, 2009, preferred dividends totaling $37,500 have been accrued; no preferred dividends have been paid to date.

Redemption Provisions

The Company has the right, but not the obligation, to redeem the Series A Preferred Stock at any time on or after March 30, 2009 through September 30, 2010 by paying to the holders of the Series A Preferred Stock the value of such stock plus a 30% annualized premium calculated in accordance with this provision or 2.5% per month. To so redeem, the Company would pay an amount equal to the sum of: (i) the aggregate conversion price of the Series A Preferred Stock being redeemed, plus (ii) a premium equal to the product of (x) the

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

2. Stockholders’ Equity (Deficiency)  – (continued)

number of completed months elapsed between the Issue Date and (y) the product of the aggregate conversion price of the Series A Preferred Stock being redeemed at 2.5%.

In the event the Company so redeems, the Company is required to provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date (the “Redemption Notice”). Upon receipt of the Redemption Notice, Holders of the Series A Preferred Stock may, within 15 calendar days of receipt of a Redemption Notice, elect to convert their Shares of Series A Preferred Stock into Common Stock.

Notwithstanding the Company’s right to redeem the Series A Preferred Stock, the Company shall be obligated to redeem at the end of the two year redemption period the then amount of outstanding Series A Preferred Stock.

Conversion Provisions

In the event that the equity of the Company is publicly traded and the Company’s market capital based on a previous 30 day weighted average closing price is greater than USD $30 million (based on $2.15 multiplied by 13,998,956, the number of fully diluted shares as of September 30, 2008), each share of Series A Preferred Stock shall automatically convert into one share of common stock. “Publicly Traded” means that the securities of the Company have been registered under the Securities Exchange Act of 1934 and are validly trading on the Pink Sheets, OTC Bulletin Board, NASDAQ Capital Market, NASDAQ National Market, New York Stock Exchange, NYSE Amex Equities or another recognized U.S. national market.

In the event that (i) the Company is publicly traded, and (ii) the Company’s market capital based on a previous 30 day weighted average price is at least USD $20 million, the holder of the Series A Preferred Stock (the “Series A Holder”) shall have the right to convert such shares into common stock on the first business day of each calendar quarter, provided, that the aggregate conversion price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional increments equal to at least $200,000.

The preferred holder, in a separate consent letter, agreed to convert 100% of his preferred share holdings into common stock, as follows:

1.	At the same time as the Executives convert the amounts owed into common stock under (a), above,

2.
The Company shall, as an inducement to the preferred holder to convert earlier than as otherwise covered under the terms of the preferred stock, compensate the preferred holder with an additional 125,000 shares of common stock — if the preferred holder elects to convert on or before August 31, 2009.

Liquidation Preference

In the event of a liquidation, dissolution, or winding up, holders of the Series A Preferred Stock shall be entitled to a per share preference equal to Conversion Price plus accrued and unpaid dividends to be paid to holders of the Series A Preferred Stock prior to payment due to the holders of common stock.

Other Provisions

The holder of the Series A preferred stock shall be entitled to appoint one director to the Company’s Board of Directors, provided that such right shall expire at such time when the holder’s equity interest in the Company represents less than 5% of the Company’s equity on a fully diluted basis.

Earnings (loss) per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

2. Stockholders’ Equity (Deficiency)  – (continued)

is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock and the dilutive potential common stock equivalents then outstanding. Potential common stock equivalents consist of warrants and convertible preferred stock. Since the Company has a net loss for the six months ended June 30, 2009, the inclusion of convertible preferred stock and warrants in the computation would be anti-dilutive. Accordingly, basic and diluted net loss per share are the same for the six months ended June 30, 2009. For the six months ended June 30, 2008 and cumulative for the period from inception to June 30, 2009, proforma earnings (loss) per share is presented as if the Company had been a corporation since its inception.

3. Long-term Payables and Related Party Transactions

In June 2009, each officer signed a consent in which the officer agreed to defer payment of his pro-rata interest in $1,045,900 until August 1, 2010, and later extended the date until February 1, 2011 . The $1,045,900 represents compensation and expenses owed as of September 30, 2008. In addition the letter provides that the officer will have the right to convert all or part of his pro-rata interest at $1.50, the last sales price at September 30, 2008, at any time and that the Company will have automatic conversion rights.

Specifically, the consent letter provides that

1. If the Company pays the executives 10% of the proceeds of a closing(s) up to a maximum of $200,000, the Company has the right to convert the amount owed as follows. The first $115,000 will be applied to expenses with the remaining $85,000 applied to compensation. The remaining $845,900 in compensation will be converted at $1.50 into 563,933 of common shares. If less than $200,000 is paid to the executives, shares will be converted pro-rata.
and/or

2. To the extent amounts owed have not been converted under (a) above, the executive has the right to convert 100% of the amount owed at anytime, in his sole discretion, subject to the Company’s automatic right to convert if and when the weighted average price of the company’s stock for thirty (30) consecutive trading days is at least $2.00. The executives plan to establish a trading program under Rule 10(b)(5) of the ’34 Act to sell 15% of the converted shares at not less than $2.00/share.

4. Stock Options

In 2009, a total of 155,000 stock options were issued, the fair market value of which was estimated using the Black-Scholes valuation model with the following assumptions:

Options to purchase 45,000 shares of common stock were granted with an exercise price of $1.75 per share and a fair value of $0.78 per share, based on a risk-free interest rate of 1.0%, an expected life of 3.5 years, no expected dividend yield, and an expected volatility of 80%. Stock-based compensation will be recognized over the three year vesting period and amounted to $5,800 for the six months ended June 30, 2009.

On May 15, 2009, the Company entered into a three year financial services agreement, pursuant to which the Company will issue a total of 300,000 options, subject to specific performance, during the term of the agreement. The first 100,000 were issued on June 30, 2009, pursuant to the agreement, exercisable at $2.00. Thereafter, 50,000 warrants, exercisable at $3.00, will be issued at months 18 and 24 and 50,000, exercisable at $4.00, will be issued at months 30 and 36, all subject to specific performance. The options expire three (3) years from the issuance date and fully vest upon issuance. Based on a risk-free interest rate of 1.0%, an expected life of 3 years, no expected dividend yield, and an expected volatility of 80%, the fair market value was $67,000.

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

4. Stock Options  – (continued)

On June 30, 2009, the Company issued 10,000 stock options, exercisable at $2.00 per share for a period of three (3) years from the issuance date to its outside director, following six months of services from appointment to the Board of Directors. Based on a risk-free interest rate of 1.0%, an expected life of 3 years, no expected dividend yield, and an expected volatility of 80%, the fair market value was $6,700.

The options fully vest upon issuance. The Company also issued 10,000 shares to the outside director with an estimated fair market value of $20,000.
Stock-based compensation totaled approximately $80,000 for the six months ended June 30, 2009.

5. Income Taxes

Effective January 1, 2009, the Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement and tax basis of assets and liabilities and net operating loss and credit carry-forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized. At June 30, 2009, any deferred asset relating to the net operating loss is fully reserved.

The United States Tax Reform Act of 1986 (the Act) contains provisions that may limit the Company’s net operating loss and tax credit carry-forwards available to be used in any given year in the event of changes in ownership of the Company. Any ownership changes, as defined in the Act, which may occur could impact the Company’s ability to utilize its net operating loss and tax credit carry-forwards.

6. Commitments

The Company has a month-to-month lease for its pilot facility, which provides for a right of first refusal to purchase the facility, and a sublease for its corporate office which expires in October 2009. Total rent expense was $29,400 for the six months ended June 30, 2009, of which pilot facility and corporate office rentals were $24,000 and $5,400, respectively, compared to total rent expense of $21,650 for the six months ended June 30, 2008, of which pilot facility and corporate office rentals were $16,750 and $4,900, respectively.

7. Litigation

On February 17, 2006, the Company filed a declaratory-judgment action against J-Fiber GmbH, (“J-Fiber”), in the United States District Court for the District of Massachusetts. The action is captioned Silica Tech, L.L.C. v. J-Fiber, GmbH, 06-CV-10293 (D. Mass.). The action seeks to establish that the Company owns free and clear of any claims of J-Fiber, all right, title and interest in and to patents and patent applications (together, “Patent Assets”) of FiberCore, Inc. (“FiberCore”). The Company acquired the Patent Assets in FiberCore’s bankruptcy proceedings. J-Fiber is the successor-in-interest of FiberCore’s former subsidiary, FiberCore Jena AG (“FC Jena”).

The Company’s acquisition of the Patent Assets from FiberCore was approved by a February 3, 2006 order of the United States Bankruptcy Court for the District of Massachusetts In re: FiberCore, Inc. , No. 03-46551 (the “Bankruptcy Court Order”). The Bankruptcy Court Order permitted the sale to the Company subject to certain “Surviving Claims” retained by J-Fiber. According to the Bankruptcy Court Order, the Surviving Claims were limited to in rem claims against the Patent Assets and “shall not in any manner constitute claims against [the Company]” (emphasis added).

On August 28, 2006, J-Fiber filed an Amended Answer, Counterclaim, and Jury Demand claiming that it is the rightful owner of the Patent Assets. On September 25, 2006, the Company filed its answer to J-Fiber’s Counterclaim. Discovery commenced in the summer of 2007. On July 2, 2007, the court ordered J-Fiber to

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

7. Litigation  – (continued)

file a statement concerning its contention that German law applies to the case, and gave the Company an opportunity to respond. J-Fiber filed its statement on July 25, 2007, largely relying on a Preliminary Statement Regarding Applicable Principles of German and European Union Law, which it had filed on March 23, 2007. The Company filed its response on September 17, 2007 (followed by a corrected copy on October 2, 2007), arguing that Massachusetts law should govern the case and that German law is inapplicable. On November 9, 2007, the court referred the case to Magistrate Judge Marianne B. Bowler for determination of the applicability of German law.

On December 31, 2007, the Company filed a motion for judgment on the pleadings seeking dismissal of J-Fiber’s counterclaims pursuant to Federal Rule of Civil Procedure 12(c) (the “12(c) Motion”). The Company argued that none of the counterclaims qualifies as a “Surviving Claim” permitted by the Bankruptcy Court Order and that each counterclaim fails as a matter of law on independent grounds.

On January 4, 2008, the Company filed a stay motion requesting, among other things, that the court stay depositions, and its determination of the applicability of German law, pending disposition of the 12(c) Motion. On January 8 and 9, 2008, the court referred the stay motion and case management to Magistrate Judge Bowler. On January 10, 2008, J-Fiber filed its opposition to the Company’s stay motion. At a conference on January 15, 2008, Magistrate Judge Bowler granted the Company’s request to stay depositions pending resolution of the 12(c) Motion, but denied the request to stay the determination of the applicability of German law.

On January 16, 2008, the court referred the 12(c) Motion to Magistrate Judge Bowler. On February 16, 2008, J-Fiber filed its opposition to the 12(c) Motion. On April 1, 2008, Magistrate Judge Bowler heard argument on the 12(c) Motion, but not on the applicability of German law. During the hearing, J-Fiber’s counsel clarified that J-Fiber’s counterclaims are in rem claims against the Patent Assets and are not damages claims against the Company. At the end of hearing, Judge Bowler took the motion under advisement. The motion remains pending.

On March 12, 2009, Judge Lindsay, the initial district judge assigned to the case, unfortunately passed away. The motion remains pending and the action was reassigned to Judge William G. Young after Judge Lindsay unfortunately passed away.

On May 19, 2009, Magistrate Judge Bowler issued her Report and Recommendation regarding the applicability of German law and the 12(c) Motion (the “Report”). The Report finds that Massachusetts law should govern the action, though it does not foreclose the possibility of a later determination, based on a more developed factual record, that German law applies, “particularly with respect to the assignments of the ’775 and ’275 patents.”

On the 12(c) Motion, the Report finds that, based on statements of prior counsel to the Bankruptcy Court in connection with the Bankruptcy Court Order, the Company is “judicially estopped” from arguing that J-Fiber’s claims are not Surviving Claims permitted by the Order. However, the Report finds that much of J-Fiber’s Counterclaim should be dismissed on independent grounds. The Report finds that Count II of J-Fiber’s Counterclaim fails to state a valid fraudulent-conveyance claim under the Massachusetts Uniform Fraudulent Transfer Act, though it does state an equitable fraudulent-conveyance claim. Yet that equitable claim is time-barred under the statute of limitations as to the ’580 Patent, the ’775 Patent, the ’275 Patent, and the ’207 Patent Application. The Report concludes that Count II survives only as an equitable fraudulent-conveyance claim with respect to the ’240 Patent. Similarly, the Report finds that J-Fiber’s conversion claim, Count I, is time-barred as to the ’580, ’775, and ’275 Patents, as well as the ’207 Patent Application. Count I survives only as to the ’240 Patent. Furthermore, the Report concludes that since portions of J-Fiber’s conversion and fraudulent-conveyance claims (Counts I and II) survive dismissal — as to the ’240 Patent — Counts

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

7. Litigation  – (continued)

III and IV, for declaratory judgment, also survive. Finally, as to the portions of Counts I and II that are to be dismissed, the Report indicates that J-Fiber may file a motion for leave to amend its Counterclaim to replead those claims.

Magistrate Judge Bowler’s Report is not a final, binding decision of the district court but rather a Report and Recommendation that must be adopted, modified, or rejected by the new district judge assigned to the case. The parties are allowed to submit objections to the Report and the time for objections was extended to August 3, 2009. Although the Report finds in the Company’s favor for the most part, the Company presently intends to submit objections to certain aspects of the Report unfavorable to the Company. The parties submitted objections to the Report on August 3, 2009; responses to each parties objections are due about August 17, 2009.

This action is at an early stage, as discovery has not been completed and depositions have not been taken, and legal counsel cannot predict its outcome. The Company intends to vigorously prosecute the Company’s case against J-Fiber and defend against J-Fiber’s counterclaims. In the event that the Company does not prevail, management believes that pursuant to the Asset Purchase and Settlement Agreement between the Company and FiberCore’s Trustee, the Company would retain a $7,500,000 claim against J-Fiber secured by the Patent Assets.

In a separate litigation, on January 20, 2009, the Company filed a complaint against J-Fiber in the United States District Court for the Southern District of New York asserting claims in excess of 2,000,000 Euros for breach of contract with respect to a license agreement that the Company acquired as part of the Asset Purchase and Settlement Agreement, along with two tort claims for the misappropriation of trade secrets and unjust enrichment.

Litigation against the Company’s Executive Officers

In or about March 2004, FC Jena filed for receivership in Germany. Approximately two months later, J-Fiber, which is controlled and managed by parties who were employed by and associated with FC Jena, GmbH acquired the assets of FC Jena. In December 2005, J-Fiber filed an action in Gera, Germany, reference number 1HKO 296/05 against Messrs. Aslami and DeLuca, two of Silica Tech Holdings’ managing members, with respect to a multi-party transaction among a subsidiary of Tyco International, Ltd, FiberCore, FC Jena, and Xtal Fibras Opticas S.A. Brazil, a company 90% owned by FiberCore. As part of the transaction, Tyco loaned $1,500,000 to a wholly-owned subsidiary of FiberCore, collateralized by a secured lien on $3,000,000 of newly purchased specialized equipment used in the making of preforms, the raw material for making optical fiber. Title to the equipment was transferred to the subsidiary from Xtal in consideration of Xtal being discharged from certain obligations both to FiberCore as well as to FC Jena. FC Jena received a 16% interest in the subsidiary as well as other consideration.

J-Fiber claims that defendants Aslami and DeLuca, who served as members of FCJ’s supervisory and executive boards, respectively, breached their fiduciary duties to FC Jena in the transaction, in that the equipment had no value and, accordingly, the 16% interest that FC Jena received did not have any value; FiberCore held the remaining 84%.

Defendants Aslami and DeLuca filed a brief challenging the claim and submitted supporting documentation as to the then $3,000,000 valuation, a Bill of Sale, as well as FC Jena’s valid approval for the transaction.

In December 2006, J-Fiber filed a second suit in Gera, Germany, reference number 1HKO-242/06, claiming that in 2001, Messrs. Aslami, DeLuca, and Phillips, through the use of service, sales and other agreements, improperly transferred funds from FCJ to FiberCore, Inc. for services J-Fiber claims were never rendered to FC Jena.

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

7. Litigation  – (continued)

Defendants Aslami, DeLuca, and Phillips filed several briefs challenging the claim and submitted supporting documentation, including a Management Report from FC Jena’s auditors, Deloitte & Touche, confirming FiberCore’s rendering of the services in question.

On November 12, 2007, a court hearing was held in Gera, Germany for both cases. The defendants, including Mr. Phillips, who was added as a defendant, presented their supporting documentation and responded to numerous questions from the judge. Mr. Phillips served as a director, Chief Financial Officer (July 2000 to July 2001) and a consultant to FiberCore and as a member of FC Jena’s supervisory board. The judge provided a summary of the proceedings and allowed both parties to submit follow-up briefs. The judge also informed both parties that a new judge would be assigned to both cases, as she would be taking a personal leave.

At the hearing, J-Fiber served upon Messrs. Aslami, DeLuca and Phillips an amended complaint in case 1HKO-250/06 that extended J-Fiber’s claims to cover years 2002 and 2003, in addition to 2001.

In April 2007, a new judge was assigned and called for a second hearing for both cases to be held in Germany on September 7, 2008.

At the September 7, 2008 hearing, the judge stated for the 296/05 case that he was going to solicit an independent equipment valuation in order to determine the value of the specialized equipment at the time of the transaction. In the 295/06 case, the court indicated its inclination to dismiss the case, but agreed to allow J-Fiber to introduce an additional witness, the Deloitte & Touche audit partner, at a future hearing. A new hearing date has not been set.

To date, the executives have only sought and received from the Company reimbursement for their trips to Germany for the two hearings. The executives and their German law counsel intend to vigorously defend against the claims against them and believe that the claims are without merit.

The Company believes that the lawsuits were brought against the executives on account of their current executive positions with the Company and as leverage against the Company in the POVD patent litigation and other pending actions against J-Fiber, as confirmed by the testimony of J-Fiber’s own counsel during the first hearing. Accordingly, the executives would be entitled to indemnification from the Company with respect to legal fees and liability, if any, arising from the German lawsuits pursuant to the Company’s existing indemnification obligations as the suit was specifically brought against our executive officers “by reason of the fact” that they are the Company’s executive officers. The Company’s by-laws provide in Article VIII that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless such liability.

Know-How Litigation

On January 20, 2009, the Company filed a complaint against J-Fiber in the United States District Court for the Southern District of New York. The action is captioned US SolarTech, Inc. v. J-fiber, GmbH, 09-CV-00527 (S.D.N.Y.). The action was assigned to Judge Cathy Seibel and Magistrate Judge Paul Davison.

The complaint asserts claims of breach-of-contract, misappropriation of trade secrets, and unjust enrichment against J-Fiber. The Company alleges that FiberCore and FC Jena entered into a Patent and Technology Information License Agreement, dated May 22, 2003 (the “License Agreement”). In the License Agreement,

US SOLARTECH, INC. (formerly Silica Tech LLC)
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

7. Litigation  – (continued)

FiberCore agreed to license to FC Jena its patents, patent applications, and technical information — including know-how and trade secrets relating to fiber-optic preform manufacturing. The License Agreement provides for FC Jena to pay certain research-and-development fees to FiberCore. It also contains a change-in-control provision that provides that if certain conditions are met, two million Euros would be due and payable to FiberCore.

The complaint alleges that (i) the Company we have succeeded to FiberCore’s interest in the License Agreement pursuant to the Bankruptcy Court Order, and that J-Fiber has succeeded to FC Jena’s interest (ii) J-Fiber acquired FC Jena’s assets in receivership proceedings in Germany and thereby triggered the change-in-control provision in the License Agreement and a two million Euro obligation to the Company, and (iii) J-Fiber has continuously used, in its day-to-day operations, the trade secrets and know-how that FiberCore disclosed to FC Jena and that are now intellectual property belonging to the Company — but never paid any compensation to the Company for that intellectual property under the License Agreement or otherwise.

The Company further alleges that J-Fiber’s use of the Company’s trade secrets constitutes a misappropriation of trade secrets in violation of Massachusetts law (Mass. Gen. Laws ch. 93, § 42) and that J-Fiber has been unjustly enriched by profiting from the Company’s trade secrets and know-how. Among other relief, the complaint seeks damages for J-Fiber’s breaches of the License Agreement — including the 2,000,000 Euros the Company claims are due and owing; double damages for misappropriation of trade secrets under Massachusetts law; and restitution of J-Fiber’s profits attributable to the Company’s trade secrets and know-how.

On January 28, 2009, we filed an amended complaint that added one paragraph to our original complaint. On July 15, 2009, J-Fiber was served with the amended complaint pursuant to the procedures of the Hague Convention. J-Fiber’s deadline for responding to the complaint has been extended to September 18, 2009.

This action is at an early stage and we cannot predict its outcome. We intend to vigorously prosecute our case against J-Fiber.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Silica Tech, LLC:

We have audited the accompanying balance sheets of Silica Tech, LLC (the Company) (a development stage company) as of December 31, 2008 and 2007 and the related statements of operations, members’ equity and cash flows for years then ended and cumulative since inception (September 9, 2004) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsi- bility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silica Tech, LLC as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended and cumulative since inception (September 9, 2004) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stowe & Degon LLC

Westborough, Massachusetts
April 8, 2009

SILICA TECH, LLC
(A Development Stage Company)
BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash and equivalents	$1,717,265	$301,993
Accounts receivable – other	—	235,500
Total current assets	1,717,265	537,493
FIXED ASSETS, net	468,964	291,475
OTHER ASSETS
Intellectual property, net	919,543	823,301
Other	15,000	15,000
TOTAL ASSETS	$3,120,772	$1,667,269
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$344,974	$557,586
Amounts payable to managing directors	1,192,655	857,886
Notes payable to managing directors	—	44,000
Total current liabilities	1,537,629	1,459,472
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY:
Members’ capital	4,155,500	1,657,500
Deficit accumulated during development stage	(2,572,357)	(1,449,703)
Total members’ equity	1,583,143	207,797
TOTAL LIABILITIES AND MEMBERS' EQUITY	$3,120,772	$1,667,269

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)
STATEMENTS OF OPERATIONS
Years Ended December 31, 2008 and 2007
and Cumulative Since Inception (September 9, 2004) to December 31, 2008

	Year Ended December 31,		Cumulative Since Inception To December 31, 2008
	2008	2007

REVENUES:	$—	$—	$—
COSTS AND EXPENSES:
Research and development	233,167	26,125	281,192
General and administrative	899,095	661,971	2,584,473
Total costs and expenses	1,132,262	688,096	2,865,665
OTHER INCOME (EXPENSE):
Interest income	13,776	2,557	21,188
Interest expense	(4,168)	(11,500)	(15,668)
Gain on sale of investment	—	287,788	287,788
Total other income	9,608	278,845	293,308
NET LOSS	$(1,122,654)	$(409,251)	$(2,572,357)

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)
STATEMENTS OF MEMBERS' EQUITY
Years Ended December 31, 2008 and 2007
and Cumulative Since Inception (September 9, 2004) to December 31, 2008

	Members’ Capital	Deficit Accumulated During Development Stage	Total Members’ Equity

INCEPTION SEPTEMBER 9, 2004	$—	$—	$—
Issuances of membership interests - (August/September 2005)	1,090,000	—	1,090,000
Issuances of membership interests for services	10,000	—	10,000
Net loss	—	(282,060)	(282,060)
BALANCE, DECEMBER 31, 2005	1,100,000	(282,060)	817,940
Net loss	—	(758,392)	(758,392)
BALANCE, DECEMBER 31, 2006	1,100,000	(1,040,452)	59,548
Issuances of membership interests	557,500	—	557,500
Net loss	—	(409,251)	(409,251)
BALANCE, DECEMBER 31, 2007	1,657,500	(1,449,703)	207,797
Issuances of membership interests	2,438,000	—	2,438,000
Issuances of membership interests for services	60,000	—	60,000
Net loss	—	(1,122,654)	(1,122,654)
BALANCE, DECEMBER 31, 2008	$4,155,500	$(2,572,357)	$1,583,143

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2007
and Cumulative Since Inception (September 9, 2004) to December 31, 2008

	Year Ended December 31,		Cumulative Since Inception to December 31, 2008

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,122,654)	$(409,251)	$(2,572,357)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation and amortization	61,973	45,325	143,566
Gain on sale of investment in MEFC	—	(287,788)	(287,788)
Accrued interest included in note payable to managing directors	(4,000)	4,000	—
Issuance of members' equity in exchange for service	60,000	—	70,000
Increase (decrease) in cash from:
Prepaid expenses and other current assets	—	—	(25,000)
Accounts payable and accrued liabilities	1,713	141,794	352,474
Amounts payable to managing directors	334,769	353,388	1,097,655
Cash used for operating activities	(668,199)	(152,532)	(1,221,450)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(406,099)	(77,150)	(483,249)
Investments in intellectual property	(143,930)	(99,427)	(378,824)
Proceeds from sale of investment in MEFC	235,500	62,288	297,788
Loan receivable	—	—	(575,000)
Cash used for investing activities	(314,529)	(114,289)	(1,139,285)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of membership interests	2,438,000	550,000	4,078,000
Advances (repayments) on notes payable to managing directors	(40,000)	15,000	—
Cash provided by financing activities	2,398,000	565,000	4,078,000
INCREASE IN CASH AND EQUIVALENTS	1,415,272	298,179	1,717,265
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	301,993	3,814	—
CASH AND EQUIVALENTS, END OF PERIOD	$1,717,265	$301,993	$1,717,265
SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for interest	$8,168	$—	$8,168
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
Loan receivable exchanged for intellectual property	$—	$—	$670,000
Liability to managing directors assumed in purchase of loan receivable	$—	$—	$95,000
Membership interest issued in exchange for accrued interest	$—	$7,500	$7,500
Property deposits included in accounts payable and accrued liabilities	$(214,325)	$214,325	$—

See notes to financial statements

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

1. Nature of Business, Organization and Going Concern

Silica Tech, LLC ( the “Company”), formed in September 2004, seeks to commercialize its Plasma Outside/Inside technology and processes for the making of silicon used in the production of solar cells and other products for the rapidly growing solar energy industry. The Company has not recognized any revenues to date; accordingly, it is classified as a development stage company. See Note 5 for a description of the Company’s conversion to a corporation and related name change to US SolarTech, Inc., effective January 1, 2009.

The Company is subject to a number of risks similar to those of other development stage companies. Principal among these risks are dependence on key individuals, competition from substitute products and larger companies, the successful development and marketing of its products and the need to obtain additional financing necessary to fund future operations.

These financial statements have been prepared on the basis that the Company will continue as a going concern. The Company is devoting substantially all of its efforts toward completing the final testing of its pilot system for the making of silicon using its patent pending intellectual property and has incurred operating losses since inception. The Company expects to complete its product testing during the second quarter of 2009. Final product testing costs together with general and administrative costs will result in continuing operating losses for the near term. The Company believes that its current resources are sufficient to satisfy these costs in 2009. However, to commercialize the product and to continue as a going concern, additional capital is required through the sale of equity and debt securities and through collaborative arrangements with partners. If the Company is unable to obtain capital through these sources, it may have to seek other sources of capital or reevaluate its operating plans. Because of the shortage of silicon for the foreseeable future, the Company has already identified potential customers that have agreed to test sample product upon its availability. The accompanying financial statements do not include any adjustments that might be necessary in the event that the Company cannot continue as a going concern.

2. Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of certain accounting policies, as described in this note and elsewhere in the accompanying notes to the financial statements.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents — The Company considers all short-term investments purchased with original maturities of three months or less to be cash equivalents.

Fixed Assets — Property and equipment are stated at cost. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets, which range from seven to ten years. Leasehold improvements are depreciated over the lesser of the estimated useful lives of the assets or the remaining lease term. Depreciation starts when the asset is placed into service.

Intangible Assets — Intangible assets subject to amortization primarily include the optical fiber related patents acquired from FiberCore (which may be licensed if not used for manufacturing) and solar related patents pending for the making of silicon and thin-film for solar cells. Patent costs were $1,048,824 and $904,894 at December 31, 2008 and 2007, respectively. These costs are presented net of accumulated amortization of $129,281 and $81,593 at December 31, 2008 and 2007, respectively. The Company amortizes patented technology over its estimated remaining useful life, which is estimated at 13.5 years. The Company recorded amortization expense of $47,688 and $45,325 related to intangible assets with finite lives during

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

2008 and 2007, respectively. In each of the next five years amortization expense is projected to remain consistent with that reported during 2008 and 2007, and except for the capitalization of additional patent related costs, no adjustments were made during fiscal years 2008 and 2007 to intangible assets related to patents other than normal amortization. In April 2008, the Company filed its second thin-film patent application that relates to the use of plasma inside vapor deposition apparatus and method for making a multi-junction silicon-based integrated solar cell/module.

Impairment of Long-Lived Assets — Long-lived assets are evaluated for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company also evaluates the capitalized costs for patents and patent applications filed but not issued for possible impairments. No such impairment losses have been identified to date. The evaluation of capitalized costs for patents and patent applications is based on a subjective cash flow forecast which is subject to change. The cash flow forecast will be assessed each time there are fundamental changes in the underlying potential use of the patents or patent applications in terms of performance, customer acceptance or other factors that may affect such cash flow forecasts.

Revenue Recognition — Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred, and there is reasonable assurance of collection.

Research and Development — Research and development costs are expensed as incurred except for property, plant and equipment related to research and development activity that have an alternative future use. Property, plant and equipment for research and development activity that have an alternative future use are capitalized and the related depreciation is expensed as research and development costs.

Income Taxes — The Company is organized as a limited liability company. As such, it is exempt from federal and state income taxes. Income of the Company is recognized by the members in their respective tax returns. Effective January 1, 2009, the Company was converted to a taxable corporation.

Comprehensive Income (Loss) — The Company had no components of comprehensive income other than net loss in all of the periods presented.

Fair Value of Financial Instruments — SFAS No. 107 Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial instruments. The Company’s financial instruments consist of cash equivalents, accounts payable and accrued expenses. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

Concentration of Credit Risk — Financial instruments that subject the Company to credit risk consist of cash and equivalents on deposit with financial institutions, which may exceed federally insured limits. The Company’s excess cash is invested in a money market account.

New Accounting Pronouncements — In September of 2006, the Financial Accounting Standards Board (“FASB”) issued FAS No. 157, “Fair Value Measurement” (“FAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008, and is not expected to have a material impact on the Company's financial statements.

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of FAS 159 as of January 1, 2008 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's financial statements will be determined in part by the nature and timing of any future acquisition completed.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements (as amended)” (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries within equity, but separate from the parent’s equity. Moreover, FAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. FAS 60 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited. The Company does not anticipate that FAS 160 will have a material effect on its financial statements.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective beginning January 1, 2009. The Company is currently assessing the potential impact that adoption of SFAS No. 161 may have on its financial statements.

In May 2008, the FASB issued FAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). This statement is effective November 15, 2008, which is 60 days following the SEC’S approval of the Public Company Accounting Oversight Board amendments of AU Section 411, The Meaning of Presents Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the impact that FAS 162 will have on its financial statements.

3. Tyco Agreement and Asset Purchase and Settlement Agreement

Between September 2004 and June 2005, the Company negotiated with Tyco International Ltd. (“Tyco”) in order to acquire Tyco’s loan and equity in FiberCore, Inc. In late August 2005, the Company raised approximately $1,100,000 from accredited investors and purchased from Tyco secured claims against FiberCore, Inc. of approximately $8,800,000, $1,500,000 in secured claims against FiberCore USA, Inc. and all

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

3. Tyco Agreement and Asset Purchase and Settlement Agreement  – (continued)

rights, title, and interest in Tyco’s equity interests in FiberCore, Inc. (collectively the “Tyco Claims”). The Tyco Claims included security interests in intellectual property and other assets. Silica paid a total of $670,000 for the Tyco Claims. Of the $670,000, the Company paid $575,000 in cash and assumed Tyco’s obligation to pay $95,000 to the Company’s three executive officers. Of the $95,000, $24,820 remained as a liability of the Company at December 31, 2007 and is included in “Due to managing directors.” This amount was paid during 2008.

In March 2006, the Company and FiberCore’s bankruptcy court-appointed trustee closed on an Asset Purchase and Settlement Agreement (the “Agreement”). Under the Agreement, the Company purchased substantially all of FiberCore’s assets for $1.1 million, which amount was credit bid, thereby reducing the Company’s $8,800,000 loan receivable to the lower of the deficiency claim of $7,700,000 ($8,800,000 less $1,100,000) and $7,500,000. FiberCore is currently in Chapter 7; accordingly, the Company has fully reserved for the $7,500,000 loan. As noted above, the Company had acquired the $8,800,000 loan at a cost of $670,000. The purchase price of that receivable therefore is the net cost exchanged for the acquisition of the FiberCore assets. The allocation of this net purchase price of $670,000 consists of intellectual property of $570,000, an amount due from CommScope, Inc. (“CommScope”) of $75,000, a non-trade account receivable of $14,000, a 7% equity interest in Middle East Fiber Company (MEFC) of $10,000 and various other assets for $1,000. The $75,000 due from CommScope was received by the Company shortly after the closing.

The Company sold its interest in MEFC in December 2007 for net proceeds of $298,000 of which $62,000 was received in 2007 and $235,500 was received in 2008. The $235,500 of proceeds received in January 2008 is included in “Accounts receivable — other” on the balance sheet at December 31, 2007. The purchaser, Mr. Abdulaziz M. Alnamlah, is the same individual who invested $2,000,000 into the Company in September 2008. See Note 5 — Member Interests.

4. Fixed Assets

Fixed assets consisted of the following at December 31:

	2008	2007
Pilot system equipment	$398,694	$291,475
Leasehold improvements	84,555	—
	483,249	291,475
Less accumulated depreciation	14,285	—
Fixed assets, net	$468,964	$291,475

The Company began depreciating the pilot system equipment in October 2008.

5. Member Interests

From inception until December 31, 2008, the Company, as a limited liability company, received a total of $4,155,500 in capital contributions, as follows:

	Amount	% of Ownership
2005	$1,100,000	5.50%
2006	$—	N/A
2007	$557,500	2.79%
2008	$2,498,000 *	12.55%

*	includes $60,000 with respect to the issuance of membership interests for services

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

5. Member Interests  – (continued)

The Company received a $2,000,000 investment in September 2008 pursuant to a subscription agreement dated September 30, 2008. This agreement anticipated the conversion of the Company from a limited liability company to a corporation within 120 days of the investment, which conversion occurred on December 11, 2008, effective January 1, 2009. As part of the conversion, the Company changed its name to US SolarTech, Inc. and, among other terms of the subscription agreement executed between the Company and the investor, $1,000,000 was invested in common stock and the other $1,000,000 was invested in 5% convertible, redeemable Series A Preferred Stock. The preferred stock is convertible into common stock at a price of $1.50 per share entitling the holder to a total of 666,666 shares. In addition, the investor received 300,000 warrants to purchase shares of the Company’s common stock, with an exercise price of $1.50 per share, and expiring September 30, 2011.

Effective January 1, 2009, the Company’s equity will be presented as follows:

Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 666,666 shares issued and outstanding	$1,000,000
Stockholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized; 12,666,666 shares issued and outstanding	$1,267
Additional paid in capital	3,154,233
Deficit accumulated during development stage	(2,572,357)
Total stockholders’ equity	$583,143

The Company has the right, but not the obligation, to redeem the Series A Preferred Stock at any time on or after March 30, 2009 through September 30, 2010 by paying to the holders of the Series A Preferred Stock the value of such stock plus a 30% annualized premium calculated in accordance with this provision or 2.5% per month. To so redeem, the Company would pay an amount equal to the sum of: (i) the aggregate conversion price of the Series A Preferred Stock being redeemed, plus (ii) a premium equal to the product of (x) the number of completed months elapsed between the Issue Date and (y) the product of the aggregate conversion price of the Series A Preferred Stock being redeemed at 2.5%.

In the event the Company so redeems, the Company is required to provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date (the “Redemption Notice”). Upon receipt of the Redemption Notice, Holders of the Series A Preferred Stock may, within 15 calendar days of receipt of a Redemption Notice, elect to convert their Shares of Series A Preferred Stock into Common Stock.

Notwithstanding the Company’s right to redeem the Series A Preferred Stock, the Company shall be obligated to redeem at the end of the two year redemption period the then amount of outstanding Series A Preferred Stock.

In the event that the equity of the Company is publicly traded and the Company’s market capital based on a previous 30 day weighted average closing price is greater than USD $30 million, each share of Series A Preferred Stock shall automatically convert into shares of common stock. “Publicly Traded” means that the securities of the Company have been registered under the Exchange Act and are validly trading on the Pink Sheets, OTC Bulletin Board, NASDAQ Capital Market, NASDAQ National Market, New York Stock Exchange, American Stock Exchange or another recognized U.S. national market.

In the event that (i) the Company is publicly traded, and (ii) the Company’s market capital based on a previous 30 day weighted average price is at least USD $20 million, the holder of the Series A Preferred Stock (the “Series A Holder”) shall have the right to convert such shares into common stock on the first

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

5. Member Interests  – (continued)

business day of each calendar quarter, provided, that the aggregate conversion price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional increments equal to at least $200,000.

In connection with the Company’s plans to be publicly traded, the Company converted from a Connecticut limited liability company to a Delaware corporation and changed its name to US SolarTech, Inc. effective January 1, 2009.

In connection with the conversion, the Company issued to the investor warrants to purchase 45,000 shares of the Company’s common stock with an exercise price of $1.75 per share, expiring January 1, 2012.

The holder of the Series A preferred stock shall be entitled to elect one director to the Company’s Board of Directors, provided that such right shall expire at such time when the holder’s equity interest in the Company represents less than 5% of the Company’s equity on a fully diluted basis.

In connection with the conversion, the terms of the Operating Agreement, and the Company’s desire to file an S-1 resale registration statement, members that invested $2,137,500, excluding the $2,000,000 September 2008 investment, executed a Waiver and Consent in connection with the conversion and the filing. Pursuant to the Waiver and Consent, members received 1,425,000 shares of the Company’s common stock, and warrants to purchase a pro rata portion of 385,625 shares of the common stock, with an exercise price of $1.50 per share, and the right to receive $418,250 as set forth below.

The Company will pay the $418,250 to such members, pro-rata, in accordance with the terms of their respective Subscription Agreements, as follows:

$275,000	Upon receipt by the Company of the next $6 million of equity investment, estimated by June 2009.

$113,250	At such time as the first 3 silicon producing systems are operational and producing commercially saleable product, estimated by October 2009.

$30,000	At such time as the first 9 silicon producing systems are operational and producing commercially saleable product, estimated by February 2010.

Pro-forma earnings (loss) per share

The following presents earnings (loss) per share as if the Company had been a corporation since its inception. Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock and the dilutive potential common stock equivalents then outstanding. Potential common stock equivalents consist of warrants and convertible preferred stock. Since the Company has a net loss for all periods presented, the inclusion of convertible preferred stock and warrants in the computation would be anti-dilutive. Accordingly, basic and diluted net loss per share are the same for the years ended December 31, 2008 and 2007 and cumulative for the period from inception to December 31, 2008.

	2008	2007	Cumulative
Net loss as presented	$(1,122,654)	$(409,251)	$(2,572,357)
Proforma shares used in computing basic and fully diluted loss per share	12,105,990	11,684,050	11,424,369
Proforma loss per share	$(0.09)	$(0.04)	$(0.23)

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

6. Related Party Transactions

As of December 31, 2008, the Company was managed by the three managing directors of Silica Tech Holdings, LLC (“Holdings”), a company formed in September 2004. Holdings was the majority owner of the Company, owning approximately 79% of the Company as of December 31, 2008.

In December 2006, two of three managing directors agreed to lend the Company up to a total of $50,000 in exchange for a 10% secured promissory note, payable on demand; however, only $40,000 was advanced. Of the $40,000, $25,000 was advanced in December 2006 and $15,000 in January 2007. These loans and $4,000 of accrued interest are included in notes payable to managing directors on the Company’s balance sheets at December 31, 2007 and were repaid together with additional accrued interest in December 2008.

Under the terms of the Company’s operating agreement then in effect, Holdings was entitled to $300,000 in annual management fees, 10% of operating income and a 10% placement fee. However, Holdings waived its right to such placement fee. In addition, the managing directors are entitled to expense reimbursement, including reimbursement for personal health insurance premiums. Included in Due to Managing Directors on the balance sheet at December 31, 2008 are amounts due to Holdings totaling approximately $1,192,000, including management fees of $986,000, $56,000 in insurance premiums, and $150,000 in expenses.

In connection with the Company’s conversion to a Delaware corporation and its seeking to have its stock publicly traded, the Company plans to re-structure the compensation arrangement by increasing the $300,000 base fee, reducing the 10% incentive fee and issuing restricted stock to the three managing directors. Holdings has elected to waive the 10% placement fee otherwise payable to Holdings and assignable to the executive officers, and, accordingly, the $415,550 fee for the raising of $4,155,500 is not included in the Company’s financial statements at December 31, 2008.

7. Commitments

The Company has a month-to-month lease for its pilot facility, which provides for a right of first refusal to purchase the facility, and a sublease for its corporate office which expires in October 2009. Rent expense was $48,000 and $8,000 in 2008 and 2007, respectively.

8. Litigation

On February 17, 2006, the Company filed a declaratory-judgment action against J-Fiber GmbH, (“J-Fiber”), in the United States District Court for the District of Massachusetts. The action is captioned Silica Tech, L.L.C. v. J-Fiber, GmbH, 06-CV-10293 (D. Mass.). The action seeks to establish that the Company owns free and clear of any claims of J-Fiber, all right, title and interest in and to patents and patent applications (together, “Patent Assets”) of FiberCore, Inc. (“FiberCore”). The Company acquired the Patent Assets in FiberCore’s bankruptcy proceedings. J-Fiber is the successor-in-interest of FiberCore’s former subsidiary, FiberCore Jena AG (“FC Jena”).

The Company’s acquisition of the Patent Assets from FiberCore was approved by a February 3, 2006 order of the United States Bankruptcy Court for the District of Massachusetts In re: FiberCore, Inc., No. 03-46551 (the “Bankruptcy Court Order”). The Bankruptcy Court Order permitted the sale to the Company subject to certain “Surviving Claims” retained by J-Fiber. According to the Bankruptcy Court Order, the Surviving Claims were limited to in rem claims against the Patent Assets and “shall not in any manner constitute claims against [the Company]” (emphasis added).

On August 28, 2006, J-Fiber filed an Amended Answer, Counterclaim, and Jury Demand claiming that it is the rightful owner of the Patent Assets. On September 25, 2006, the Company filed its answer to J-Fiber’s Counterclaim. Discovery commenced in the summer of 2007. On July 2, 2007, the court ordered J-Fiber to file a statement concerning its contention that German law applies to the case, and gave the Company an opportunity to respond. J-Fiber filed its statement on July 25, 2007, largely relying on a Preliminary Statement Regarding

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

8. Litigation  – (continued)

Applicable Principles of German and European Union Law, which it had filed on March 23, 2007. The Company filed its response on September 17, 2007 (followed by a corrected copy on October 2, 2007), arguing that Massachusetts law should govern the case and that German law is inapplicable. On November 9, 2007, the court referred the case to Magistrate Judge Marianne B. Bowler for determination of the applicability of German law.

On December 31, 2007, the Company filed a motion for judgment on the pleadings seeking dismissal of J-Fiber’s counterclaims pursuant to Federal Rule of Civil Procedure 12(c) (the “12(c) Motion”). The Company argued that none of the counterclaims qualifies as a “Surviving Claim” permitted by the Bankruptcy Court Order and that each counterclaim fails as a matter of law on independent grounds.

On January 4, 2008, the Company filed a stay motion requesting, among other things, that the court stay depositions, and its determination of the applicability of German law, pending disposition of the 12(c) Motion. On January 8 and 9, 2008, the court referred the stay motion and case management to Magistrate Judge Bowler. On January 10, 2008, J-Fiber filed its opposition to the Company’s stay motion. At a conference on January 15, 2008, Magistrate Judge Bowler granted the Company’s request to stay depositions pending resolution of the 12(c) Motion, but denied the request to stay the determination of the applicability of German law.

On January 16, 2008, the court referred the 12(c) Motion to Magistrate Judge Bowler. On February 16, 2008, J-Fiber filed its opposition to the 12(c) Motion. On April 1, 2008, Magistrate Judge Bowler heard argument on the 12(c) Motion, but not on the applicability of German law. During the hearing, J-Fiber’s counsel clarified that J-Fiber’s counterclaims are in rem claims against the Patent Assets and are not damages claims against the Company. At the end of hearing, Judge Bowler took the motion under advisement. The motion remains pending.

This action is at an early stage, as discovery has not been completed and depositions have not been taken, and management and the Company’s legal counsel cannot predict its outcome. Management intends to vigorously prosecute the case against J-Fiber and defend against J- Fiber’s counterclaims. In the event that the Company does not prevail, management believes that pursuant to the Agreement between the Company and FiberCore’s Trustee, the Company would retain a $7,500,000 claim against J-Fiber secured by the Patent Assets.

On January 20, 2009, the Company filed a complaint against J-Fiber in the United States District Court for the Southern District of New York asserting claims in excess of 2,000,000 Euros for breach of contract with respect to a license agreement that the Company acquired as part of the Asset Purchase and Settlement Agreement, along with two tort claims for the misappropriation of trade secrets and unjust enrichment.

Litigation Against the Company’s Executive Officers

In or about March 2004, FC Jena filed for receivership in Germany. Approximately two months later, J-Fiber, which is controlled and managed by parties who were employed by and associated with FC Jena, GmbH acquired the assets of FC Jena. In December 2005, J-Fiber filed an action in Gera, Germany, reference number 1HKO 296/05 against Messrs. Aslami and DeLuca, two of Silica Tech Holdings’ managing members, with respect to a multi-party transaction among a subsidiary of Tyco International, Ltd, FiberCore, FC Jena, and Xtal Fibras Opticas S.A. Brazil, a company 90% owned by FiberCore. As part of the transaction, Tyco loaned $1,500,000 to a wholly-owned subsidiary of FiberCore, collateralized by a secured lien on $3,000,000 of newly purchased specialized equipment used in the making of preforms, the raw material for making optical fiber. Title to the equipment was transferred to the subsidiary from Xtal in consideration of Xtal being discharged from certain obligations both to FiberCore as well as to FC Jena. FC Jena received a 16% interest in the subsidiary as well as other consideration.

J-Fiber claims that defendants Aslami and DeLuca, who served as members of FCJ’s supervisory and executive boards, respectively, breached their fiduciary duties to FC Jena in the transaction, in that the equipment had no value and, accordingly, the 16% interest that FC Jena received did not have any value; FiberCore held the remaining 84%.

SILICA TECH, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

8. Litigation  – (continued)

Defendants Aslami and DeLuca filed a brief challenging the claim and submitted supporting documentation as to the then $3,000,000 valuation, a Bill of Sale, as well as FC Jena’s valid approval for the transaction.

In December 2006, J-Fiber filed a second suit in Gera, Germany, reference number 1HKO-242/06, claiming that in 2001, Messrs. Aslami, DeLuca, and Phillips, through the use of service, sales and other agreements, improperly transferred funds from FCJ to FiberCore, Inc. for services J-Fiber claims were never rendered to FC Jena.

Defendants Aslami, DeLuca, and Phillips filed several briefs challenging the claim and submitted supporting documentation, including a Management Report from FC Jena’s auditors, Deloitte & Touche, confirming FiberCore’s rendering of the services in question.

On November 12, 2007, a court hearing was held in Gera, Germany for both cases. The defendants, including Mr. Phillips, who was added as a defendant, presented their supporting documentation and responded to numerous questions from the judge. Mr. Phillips served as a director, Chief Financial Officer (July 2000 to July 2001) and a consultant to FiberCore and as a member of FC Jena’s supervisory board. The judge provided a summary of the proceedings and allowed both parties to submit follow-up briefs. The judge also informed both parties that a new judge would be assigned to both cases, as she would be taking a personal leave.

At the hearing, J-Fiber served upon Messrs. Aslami, DeLuca and Phillips an amended complaint in case 1HKO-250/06 that extended J-Fiber’s claims to cover years 2002 and 2003, in addition to 2001.

In April 2007, a new judge was assigned and called for a second hearing for both cases to be held in Germany on September 7, 2008.

At the September 7, 2008 hearing, the judge stated for the 296/05 case that he was going to solicit an independent equipment valuation in order to determine the value of the specialized equipment at the time of the transaction. In the 295/06 case, the court indicated its inclination to dismiss the case, but agreed to allow J-Fiber to introduce an additional witness, the Deloitte & Touche audit partner, at a future hearing. A new hearing date has not been set.

To date, the executives have only sought and received from the Company reimbursement for their trips to Germany for the two hearings. The executives and their German law counsel intend to vigorously defend against the claims against them and believe that the claims are without merit.

The Company believes that the lawsuits were brought against the executives on account of their current executive positions with the Company and as leverage against the Company in the POVD patent litigation and other pending actions against J-Fiber, as confirmed by the testimony of J-Fiber’s own counsel during the first hearing. Accordingly, the executives would be entitled to indemnification from the Company with respect to legal fees and liability, if any, arising from the German lawsuits pursuant to the Company’s existing indemnification obligations.

9. Subsequent Events

In March 2009, the Company filed an S-1 registration statement with the SEC in order to register 14,018,956 shares of $.0001 par value common stock comprised of: 12,666,666 shares of common stock held by stockholders, 666,666 shares of common stock issuable upon the conversion of Series A Preferred Stock, par value $.0001, issued to the $2,000,000 investor and 685,624 shares of common stock issuable upon the exercise of warrants to purchase common stock held by certain stockholders. See Note 5 — Member Interests.

This prospectus is part of a registration statement we filed with the SEC. You should rely on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling security holders described in this prospectus are not making an offer in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

6,932,123 Shares

US SolarTech, Inc.

Common Stock

PROSPECTUS

US SolarTech, Inc.
199 Main Street Suite 706
White Plains, New York 10601
(914) 287-2423

October      , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

In May 2008 we paid $12,000 to Philip Yu constituting 6% of a $200,000 investment in us by Wang Hong. Both Messrs. Hong and Yu reside outside of the United States and the transaction took place outside of the United States.

Item 14. Indemnification of Directors and Officers.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

At the present time, except as disclosed above in “Litigation,” there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. Except as disclosed above in “Litigation,” we are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. See “Litigation.” Notwithstanding the bylaws, each executive officer and director will enter into a separate indemnification agreement with us.

Item 15. Recent Sales and Issuances of Unregistered Securities.

We engaged in the following unregistered sales of securities during the past three years:

•
On January 1, 2009, in connection with our conversion from Silica Tech, LLC, a Connecticut limited liability company into US SolarTech, Inc., a Delaware corporation we issued to members of Silica Tech, LLC a total of 12,666,666 shares of common stock of US SolarTech, Inc.; and warrants to purchase up to 685,624 shares of our common stock, in each case, distributed pro rata.

•
On March 5, 2007, we sold a membership interest in Silica Tech, LLC to Jacob and Susan Alpert for proceeds of $100,000. Such membership interest was converted into 66,667 shares of our common stock as of January 1, 2009. Jacob and Susan Alpert also received warrants to purchase 17,329 shares of our common stock in connection with the conversion, and 11,805 shares of common stock, as of June 30, 2009, pursuant to their conversion of their right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock. The resale of shares of common stock issuable upon the warrant conversion and the shares issued on June 30, 2009 is not being registered hereunder.

•
On March 25, 2007, we sold a membership interest in Silica Tech, LLC to David M. Peeples, MD Trust of David M. Peeples MD U/A, dated November 4, 1993 for proceeds of $100,000. Such membership interest was converted into 66,667 shares of our common stock as of January 1, 2009. The trust also received warrants to purchase 17,329 shares of our common stock in connection with the conversion, and 8,333 shares of common stock, as of June 30, 2009, pursuant to its conversion of its right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock. The resale of shares of common stock issuable upon the warrant conversion and the shares issued on June 30, 2009 is not being registered hereunder.

•
On March 25, 2007, we sold a membership interest in Silica Tech, LLC to Daniel Phillips Legacy Trust, dated March 1, 1991, for proceeds of $500,000 and the conversion of $7,500 of accrued interest into equity, for a total of $507,500. Of that amount, $300,000 was received in 2007 ($100,000 of which was a nine month loan that was converted into equity), $200,000 in January 2008 and $7,500 of interest was converted in 2007. Such membership interest converted into 338,333 shares of our common stock as of January 1, 2009. The trust also received warrants to purchase 135,149 shares of our common stock in connection with the conversion, and 77,015 shares of common stock, as of June 30, 2009, pursuant to its conversion of its right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock. The resale of shares of common stock issuable upon the warrant conversion and the shares issued on June 30, 2009 is not being registered hereunder.

•
On March 28, 2007, we sold a membership interest in Silica Tech, LLC to Frank Megargel for proceeds of $50,000. Such membership interest was converted into 33,333 shares of our common stock as of January 1, 2009. Frank Megargel also received warrants to purchase 8,665 shares of our common stock in connection with the conversion, and 4,167 shares of common stock, as of June 30, 2009, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock. The resale of shares of common stock issuable upon the warrant conversion and the shares issued on June 30, 2009 is not being registered hereunder.

•
On March 6, 2008, we sold a membership interest in Silica Tech, LLC to Wang Hong for proceeds of $200,000. Such membership interest was converted into 133,333 shares of our common stock as of January 1, 2009. Wang Hong also received warrants to purchase 34,658 shares of our common stock in connection with the conversion, and 16,667 shares of common stock, as of June 30, 2009, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock. The resale of shares of common stock issuable upon the warrant conversion and the shares issued on June 30, 2009 is not being registered hereunder.

•
On May 9, 2008 we granted a membership interest in Silica Tech, LLC to Robert Lajoie in connection with his signing an offer letter from us. Such membership interest was converted into 10,000 shares of our common stock as of January 1, 2009. Robert Lajoie also received warrants to purchase 2,250 shares of our common stock in connection with the conversion. The resale of shares of common stock issuable upon the warrant conversion is not being registered hereunder.

•
On May 30, 2008 we sold a membership interest in Silica Tech, LLC to James Frenzel for proceeds of $50,000. Such membership interest was converted into 33,333 shares of our common stock as of January 1, 2009. James Frenzel also received warrants to purchase 7,500 shares of our common stock in connection with the conversion. The resale of shares of common stock issuable upon the warrant conversion is not being registered hereunder.

•
On June 30, 2008 we granted a membership interest in Silica Tech, LLC to Outside Counsel Solutions, Inc. in exchange for the providing of services. Such membership interest was converted into 10,000 shares of our common stock as of January 1, 2009. Outside Counsel Solutions also received warrants to purchase 2,250 shares of our common stock in connection with the conversion. The resale of shares of common stock issuable upon the warrant conversion is not being registered hereunder.

•
On September 30, 2008, we sold a membership interest in Silica Tech, LLC to Abdulaziz M. Alnamlah for total proceeds of $2,000,000. Specifically, pursuant to the terms and conditions of the investment, such membership interest was converted into 666,667 shares of our common stock and 666,666 of shares our Series A Preferred Stock as of January 1, 2009. Abdulaziz M. Alnamlah also received warrants to purchase 300,000 shares of our common stock in connection with the conversion.

•
On October 21, 2008, we granted a membership interest in Silica Tech, LLC to Dau Wu, in exchange for the providing of services. Such membership interest was converted into 20,000 shares of our common stock as of January 1, 2009. There were no warrants given.

•
On May 15, 2009, we issued 6,500 shares of common stock, the resale of which shares are not being registered hereunder, to John Ronnquist, our controller, in exchange for payment of $13,000 in services rendered.

•
On June 30, 2009, we issued option to Richard Rozzi in connection with a Financial Services Agreement, dated May 15, 2009. The options are exercisable at $2.00 per share and expire in three (3) years. The resale of shares of common stock issuable upon exercise of the option is not being registered hereunder.

•
On June 30, 2009, as part of our compensation package to outside directors, we issued 10,000 shares of common stock and 10,000, three (3) options, exercisable a $2.00, to Vinod K. Sareen, our outside director. The resale of the common stock and common stock issuable upon exercise of the options is not being registered hereunder.

•
On June 30, 2009, we issued 13,889 shares of common stock, which shares are not being registered hereunder, to Hedayat Amin-Arsala pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 10,417 shares of our common stock, which shares are not being registered hereunder, to Gene Langan, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 13,889 shares of our common stock, which shares are not included in this offering, to Rita Quaderer, pursuant to her conversion of her right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 6,944 shares of common stock, which shares are not being registered hereunder, to Abdul Rahim Wardak, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 3,472 shares of common stock, which shares are not being registered hereunder, to Homa Rastgooy, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 6,944 shares of common stock, which shares are not being registered hereunder, to Donald Ritter, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 3,472 shares of common stock, which shares are not being registered hereunder, to Farid Siddig, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 5,555 shares of common stock, which shares are not being registered hereunder, to Zaid Siddig, pursuant to his conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 13,889 shares of common stock, which shares are not being registered hereunder, to First Regional Bank Custodian F/B/O James Stanko IRA, pursuant to its conversion of its right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 13,889 shares of common stock, which shares are not being registered hereunder, to Temkin Investment LP pursuant to its conversion of his right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

•
On June 30, 2009, we issued 8,333 shares of common stock, which shares are not being registered hereunder, to Helen Wang, pursuant to her conversion of her right to receive a contingent cash payment upon the occurrence of certain of events into shares of our common stock.

▪	On September 30, 2009, we sold 250,000 in principal amount of subordinated 7.5% convertible notes due to September 30, 2011 to Daniel Phillips Legacy Trust 1, dated March 1, 1991.

▪	On September 30, 2009, we sold 250,000 in principal amount of subordinated 7.5% convertible notes due to September 30, 2011 to Abdulaziz M. Alnamlah.

▪	On September 30, 2009, we sold $25,000 of subordinated 7.5% convertible notes due to September 30, 2011 to Jacob and Susan Alpert.

The sales and issuances of securities in the transactions described above were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated there under or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through their relationship with the company, to information about us.

We engaged in no underwritten offerings in connection with any of the transactions set forth in Item herein or any other offering during the past three years.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1**	Certificate of Incorporation of US SolarTech, Inc.
3.2**	Bylaws of US SolarTech, Inc.
3.3**	Operating Agreement of Silica Tech, LLC, dated August 25, 2005.
4.1**	Subscription Agreement, dated September 30, 2008 entered into between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.2**	Letter Agreement, dated September 30, 2008 between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.3**	Form of Consent and Waiver Executed by Members of Silica Tech, LLC
4.4**	Form of Consent and Conversion Executed by Shareholders of US SolarTech, Inc.
4.5**	Form of Company Warrant issued in connection with Consent and Waiver.
4.6**	Form of Warrant issued to Abdulaziz Alnamlah.
4.7**	Form of Option issued to Richard Rozzi.
4.8**	Letter Agreement between the Company and Mohd Aslami regarding Conversion of Unpaid Compensation and Unreimbursed Expenses, dated June 15, 2009.
4.9**	Letter Agreement between the Company and Charles DeLuca regarding Conversion of Unpaid Compensation and Unreimbursed Expenses, dated June 15, 2009.
4.10**	Letter Agreement between the Company and Steven Phillips regarding Conversion of Unpaid Compensation and Unreimbursed Expenses, dated June 15, 2009.
4.11**	Letter Agreement between the Company and Abdulaziz M. Alnamlah regarding Conversion of Preferred Stock, dated June 15, 2009.
4.12	Form of 7.5% Convertible Subordinated Note.
4.13	Form of Warrant issued in connection With Convertible Subordinated Notes.
5.1*	Legality Opinion of Daniel E. Baron, Esq.
10.1**	Stock Purchase Agreement, between Silica Tech, LLC and Abdulaziz Alnamlah, dated October 21, 2007.
10.2* **
Asset Purchase Agreement and Settlement Agreement, between Silica Tech, LLC and Steve Weiss, in his capacity as Chapter 7 Trustee for the estate of FiberCore, Inc. pursuant to the Order of the United States Bankruptcy Court, District of Massachusetts, dated February 3, 2006.

10.3**	Lease Agreement, dated February 15, 2008.
10.4**	Employment Agreement between the Company and Mohd Aslami, dated January 1, 2009.
10.5**	Employment Agreement between the Company and Charles DeLuca, dated January 1, 2009.
10.6**	Employment Agreement between the Company and Steven Phillips, dated January 1, 2009.
10.7**	Employment Agreement between the Company and John Ronnquist, dated May 15, 2009.
10.8**	Employment Agreement between the Company and Dr. Chaun Li, dated May 19, 2009.
10.9**	Employment Agreement between the Silica Tech, LLC and Peter Hansen, dated November 24, 2008.
10.10**	Consulting Agreement between the Company and Dr. Dan Wu, dated June 30, 2009.
10.11**	Consulting Agreement between the Company and Richard Rozzi, dated May 15, 2009.
10.12	Form of Securities Purchase Agreement.
10.13	Letter Agreement between the Company and Abdulaziz Alnamlah, dated as of September 30, 2009, regarding the Company’s Convertible Subordinated Notes.
10.14	Letter Agreement Extending Executive Payable.
23.1*	Consent of Daniel E. Baron, Esq.
23.2	Consent of Stowe & Degon LLC

*	to be provided by amendment.

**	previously filed with Pre-Effective Amendment No. 2 on August 10, 2009.

***	previously filed with Pre-Effective Amendment No. 3 on September 10, 2009.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on October 13 , 2009.

US SOLARTECH, INC.

By:	/s/ Mohd Aslami
Name: Mohd Aslami
Title: Chief Executive Officer, President and Chief Technology Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mohd Aslami Mohd Aslami	Director, CEO, President, and CTO	October 13 , 2009
/s/ Charles DeLuca Charles DeLuca	Director, Executive Vice President, Business Development	October 13 , 2009
/s/ Steven Phillips Steven Phillips	Director, Executive Vice President, Chief Financial Officer	October 13 , 2009
/s/ Vinod K. Sareen Vinod K. Sareen	Director	October 13 , 2009
/s/ John Ronnquist John Ronnquist	Controller	October 13, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1**	Certificate of Incorporation of US SolarTech, Inc.
3.2**	Bylaws of US SolarTech, Inc.
3.3**	Operating Agreement of Silica Tech, LLC, dated August 25, 2005.
4.1**	Subscription Agreement, dated September 30, 2008 entered into between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.2**	Letter Agreement, dated September 30, 2008 between Silica Tech, LLC and Abdulaziz M. Alnamlah.
4.3**	Form of Consent and Waiver Executed by Members of Silica Tech, LLC
4.4**	Form of Consent and Conversion Executed by Shareholders of US SolarTech, Inc.
4.5**	Form of Company Warrant issued in connection with Consent and Waiver.
4.6**	Form of Warrant issued to Abdulaziz Alnamlah.
4.7**	Form of Option issued to Richard Rozzi.
4.8**	Letter Agreement between the Company and Mohd Aslami regarding Conversion of Unpaid Compensation and Unreimbursed Expenses, dated June 15, 2009.
4.9**	Letter Agreement between the Company and Charles DeLuca regarding Conversion of Unpaid Compensation and Unreimbursed Expenses, dated June 15, 2009.
4.10**	Letter Agreement between the Company and Steven Phillips regarding Conversion of Unpaid Compensation and Unreimbursed Expenses, dated June 15, 2009.
4.11**	Letter Agreement between the Company and Abdulaziz M. Alnamlah regarding Conversion of Preferred Stock, dated June 15, 2009.
4.12	Form of 7.5% Convertible Subordinated Note.
4.13	Form of Warrant issued in connection With Convertible Subordinated Notes.
5.1*	Legality Opinion of Daniel E. Baron, Esq.
10.1**	Stock Purchase Agreement, between Silica Tech, LLC and Abdulaziz Alnamlah, dated October 21, 2007.
10.2* **
Asset Purchase Agreement and Settlement Agreement, between Silica Tech, LLC and Steve Weiss, in his capacity as Chapter 7 Trustee for the estate of FiberCore, Inc. pursuant to the Order of the United States Bankruptcy Court, District of Massachusetts, dated February 3, 2006.

10.3**	Lease Agreement, dated February 15, 2008.
10.4**	Employment Agreement between the Company and Mohd Aslami, dated January 1, 2009.
10.5**	Employment Agreement between the Company and Charles DeLuca, dated January 1, 2009.
10.6**	Employment Agreement between the Company and Steven Phillips, dated January 1, 2009.
10.7**	Employment Agreement between the Company and John Ronnquist, dated May 15, 2009.
10.8**	Employment Agreement between the Company and Dr. Chaun Li, dated May 19, 2009.
10.9**	Employment Agreement between the Silica Tech, LLC and Peter Hansen, dated November 24, 2008.
10.10**	Consulting Agreement between the Company and Dr. Dan Wu, dated June 30, 2009.
10.11**	Consulting Agreement between the Company and Richard Rozzi, dated May 15, 2009.
10.12	Form of Securities Purchase Agreement.
10.13	Letter Agreement between the Company and Abdulaziz Alnamlah, dated as of September 30, 2009, regarding the Company’s Convertible Subordinated Notes.
10.14	Letter Agreement Extending Executive Payable.
23.1*	Consent of Daniel E. Baron, Esq.
23.2	Consent of Stowe & Degon LLC

*	to be provided by amendment.

**	previously filed with Pre-Effective Amendment No. 2 on August 10, 2009.

***	previously filed with Pre-Effective Amendment No. 3 on September 10, 2009.